Exhibit 10.2

Execution Version

NEITHER THIS DEBT INSTRUMENT NOR THE NOTES ISSUED IN CONNECTION HEREWITH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED BELOW), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUERS (AS DEFINED BELOW) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREASURY REGULATIONS SECTION 1.1275-3: THIS DEBT INSTRUMENT IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. HOLDERS MAY OBTAIN INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS DEBT INSTRUMENT BY SUBMITTING A WRITTEN REQUEST TO THE ISSUERS, AT THE ADDRESS LISTED IN SCHEDULE 11.03.

NOTE PURCHASE AGREEMENT

dated as of September 23, 2026

by and among

CLOVER FINANCE TRUST,

as an Issuer,

and

CLOVER FINANCE LLC,

as an Issuer,

the various Purchasers from time to time party hereto,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as the Agent

(continued)

(continued)

(continued)

Exhibits

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E-1 Exhibit E-2 Exhibit F Exhibit G Exhibit H

Form of Note

Form of Waterfall Report Certificate

Form of Instruction Letter

Form of Closing Date Certificate

Form of Solvency Certificate

Form of SAP Declaration

Purchaser Call Agenda Items

Form of Subordinated Intercompany Note

Form of Payment Instruction

Schedules

Schedule I Schedule II Schedule 2.01 Schedule 4 Schedule 6.01 Schedule 6.14 Schedule 6.15 Schedule 6.19 Schedule 6.27 Schedule 6.30 Schedule 7.18 Schedule 8.17 Schedule 11.03

Financing Reorganization

Licensed Compound

Allocated Share

Collection Account

Patents and Trademarks

Licensed Products

Product Patents

Principal Place of Business; Chief Executive Office

Covered Agreements

License Agreements

Post-Closing Obligations

Transactions with Affiliates

Notice Addresses

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) dated as of September 23, 2026, is entered into by and among Clover Finance Trust, a Delaware statutory trust (the “DST Issuer”), and Clover Finance LLC, a Delaware limited liability company (the “Trustee Co-Issuer” and together with the DST Issuer, collectively, the “Issuers” and each an “Issuer”), the Purchasers (as defined below) from time to time party hereto and U.S. Bank Trust Company, National Association, as administrative agent, collateral agent and security trustee for the Purchasers (in such capacities, the “Agent”). Capitalized terms used herein are defined in Article I below.

RECITALS

WHEREAS, pursuant to the Contribution, Purchase and Sale Agreement, DST Issuer desires to purchase the Transferred Assets;

WHEREAS, Issuers have requested that the Purchasers purchase senior secured notes in an aggregate initial principal amount of up to three-hundred and fifty million Dollars ($350,000,000.00);

WHEREAS, DST Issuer intends to use the proceeds of the sale of the Notes to purchase all or a portion of the Transferred Assets from the Seller pursuant to the Contribution, Purchase and Sale Agreement, to pay fees and expenses, and to pay amounts owing to the Agent and the Purchasers on or around the Closing Date;

WHEREAS, the Note Parties have agreed to secure the Obligations by granting to the Agent, for the benefit of the Secured Parties, a first priority Lien on the Collateral; and

WHEREAS, in connection with the Transactions, the Guarantors have agreed to unconditionally guarantee the Obligations of the Issuers, and the Bad Acts Guarantors have agreed to provide the limited guaranties and other credit support set forth in the Bad Acts Guaranty; and

WHEREAS, the Purchasers are willing to purchase the Notes from the Issuers upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by the Parties as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. As used herein:

“Account Bank” means U.S. Bank National Association, or such other bank or financial institution approved by the Agent.

“Account Debtor” means any Person that is obligated to make payments to the DST Issuer under the Collaboration Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of June 28, 2026 (together with the schedules and exhibits thereto and all of the other documents, exhibits and pre-closing and closing steps contemplated thereby) by and between Parent, Merger Sub 1 and TBPH.

“Adjusted Operating Profit (Loss)” means, for any Collection Period, the sum of (i) 35% of Operating Profit (Loss) payable to the DST Issuer (as assignee of TBIL) pursuant to Section 1.03 of Exhibit F to the Collaboration Agreement plus (ii) Non-Deductible Shared Expenses, in each case, for such applicable Collection Period.

“Affected Financial Institution” means (i) any EEA Financial Institution or (ii) any UK Financial Institution.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person; provided that with respect to OCM IP Healthcare Portfolio LP (or any Affiliate thereof), an Affiliate shall include any person in respect of which OMERS Administration Corporation, as administrator of the OMERS primary pension plan and trustee of the pension funds thereunder, holds, directly or indirectly, more than 50% of the Equity Interests of such Person. For purposes of this definition, “control” (including the correlative meanings “controlled by” and “under common control with”) means (i) in the case of corporate entities, direct or indirect ownership of more than ten percent (10%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than ten percent (10%) of the Equity Interests in such non-corporate entities. Unless otherwise stated, any usage of “Affiliate” herein means an Affiliate of the Issuers.

“Agent” has the meaning set forth in the preamble hereto.

“Agent Fees” means any annual agency fees payable to the Agent under a Closing Date Fee Letter or any other fee letter (or similar agreement) entered into after the Closing Date with any Person serving as Successor Agent hereunder pursuant to Section 12.08.

“Aggregate Amounts Due” has the meaning set forth in Section 3.08.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Currency” has the meaning set forth in Section 11.23.

“Allocated Share” means, (i) on the Closing Date, immediately prior to the Notes Issuance, the percentage set forth opposite such Purchaser’s name on Schedule 2.01 and (ii) at any time of determination thereafter, with respect to any Purchaser, a percentage equal to a fraction the numerator of which is the aggregate outstanding Principal Amount owing to such Purchaser and the denominator of which is the aggregate outstanding Principal Amount owing to all Purchasers, as such percentage may be adjusted by assignments as permitted hereunder.

“Ancillary IP Rights” means, with respect to any Copyrights, Patents, Trademarks or other Intellectual Property (a) all income, royalties, damages and payments now or hereafter due or payable under any of the foregoing, including damages or payments for past, present or future infringements of any of the foregoing; (b) the right to sue for past, present and future infringements of any of the foregoing; and (c) all rights and privileges corresponding to any of the foregoing throughout the world.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and the U.K. Bribery Act of 2010 and any other Law, rule or regulation of any jurisdiction applicable to the Parent and its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Terrorism and AML Laws” means any Laws relating to terrorism or money laundering, including (i) the Money Laundering Control Act of 1986 (e.g., 18 U.S.C. §§ 1956 and 1957), (ii) the Patriot Act and the Bank Secrecy Act of 1970 (e.g., 31 U.S.C. §§ 5311 – 5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), including as amended by the Patriot Act, and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), (iii) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) the laws, regulations and orders administered by the UK Office of Financial Sanctions Implementation, (vi) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B) or (vii) any similar laws enacted in the United States, the United Kingdom, European Union, Canada or any other jurisdictions in which the parties to this Agreement operate, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war.

“Applicable Rate” means, (i) with respect to the Protective Advance Amounts, 11.25% per annum and (ii) with respect to the Principal Amount (other than Protective Advance Amounts) and all other cases, 8.25% per annum (the “Base Rate”).

“Assignee” means any other Person to which a Purchaser has assigned or is assigning its rights and obligations hereunder, whether in whole or in part.

“Attorneys’ Fees” means and includes any and all reasonable and documented attorneys’ fees that are incurred by the Agent or any other Secured Party incident to, arising out of, or in any way in connection with the Agent’s or other Secured Party’s interests in, or defense of, any action, claim, proceeding or the Agent’s or other Secured Party’s enforcement of its rights and interests with respect to any Collateral or under any Note or any other Transaction Document, which shall include all reasonable and documented attorneys’ fees incurred by the Agent and other Secured Parties (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or applicable Secured Party is a party thereto) whether or not a suit or action is commenced, and all costs in collection of sums due during any workout or with respect to settlement negotiations, or the cost to defend the Agent or other Secured Party or to enforce any of its rights, including, without limitation, during any Bankruptcy Event or other Insolvency Proceeding.

“Bad Acts Guarantors” means each of the Parent, TBPH and TBUH.

“Bad Acts Guaranty” means that certain Bad Acts Guaranty Agreement dated as of the Closing Date, made by each Bad Acts Guarantor in favor of the Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other Law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means (i) Title 11 of the United States Code entitled “Bankruptcy,” (the “U.S. Bankruptcy Code”), or (ii) equivalent legislation in any jurisdiction applicable to the Parent or any of its Subsidiaries.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following:

(i) such Person becomes insolvent within the meaning of 11 U.S.C. §101(32) or any other Debtor Relief Laws;

(ii) such Person generally does not pay its debts or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its debt, or proposes a compromise or arrangement between it and any class of its creditors;

(iii) such Person makes an assignment of its property for the general benefit of its creditors or makes a proposal of such an assignment (or files a notice of its intention to do so);

(iv) such Person institutes a proceeding seeking to adjudicate it as bankrupt, insolvent, or seeking liquidation, examinership, rescue process, dissolution, winding-up, reorganization, restructuring, compromise, rearrangement, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any applicable Debtor Relief Law or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(v) such Person applies for the appointment of, or the taking of possession by, a receiver, examiner, process adviser, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official (whether temporary, provisional or permanent) for it or any substantial part of its property;

(vi) any petition is filed, application made or other proceeding instituted against or in respect of such Person:

(A) seeking to adjudicate it as insolvent or bankrupt;

(B) seeking liquidation, a rescue process, examinership, dissolution, winding-up, reorganization, restructuring, compromise, rearrangement, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any Debtor Relief Law or at common law or in equity; or

(C) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, examiner, process adviser, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official (whether temporary, provisional or permanent) for it or any substantial part of its property, and, in each case under this clause (vi), such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof; provided, that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Person thereunder in the interim, such grace period will cease to apply; provided, further, that if such Person files an answer admitting the material allegations of a petition filed against it in any such proceeding prior to such date, the grace period will cease to apply; or

(vii) such Person takes any action, corporate or otherwise, including, an affirmative vote by the board of directors (or equivalent management or oversight body) of such Person, to commence any Insolvency Proceeding or to approve, effect, consent to or authorize any of the actions described in the clauses (i) through (vi) above, or otherwise acts in furtherance thereof; or

(viii) any other event or circumstance occurs which, under applicable Debtor Relief Laws, has an equivalent effect to any of the events or circumstances referred to in the other clauses of this definition.

“Base Rate” has the meaning set forth in the definition of Applicable Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (i) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Bill of Sale” means that certain Bill of Sale and Assignment made as of the Closing Date, by and between TBIL, as Seller, and the DST Issuer, as Buyer, pursuant to the Contribution, Purchase and Sale Agreement.

“Blocked Account” means, collectively, any deposit account established and maintained in the United States at the Account Bank and pledged as Collateral pursuant to the terms of the Collateral Documents and subject to a Control Agreement that is subject to the full dominion and “control” of the Agent within the meaning of Section 9-104 of the UCC.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or the City of Toronto, St. Paul, Minnesota or Boston, Massachusetts are authorized or required by Law to remain closed.

“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“CDD Rule” means the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016, and effective as of May 11, 2018), as in effect from time to time.

“Certain Funds Provision” means the following provisions: notwithstanding anything in this Agreement or any other Note Document to the contrary, (i) the only representations the accuracy of which shall be a condition to the purchase of the Notes on the Closing Date shall be (A) the Specified Acquisition Agreement Representations and (B) the Specified Representations, and (ii) to the extent any security interest in any Collateral is not or cannot be provided or perfected on the Closing Date as required under the Collateral Documents (other than the creation and perfection of a security interest in Collateral with respect to which a Lien may be perfected by (w) the filing of financing statements under the UCC, (x) entry into Control Agreements in favor of the Agent and/or the Account Bank, for the benefit of the Secured Parties, over the deposit accounts and securities accounts of the Issuers, (y) delivery of certificates representing the Equity Interests and/or beneficial interests (to the extent such Equity Interests and/or beneficial interests are certificated) in each of the Issuers and any subsidiaries of the Issuers and/or (z) the filing of an IP Security Agreement with the United States Patent and Trademark Office or the United States Copyright Office) after the Note Parties’ use of reasonable best efforts to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the purchase of the Notes on the Closing Date, and such security interest shall instead be provided or perfected as required by the relevant Collateral Documents (subject to such extensions as are reasonably agreed by the Agent (at the direction of the Requisite Purchasers)); provided, that the guarantees under the Guaranty and Security Agreement and the Bad Acts Guaranty required to be provided on the Closing Date shall be provided on the Closing Date.

“Change of Control” means the occurrence of any of the following:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than fifty percent (50%) of the Equity Interests of the Parent entitled to vote (through contract, ownership of voting securities or otherwise) for members of its board of directors on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(ii) at any time, the Parent shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of the aggregate voting and economic power of the Equity Interests of TBIL or TBUS free and clear of all Liens (other than non-consensual Permitted Liens);

(iii) at any time, TBIL shall cease to own and control, of record and beneficially, directly, one hundred percent (100%) of the aggregate voting and economic power of the Equity Interests of the DST Issuer or Trustee Co-Issuer free and clear of all Liens (other than Liens in favor of the Agent, for the benefit of the Secured Parties, and non-consensual Permitted Liens); and

(iv) at any time, the DST Issuer shall cease to own and control, of record and beneficially, directly, one hundred percent (100%) of the aggregate voting and economic power of the Equity Interests of TABI or RDIP free and clear of all Liens (other than Liens in favor of the Agent, for the benefit of the Secured Parties, and non-consensual Permitted Liens).

Notwithstanding the foregoing and solely in respect of clause (i) or (iii), a transaction will not be deemed a “Change of Control” if such transaction is a Permitted Change of Control.

“Closing Date” means September 23, 2026.

“Closing Date Fee Letters” means that certain (i) fee letter dated as of the Closing Date, entered into by the Issuers and the Agent and (ii) fee letter dated as of the Closing Date, entered into by the Issuers and the Purchasers.

“Code” means the Internal Revenue Code of 1986.

“Collaboration Agreement” means that certain Development and Commercialization Agreement dated as of January 30, 2015, by and between TBIL (as assignee of Theravance Biopharma R&D, Inc.) and the Collaboration Partner, as amended by the Side Letter to the Development and Commercialization Agreement, dated as of May 1, 2022, and Amendment No. 1 to the Development and Commercialization Agreement, dated as of June 12, 2019, in each case, in the form existing on the Closing Date and acquired by the DST Issuer pursuant to the Contribution, Purchase and Sale Agreement; provided, that the Collaboration Agreement may be further amended, restated, amended and restated, reformed, supplemented or otherwise modified from time to time after the Closing Date solely to the extent such amendment, restatement, amendment and restatement, reformation, supplement or other modification is made in compliance with the terms of this Agreement. For clarity, the Collaboration Agreement includes (i) the Pharmacovigilance Agreement, effective as of March 3, 2023, by and between TBIL and the Collaboration Partner, (ii) the Pharmacovigilance Agreement, effective as of April 14, 2022, by and between TBIL and the Collaboration Partner, as amended by Amendment 1 of Pharmacovigilance Agreement, effective as of June 16, 2022, (iii) the Pharmacovigilance Agreement, effective as of August 1, 2018, by and between TBIL and the Collaboration Partner, as amended by Amendment #1 to the Pharmacovigilance Agreement, effective as of April 29, 2019, and (iv) the Pharmacovigilance Agreement, effective as of March 11, 2020, by and between TBIL and the Collaboration Partner, as amended by Amendment #1 of Pharmacovigilance Agreement, effective as of November 17, 2021.

“Collaboration Partner” means Mylan Ireland Limited.

“Collaboration Partner Confidential Information” means the Confidential Information (as defined in the Collaboration Agreement) of the Collaboration Partner.

“Collateral” means, all personal, intangible (including Intellectual Property and Ancillary IP Rights) and mixed property, leases, rents, rights, powers, benefits, privileges, remedies, and interests therein and proceeds thereof (including Product Rights and all rights of the Note Parties in, to and under the Covered Agreements, including all rights to receive, access, use and enforce all written information delivered or received under or pursuant to the Covered Agreements, including all written reports, minutes and material records from, and written meeting materials of, the joint steering committee, joint product committee and/or joint commercialization committee), whether now owned or hereafter acquired, in or upon which Liens are purported to be granted pursuant to any of the Collateral Documents and/or other Note Documents as security for the Obligations.

“Collateral Documents” means the Guaranty and Security Agreement, Irish Security Agreement, any Control Agreement, each IP Security Agreement and each acknowledgement with respect to any such agreements, and all other instruments, powers of attorney, intercompany notes, allonges, certificates, documents, agreements, acknowledgements, collateral assignments, notices and filings delivered in connection with the Collateral, this Agreement or any of the other Note Documents in order to grant to (or evidence the grant to) the Agent, for the benefit of the Secured Parties, a Lien on Collateral as security for the Obligations.

“Collection Account” means that certain Blocked Account described on Schedule 4 of this Agreement maintained with the Account Bank and established solely for the purpose of receiving remittance of all payments (a) as provided in Section 3.03(g) or (b) in respect of or derived from the Collaboration Agreement or the Co-Promotion Agreement and disbursement thereof as provided herein, and any successor Collection Account entered into in accordance with Section 3.03 and the related Control Agreement.

“Collection Period” means each Calendar Quarter commencing with the Calendar Quarter in which the Closing Date occurs.

“Commercialization” means any and all activities directed to marketing, advertising, promoting, distributing (including storing, transporting), detailing and otherwise offering for sale and selling Licensed Product, regardless of whether such activities occur prior to or after receipt of marketing authorization (including medical support planning) of such Licensed Product, including exporting or importing Licensed Product (to the extent applicable) for such purposes, conducting health economic studies and Phase 4 Studies, market research, and regulatory affairs and interactions with Governmental Authorities in support of the foregoing. For clarity, Commercialization includes any and all (a) Co-Promotion (as defined in the Co-Promotion Agreement) activities and (b) activities with respect to pricing, discounting, reimbursement and patient access for Licensed Product through all private and public channels. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commitment Letter” means that certain Commitment Letter, dated as of June 28, 2026 by and among Parent, Merger Sub 1 and OMERS Life Sciences.

“Confidential Information” means any and all technical and non-technical non-public information provided by either Party to the other (including, without limitation, any notices or other information provided pursuant to Section 7.02), either directly or indirectly, whether in graphic, written, electronic or oral form, and marked or identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential), including information relating to a Party’s, its Affiliates’, or its licensees’ or sublicensees’ revenues, net sales, costs, technology, products and services, and any business, financial or customer information relating to a Party. Confidential Information shall not include any information that is: (i) known to the general public at the time of its disclosure to such Party or its Affiliates, or thereafter became generally known to the general public, other than as a result of actions or omissions of the receiving Party, its Affiliates, or anyone to whom the receiving Party or its Affiliates disclosed such portion in violation of Section 11.17; (ii) known by the receiving Party or its Affiliates prior to the date of disclosure by the disclosing Party and not subject to confidentiality obligations; (iii) disclosed to the receiving Party or its Affiliates on an unrestricted basis from a source unrelated to the disclosing Party and not known by the receiving Party or its Affiliates to be under a duty of confidentiality to the disclosing Party; or (iv) independently developed by the receiving Party or its Affiliates without use of or reference to the Confidential Information.

“Contract” means any agreement, instrument, contract, lease, commitment, license, sublicense, letters of intent, memorandum of understanding, offer letter and other arrangement or undertaking that is legally binding, whether written or oral.

“Contractual Obligation” means, as to any Person, any Contract to which such Person is a party or by which it or any of its property is bound.

“Contribution, Purchase and Sale Agreement” means that certain Contribution, Purchase and Sale Agreement dated as of the Closing Date, by and between TBIL, as Seller, and DST Issuer, as purchaser.

“Control Agreement” means, with respect to Collateral consisting of any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Agent (acting at the direction of the Requisite Purchasers), among the Agent, the financial institution or other Person at which such account is maintained, which as of the Closing Date shall include the Account Bank with respect to the Collection Account, or with which such entitlement or contract is carried and the Note Party party thereto effective to grant “control” (as defined under the UCC) over such account to the Agent; it being understood that any reference to a Control Agreement with respect to the Collection Account shall be a Blocked Account.

“Co-Promotion Agreement” means that certain Co-Promotion Agreement, dated as of June 29, 2017, by and between TBUS and the Collaboration Partner, as in effect on the Closing Date.

“Copyright” has the meaning set forth in the Collateral Agreement.

“Covered Agreement Counterparty” means any Person party to a Covered Agreement, other than a Note Party.

“Covered Agreements” means each Contract that is material to the Exploitation of the Licensed Product, but excluding Contracts with logistics providers, distribution and channel partners, or other Third Party service providers that, in each case, can be replaced by a Note Party promptly without any material and adverse effect on the Exploitation of the Licensed Product, which such Covered Agreements, as of the Closing Date, consist of the Collaboration Agreement, the Co-Promotion Agreement, the Contribution, Purchase and Sale Agreement, the Servicing Agreement and each other Contract identified on Schedule 6.27.

“CSC” means Corporation Service Company, a Delaware corporation.

“CSC Service Agreements” means, collectively, that certain (a) Service Agreement by and between the DST Issuer and CSC dated as of the Closing Date and (b) Service Agreement by and between the Trustee Co-Issuer and CSC dated as of the Closing Date.

“Debtor Relief Laws” means the Bankruptcy Code and all other Laws relating to bankruptcy, liquidation, dissolution, winding up, restructuring, adjustment, protection, conservatorship, assignment for the benefit of creditors, moratorium, stay of proceedings, rearrangement, arrangement, compromise, receivership (whether temporary or permanent), insolvency, examinership, reorganization, or similar debtor relief Laws (including applicable provisions of any corporate laws) of the United States or any state thereof, or any other applicable jurisdictions from time to time in effect.

“Deductible Non-Shared Issuer Expenses” means, for any Collection Period, Non-Shared Issuer Expenses in an amount not to exceed $2,500,000 for any such Collection Period.

“Default” means any event, fact, circumstance or condition which constitutes an Event of Default or which, with the giving of notice or the lapse of time or both (in each case to the extent described in the relevant subclauses of the definition of “Event of Default”) would, unless cured or waived, become an Event of Default.

“Default Rate” means an interest rate equal to the (i) Base Rate plus (ii) 3.0% per annum.

“Deficiency Amount” has the meaning set forth in Section 3.02(a).

“Delaware Trustee Fee Letter” means that certain letter agreement, dated as of August 6, 2026, executed by a Responsible Officer of TBIL in favor of CSC, setting forth the schedule of fees and services of CSC acting as Delaware trustee for the DST Issuer.

“Designated Jurisdiction” means, at any time, any country, region or territory to the extent that such country, region or territory is the subject or target of comprehensive Sanctions (which, at the time of this Agreement, are Crimea, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the non-Ukrainian government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine).

“Development” means any and all preclinical and clinical drug development activities (other than Phase 4 Studies), including: test method development and stability testing, toxicology, formulation, process development, conducting clinical trials, development-stage manufacturing and clinical supply, scale up of the proposed commercial manufacturing process, current good manufacturing practices audits conducted with respect to product intended for use in clinical studies, current good clinical practices audits, current good laboratory practices audits, analytical method transfer and validation, manufacturing process validation, cleaning validation, quality assurance/quality control development, statistical analysis and report writing, preclinical and clinical studies, regulatory filing preparation, submission, prosecution and approval, and regulatory affairs related to the foregoing and all other activities necessary or otherwise requested or required by a Regulatory Agency as a condition or in support of obtaining marketing authorization, in each case other than Phase 4 Studies and any of the foregoing activities to the extent associated with Phase 4 Studies. For clarity, Development excludes all activities comprising Commercialization. When used as a verb, “Develop” means to engage in Development.

“Disposition” means, as to any Person, any sale, conveyance, assignment, transfer, sale and leaseback, lease or sublease (as lessor or sublessor), license or sublicense, covenant not to sue, Restricted Payment described in clause (i) or (ii) of the definition thereof, liquidity event, or other disposition or other exchange of any property (whether tangible, intangible, mixed or otherwise and including any sale or issuance of Equity Interests of such Person) or right of such Person (including the loss, destruction or damage of any of the foregoing or any actual or threatened condemnation, confiscation, requisition, seizure or taking of any of the foregoing), in one transaction or a series of transactions; provided, that “Disposition” and “Dispose” shall include, without limitation, (i) any sale or other Disposition for value of the Collaboration Agreement, the Co-Promotion Agreement or any other Covered Agreement, (ii) any early termination or modification of the Collaboration Agreement, the Co-Promotion Agreement or any other Covered Agreement resulting in the receipt by the DST Issuer of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification), (iii) any sale of accounts receivable (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto including with respect to any fee income)) by such Person, and (iv) any sale or other Disposition for value of any Equity Interests owned by such Person.

“Dispute(s)” means any opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation, complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim or inter partes review (other than standard Patent or Trademark prosecution matters before a Patent Office or Trademark Office).

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event (other than a change of control so long as any rights of the holders thereof upon the occurrence of such change of control are subject to the occurrence of Payment in Full) or the passage of time would be (i) required to be redeemed by such Person, whether or not at the option of the holder thereof, (ii) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, (iii) is or becomes automatically or at the option of the holder convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests or (iv) requires the payment of dividends or interest, in the case of each of clauses (i), (ii), (iii) and (iv), on or prior to the date which is ninety-one (91) days after the Scheduled Maturity Date; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that is not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that is not Disqualified Equity Interests.

“Disqualified Person” has the meaning set forth in the definition of “Independent Manager”.

“Dollars” or “$” means lawful money of the United States of America.

“Drug Application” means a New Drug Application or a Supplemental Application for any Licensed Product, as appropriate.

“DST Issuer” has the meaning set forth in the preamble hereto.

“EEA Financial Institution” means (i) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the economies of member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Claims” means any written notice, notice of violation, investigation, claim, action, suit, proceeding, demand, information request, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any release of Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health or safety (to the extent relating to exposure of any Person to Hazardous Materials), natural resources or the environment, arising out of a violation of Environmental Law or any Hazardous Materials Activity.

“Environmental Law” means all Laws relating in any way to (i) pollution or protection of the environment, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) to the extent related to Hazardous Materials Activity, occupational safety and health, industrial hygiene, land use, natural resources or the protection of human, plant or animal health or welfare, in any manner applicable to any Note Party or any of its Subsidiaries or any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased or operated by any Note Party or any of its Subsidiaries.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Note Party or any of its Subsidiaries directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any Contract or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, its equity ownership interests, its beneficial interests (in the case of a trust), its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Transaction Party and is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414(m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (i) a Reportable Event with respect to a pension plan; (ii) a withdrawal by any Note Party or any ERISA Affiliate from a pension plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by any Note Party or any ERISA Affiliate that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a pension plan, whether or not waived, or a failure by a Note Party or ERISA Affiliate to make any required contribution to a multiemployer plan; (iv) a complete withdrawal or receipt by any Note Party or any ERISA Affiliate from a multiemployer plan or receipt by any Note Party or ERISA Affiliate of (A) a notification concerning the imposition of withdrawal liability or (B) a notification that a multiemployer plan is insolvent within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (v) the filing of a notice of intent to terminate a pension plan, or the treatment of a pension plan or multiemployer plan amendment as a termination, under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a pension plan or multiemployer plan; (vi) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such pension plan or multiemployer plan; (vii) the imposition of any liability under Title IV of ERISA, other than for contributions due but not delinquent or for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Note Party or any ERISA Affiliate; (viii) a determination that any pension plan is in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (ix) the occurrence of a non-exempt prohibited transaction with respect to any pension plan maintained or contributed to by any Note Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Note Party.

“Event of Default” means each of the conditions or events set forth in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder.

“Excluded Product Assets” means all Intellectual Property, regulatory documentation, product rights, Know-How, technical, clinical, scientific, or regulatory data, regulatory filings, records, claims, rights, causes of action, privileges, licenses, sublicenses, Contract rights and other assets or rights of any kind, tangible or intangible, in each case, (a) to the extent owned, exclusively licensed or controlled by TBIL or any of its Affiliates (other than the Issuers and their Subsidiaries) and, in each case, anywhere in the world and solely related to the development, manufacture, commercialization, distribution, or other exploitation of products or product candidates other than the Licensed Product (or any finished dosage combination drugs containing the Licensed Compound and another active pharmaceutical ingredient, including all dosage forms, presentations, formulations and dosage strengths) or (b) invented, created, or developed by a Note Party or its Affiliates (other than the Issuers and their Subsidiaries) (i) solely for products or product candidates other than the Licensed Product (or any combination drugs or similar developments) and (ii) that is not primarily related to, not used in and not necessary for the development, manufacture, commercialization, distribution or exploitation of the Licensed Product (including any finished dosage combination drugs containing the Licensed Compound and another active pharmaceutical ingredient that has been, or was required to be, notified to the Agent and the Purchasers pursuant to Section 7.02(n), including all dosage forms, presentations, formulations and dosage strengths); provided that, for clarity, “Excluded Product Assets” shall not include (A) IP Rights, (B) Transferred Assets, or (C) any assets or rights that are primarily related to, used in or necessary for the development, manufacture, commercialization, distribution or exploitation of the Licensed Product (including any finished dosage combination drugs containing the Licensed Compound and another active pharmaceutical ingredient that has been, or was required to be, notified to the Agent and the Purchasers pursuant to Section 7.02(n), including all dosage forms, presentations, formulations and dosage strengths).

“Excluded Product Subsidiary” means any Subsidiary of TBIL (other than any Issuer or any Subsidiary of any Issuer) that is formed or exists for the purpose of holding, acquiring, financing, developing, manufacturing, exploiting, commercializing, researching or carrying out other business or activities with respect to Excluded Product Assets; provided that (i) such Subsidiary shall not at any time own, license or control any assets or rights that are primarily related to, used in or necessary for the development, manufacture, commercialization, distribution or exploitation of the Licensed Product (including any combination drugs or similar developments related thereto that has been, or was required to be, notified to the Agent and the Purchasers pursuant to Section 7.02(n)), (ii) such Subsidiary shall not be a direct or indirect Subsidiary of any Issuer and (iii) the Issuers shall provide notice to the Agent of the formation and organizational structure of such Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than arising from the Notes); or (ii) any withholding Taxes imposed under FATCA.

“Exploit” means the Development, manufacture or Commercialization of the Licensed Product; and “Exploitation” shall have the correlative meaning.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related laws, regulations or official administrative guidance) implementing the foregoing.

“FDA” means the United States Food and Drug Administration.

“Federal Funds Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (ii) zero percent (0%).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Field” has the meaning given in the Collaboration Agreement.

“Financing Reorganization” means the transactions set forth on Schedule I attached hereto.

“Foreign Purchaser” means any Purchaser which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect as of the relevant date of determination.

“General Services Agreement” means that certain Services Agreement, dated January 1, 2018, among each of TBUS, TBIL, Theravance Biopharma R&D, Inc. and Theravance Biopharma UK Limited, each as service providers, and TBPH, TBRD, TBUS, TBIL and Theravance Biopharma Cayman Holdings, Inc., each as service recipients, as in effect on the Closing Date.

“Governmental Authority” means the government of the United States or any other nation or any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any permit, certificate, license, registration, authorization, clearance, plan, directive, consent order or consent decree, or approval of or from any Governmental Authority and any accreditation issued or granted by an accrediting organization.

“Grant” means any grant, funding, incentive, subsidy, award, loan, participation, exemption, cost sharing arrangement, reimbursement arrangement, relief or other support or benefit (including, but not limited to, Tax benefits).

“Group Member” means the Note Parties and their respective Subsidiaries.

“Guarantee” means, as to any Person: (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (D) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (ii) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.

“Guarantor” means, collectively, TBIL, TBUS, RDIP, TABI and any other Person who joins the Guaranty and Security Agreement as a guarantor from time to time.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement dated as of the Closing Date, by and among the Note Parties and any other Person who joins the Guaranty and Security Agreement from time to time, as guarantors and grantors, and the Agent, acting on behalf of the Secured Parties.

“Healthcare Laws” means all requirements of Law relating to the provision of the Licensed Product, including the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) and requirements of Law relating to Healthcare Permits; relationships with healthcare providers; reporting and disclosure requirements to Governmental Authorities; the prohibition or regulation of fraud and abuse; patient inducements; patient referrals or provider incentives generally; anti-kickback; anti-referral; false claims; the submission of bills; claims or similar requests for payment; coding; coverage; reimbursement; claims submission; billing and collections; insurance fraud; the administration of healthcare claims or benefits; medical records; patient privacy and security breach notification rules; facility licensure; quality, safety, and accreditation standards including good clinical, laboratory and manufacturing practices; advertising or marketing of the Licensed Product, all as now in effect and in each case as applicable to the business of the Note Parties.

“Healthcare Permits” means any and all Governmental Authorization issued or required under applicable Healthcare Laws (including accreditations, consents, qualifications or certifications).

“Hazardous Material” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which would reasonably be expected to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased or operated by any Note Party or any of its Subsidiaries or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any activity, event or occurrence involving the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, recycling, disposition or handling of any Hazardous Materials, and any investigation, monitoring, corrective action or response action with respect to any of the foregoing.

“IND” means: (i)(A) an “investigational new drug application” (as defined and provided for in the Federal Food, Drug and Cosmetic Act) that is required to be filed with the FDA before beginning clinical testing in human subjects, together with any successor application or procedure, and (B) any similar application or functional equivalent applicable to or required by any non-U.S. Governmental Authority; and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” with respect to any Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than current trade payables which are not overdue by more than ninety (90) days); (iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement(s) with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property, (v) all obligations, contingent or otherwise, of such Person in respect of letters of credit, banker’s acceptances or similar extensions of credit, (vi) any capitalized lease obligation, (vii) any obligations with respect to Disqualified Equity Interests, (viii) indebtedness of a third party secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed (but only to the extent of such Lien), (ix) net amounts owing pursuant to an interest rate protection agreement, foreign currency exchange agreement or other hedging arrangement, or (x) all Guarantees with respect to Indebtedness of the types specified in clauses (i) through (ix) above of another Person. For the avoidance of doubt, the Indebtedness of any Person shall include the Indebtedness of any other Person to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, fines, penalties, claims, costs, expenses, actions (whether threatened or existing), judgments, suits (whether threatened or existing) and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel, experts, consultants and other professionals for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and whether or not such Indemnitee is required by Law to be involved therein, and any fees or expenses actually incurred by Indemnitees in enforcing the indemnity provided herein but limited, in the case of legal fees and expenses, to one counsel to each of the Purchasers (taken as a whole) and to one counsel to each of the Agent and the Account Bank (and of one regulatory counsel to each of the Purchasers (taken as a whole) and of one regulatory counsel to each of the Agent and the Account Bank and of one local counsel in any material relevant jurisdiction to each of the Purchasers (taken as a whole) and of one local counsel in any material relevant jurisdiction to each of the Agent and the Account Bank and, in the case of an actual or reasonably perceived conflict of interest among the Indemnitees where the Indemnitee(s) affected by such conflict informs the Issuers of such conflict and thereafter retains its own counsel, of one additional counsel to the affected Indemnitees similarly situated, taken as a whole (and, if reasonably necessary, of one additional regulatory counsel and of one additional local counsel in any material relevant jurisdiction to such affected Indemnitees)), whether direct, indirect or consequential, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement, the other Note Documents, the Collaboration Agreement, the Co-Promotion Agreement or the Transactions or any of the transactions contemplated hereby or thereby (including any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral), the Collaboration Agreement or the Co-Promotion Agreement).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Transaction Party under any Note Document including any Taxes (other than Excluded Taxes) in respect of any increased payment made pursuant to Article IV and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Indemnitee” means the Agent (and each subagent thereof), Account Bank, each Purchaser, their respective Affiliates and each of their respective directors, officers, employees, partners, shareholders, trustees, advisors, attorneys and controlling Persons.

“Indemnitee Related Party” has the meaning set forth in Section 12.07.

“Independent Manager” means, with respect to the DST Issuer or the Trustee Co-Issuer, as applicable, an individual or Company who has prior experience, in the case of an individual, as an independent director, independent manager, independent member or independent trustee with at least three (3) years of employment experience (who may be provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Corporation, Lord Securities Corporation or another nationally recognized company that is not an Affiliate of any Transaction Party and that provides independent directors, managers, members or trustees and other corporate services in the ordinary course of its business) or in the case of a company at least three (3) years of experience acting in such capacity and which:

(i) is duly appointed as an “independent trustee” of the DST Issuer or an “independent manager” of the Trustee Co-Issuer, as applicable, pursuant to the Organizational Documents of the applicable Issuer entitled to all the rights and privileges of such trustee or manager, as applicable, on all Independent Manager Matters and is not, and has never been, and will not while serving as Independent Manager be, any of the following: (i) Related Parties of any Transaction Party, or (ii) the owner of Equity Interests in any Transaction Party (any of the foregoing, a “Disqualified Person”), other than as an Independent Manager;

(ii) to the fullest extent permitted by Law, including Section 18-1101(c) of the Delaware Limited Liability Company Act and Section 3806(c) of the Delaware Statutory Trust Act, as applicable, shall consider only the interests of the applicable Issuer, including its respective creditors, in acting or otherwise voting on Independent Manager Matters;

(iii) except to the extent provided in the Organizational Documents of the DST Issuer or Trustee Co-Issuer, as applicable, is under no fiduciary duty to any Disqualified Person;

(iv) has been disclosed to the Agent (together with a brief description of such Person’s prior professional activities and other information as the Agent shall reasonably request) prior to the effectiveness of such Person’s appointment; and

(v) has been approved by the Agent (acting at the direction of the Requisite Purchasers, in their reasonable discretion).

“Independent Manager Matters” means any act (i) instituting or consenting to the institution of any proceeding with respect to the applicable Issuer under any Debtor Relief Law, (ii) making a general assignment for the benefit of creditors with respect to the applicable Issuer; or (iii) applying for or consenting to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, ad hoc manager or similar officer for the applicable Issuer or for all or any material part of the applicable Issuer’s property.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any Debtor Relief Laws (domestic or foreign), including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief (including as described in the definition of Bankruptcy Event).

“Instruction Letter” has the meaning set forth in Section 3.03(e).

“Intellectual Property” means any and all intellectual property, including such rights in all inventions (whether patentable or unpatentable and whether or not reduced to practice), Know-How, Patents, Trademarks, and Copyrights whether or not registered, and, in each case, all registrations and applications for registration thereof.

“Investment” means any investment in the form of securities, capital contributions, loans, time deposits, advances, guarantees or otherwise and includes (i) any direct or indirect purchase or other acquisition by any Person or any of its Subsidiaries of, or of a beneficial interest in, any Equity Interests, securities or evidence of Indebtedness of any other Person; (ii) any direct or indirect loan, advance, deposit, commitment to lend, other extension of credit or capital contribution by any Person or any of its Subsidiaries to any other Person; (iii) any Guarantee of, assumption of, or remaining liable with respect to, any obligations or Indebtedness of another Person; and (iv) any direct or indirect acquisition, whether in one transaction or a series of related transactions, of all or substantially all of the assets, property or business of any other Person or any division, branch, brand or other business unit thereof.

“IP Rights” means, collectively, all Intellectual Property owned by, or exclusively licensed to, or thereafter acquired by, the Note Parties or their Affiliates and primarily relating to, used in or necessary for the Development, manufacture or Commercialization of the Licensed Product in the Territory, including such Intellectual Property in the Product Patents, Product Trademarks, and Product Databases.

“IP Security Agreement” means each intellectual property security agreement or intellectual property security agreement supplement, entered into from time to time by the Note Parties in favor of the Agent (on behalf of the Secured Parties), which may only be modified upon approval of the Agent (acting at the direction of Requisite Purchasers).

“Irish Companies Act” means the Companies Act 2014 of Ireland.

“Irish Note Party” means TBIL and any other Note Party incorporated or established under the laws of Ireland.

“Irish Security Agreement” means an Irish law governed debenture dated as of the Closing Date, by and among TBIL as chargor and the Agent, acting on behalf of the Secured Parties.

“Issuer” and “Issuers” have the meaning set forth in the preamble hereto.

“Know-How” means proprietary scientific or technical information, inventions, results, data, know-how, processes, methods, models, software or designs of any type whatsoever, in any tangible or intangible form, including safety information, practices, methods, instructions, techniques, algorithms, drawings, documentation, specifications, formulations, formulae, knowledge, trade secrets, skills, experience, concepts, ideas, test data, experimental data and other information or technology applicable (i) to compounds, formulations, compositions of matter, structures, structure activity relationships or products, or (ii) to the design, discovery, identification, creation, selection, development, optimization, manufacture, registration, use, marketing, commercialization or sale of any of the items described in the foregoing clause (i), or to methods of assaying or testing such items, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, quality control and safety data, manufacturing and stability data, materials, studies and procedures, manufacturing processes and development information, results and data.

“Knowledge” means, with respect to any Person, the knowledge of any Senior Officer, or to the extent such Senior Officer does not exist, the knowledge of any Senior Officer of another Person with control over such Person; provided, however, that a person charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such person should have known of such matter; provided, further, that it is acknowledged and agreed that each of the Parent, TBPH and TBIL is deemed to control the Issuers for purposes of this definition.

“Law” means any and all international, foreign, federal, state, provincial and local laws, including common laws, statutes, treaties, ordinances, regulations, rules, codes, applicable administrative and judicial precedents and authorities, judgments, orders, writs, injunctions, decrees, rulings, awards, executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, policies, approvals, authorizations, notices, consents, requirements, licenses, waivers, variances, guidelines or permits of, or any agreements with, any Governmental Authority.

“License Agreement” means, with respect to any Licensed Product in the Territory, any Contract other than a Covered Agreement pursuant to which (i) any Note Party or any of its Affiliate grants a license or sublicense to a Third Party under any IP Rights, or (ii) a Third Party has granted a license or sublicense to any Note Party or any of its Affiliates, in each case, under any Intellectual Property primarily related to, used in or necessary for the Development, manufacture, Commercialization, distribution, or Exploitation of the Licensed Product.

“Licensed Compound” means the chemical compound known as TD-4208, together with all analogs, salts, esters, complexes, chelates, polymorphs, hydrates, isomers, stereoisomers, crystalline and amorphous forms, prodrugs, solvates, metabolites and metabolic precursors (whether active or inactive), and other structural derivatives thereof. The structure of TD-4208 is shown in Schedule II.

“Licensed Product” means any pharmaceutical composition or product that contains the Licensed Compound as an active ingredient, alone or in combination or co-formulation with other chemically distinct and therapeutically active compounds.

“Licensed Product Patents” means any Product Patents that are licensed to a Note Party or its Affiliate, including any “MYLAN Patents”, and the Collaboration Partner and its Affiliates’ interests in any “Joint Invention Patents” (each as defined in the Collaboration Agreement).

“Lien” means (i) any mortgage, lien, pledge, encumbrance, hypothecation, deed of trust, assignment, license or sublicense, option, title retention lien, charge, cautionary note or other security interest of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof and any option, trust or other preferential arrangement having the practical effect of any of the foregoing), whether arising by contract, as a matter of law, by judicial process or otherwise, and whether or not filed or otherwise recorded and (ii) in the case of securities or Equity Interests, any purchase option, call or similar right of a third party with respect to such securities or Equity Interests.

“Market Capitalization” means an amount equal to (i) the total number of then issued and outstanding shares of common stock of a Person multiplied by (ii) the average closing price per share of such common stock on the principal securities exchange on which such common stock are traded for the thirty (30) consecutive trading days immediately preceding such date.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties or condition (financial or otherwise) of the Issuers; provided, that a general decline in sales of the Licensed Product due to general market factors that are not otherwise attributable to the acts or omissions of the Issuers or its Affiliates (as determined by the Agent (acting at the direction of the Requisite Purchasers in their commercially reasonable discretion)) shall not constitute a Material Adverse Effect under this clause (i), (ii) the right or ability of any Note Party or the Servicer to fully and timely perform any of its obligations under any of the Note Documents to which it is a party or to consummate the transactions contemplated under any of the Note Documents, provided, that a general decline in sales of the Licensed Product due to general market factors that are not otherwise attributable to the acts or omissions of the Issuers or their Affiliates (as determined by the Agent (acting at the direction of the Requisite Purchasers in their commercially reasonable discretion)) shall not constitute a Material Adverse Effect under this clause (ii), (iii) the legality, validity, binding effect, or enforceability against the Note Parties of any Note Document to which it is a party, (iv) the validity, perfection or priority of the Agent’s Liens on the Collateral, (v) the rights, remedies and benefits available to, or conferred upon, the Agent or any Purchaser or any other Secured Party under any Note Document, (vi) the timing, amount or duration of any payment or distribution that may be made pursuant to the Collaboration Agreement or the Co-Promotion Agreement with respect to the Issuer’s or any Note Party’s, as applicable, right, title and interest therein, and (vii) (A) Intellectual Property primarily relating to, used in or necessary for the Development, manufacture or Commercialization of the Licensed Product in the Territory that are owned or controlled by the Issuers (taken as a whole), (B) the Regulatory Approvals, Regulatory Exclusivities, or Regulatory Documentation primarily related to the Licensed Products in the Territory, and each Covered Agreement and other License Agreement (if any) (but excluding Contracts with logistics providers, distribution and channel partners, or other Third Party service providers that, in each case, can be replaced by a Note Party promptly without any material and adverse effect on the Exploitation of any Licensed Product) or (C) the ability of the Issuers (including through the Collaboration Partner) to Develop, Commercialize or manufacture the Licensed Product in the Territory (taken as a whole). It being understood that the termination of the Collaboration Agreement shall be deemed to be a “Material Adverse Effect”, unless a New Arrangement is entered into in connection with such termination in compliance with Section 7.13(c).

“Material Environmental Liability” means any Environmental Liability that has had or would reasonably be expected to have a Material Adverse Effect.

“Material Modification” has the meaning set forth in Section 8.07(a).

“Maturity Date” means the earlier of (i) the Scheduled Maturity Date and (ii) the date that the Obligations shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Lawful Rate” means the highest rate of interest permissible under Law.

“Merger Sub 1” means Zymeworks Merger Sub 1, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent.

“Minimum Own-Funds Property Amount” means an amount equal to $2,000.00.

“New Arrangement” has the meaning set forth in Section 7.13(c).

“New Drug Application” or “NDA” has the meaning set forth in the FDCA at 21 U.S.C. § 355(b) and its implementing regulations.

“Non-Deductible Shared Expenses” means, for any Collection Period, that portion of the DST Issuer’s share of Post-Approval Development Expenses (including, for the avoidance of doubt, in respect of any combination drugs or similar developments) in excess of $100,000 (if any) that is included in the calculation of Shared Expenses, in each case, for such applicable Collection Period.

“Non-Shared Issuer Expenses” means, for any Collection Period, without duplication of any Shared Expenses, the aggregate amount of those costs, calculated in a manner consistent with past practice, related to non-field based FTEs (as defined in the Co-Promotion Agreement) as set forth in Sections 2.3 and 9.1 of the Co-Promotion Agreement, which are excluded from Operating Expenses (as defined in the Collaboration Agreement), payable to TBUS under the General Services Agreement.

“Non-Shared Issuer Expenses Overage” means, for any Collection Period, the aggregate amount of Non-Shared Issuer Expenses in excess of $2,500,000 for such Collection Period.

“Note Amount” means the aggregate Purchase Price paid by the Purchasers on the Closing Date to acquire their respective Notes in the manner set forth in Section 2.02.

“Note Documents” means this Agreement, each Note, the Bad Acts Guaranty, each Collateral Document, the Servicing Agreement, the Payment Auditor Agreement, the Closing Date Fee Letters, the Contribution, Purchase and Sale Agreement, the Bill of Sale, the Subordinated Intercompany Note, Instruction Letter, and all other fee letters (including with respect to the payment of Agent Fees or fees of the Account Bank), side letters, certificates, notes, allonges, joinders, counterpart agreements, guaranty documents, subordination agreements, intercreditor agreements, mortgages, instruments, powers of attorney, process agent appointment letters, notices or agreements executed and delivered from time to time by a Note Party or Bad Acts Guarantor for the benefit of the Agent or any Purchaser in connection with this Agreement or any other Note Document.

“Note Party” means the Issuers and the Guarantors.

“Notes” means, collectively, the notes issued, sold and delivered by the Issuers and purchased by the Purchasers on the Closing Date pursuant to Section 2.01, in the form of Exhibit A hereto, and all other notes accepted by any Purchaser from time to time in substitution or exchange therefor or renewal thereof.

“Notes Issuance” has the meaning set forth in Section 2.01.

“Obligations” means all present and future obligations, indebtedness and liabilities of every nature of the Transaction Parties from time to time owed to the Agent (including any former Agent), the Account Bank, the Purchasers or other Secured Parties or any one of them, under any Transaction Document, regardless of how such obligation, indebtedness or liability arises or by what agreement or instrument it may be evidenced, whether or not it is or may be direct, indirect, matured, unmatured, absolute, contingent, due, to become due, primary, secondary, liquidated, unliquidated, disputed, undisputed, joint, joint and several, legal, equitable, tortious, contractual, secured or unsecured, and whether or not any claim for such obligation, indebtedness or liability is discharged, stayed or otherwise affected by any proceeding under any Debtor Relief Law. Without limiting the generality of the foregoing, the Obligations of the Transaction Parties include (i) the obligation (irrespective of whether a claim therefor is allowed in a proceeding under any Debtor Relief Law) of performance as well as obligations to pay principal, interest, fees, (including, without limitation, any Yield Maintenance Premium (if applicable) and whether primary, secondary, direct, indirect, contingent, fixed or otherwise), and disbursements, indemnities and other amounts (including Attorneys’ Fees) payable by such Person under the Transaction Documents, (ii) the obligation to pay all costs and expenses incurred by the Agent and/or any other Secured Parties to obtain, preserve, perfect and enforce the Liens granted to the Agent and/or any other Secured Party pursuant to any Note Document and to maintain, preserve and collect the property subject to such Liens, including but not limited to all reasonable and documented attorneys’ fees and expenses of any Secured Party to enforce any Obligations whether or not by litigation, in each case, as required to be repaid by the Transaction Parties in any Note Document, (iii) the obligation to reimburse any amount in respect of any of the foregoing that any Secured Party may elect to pay or advance on behalf of the Transaction Parties in accordance with the terms of this Agreement or any other Note Document, including, without limitation, all Protective Advances and any interest accrued thereon, and (iv) the obligation of the Transaction Parties under the Collateral Documents to reimburse the Agent for any amount incurred in connection with (A) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (B) the exercise or enforcement of any of the rights of the Agent under the Collateral Documents or (C) the failure by the Transaction Parties to perform any of the provisions of any Collateral Document.

“ODD” means an “orphan drug designation” (as defined in 21 C.F.R. § 316.3(b)(11)).

“OFAC” has the meaning set forth in the definition of “Anti-Terrorism and AML Laws”.

“OMERS Life Sciences” means OCM IP Healthcare Portfolio LP.

“Operating Profit (Loss)” has the meaning ascribed to such term in the Collaboration Agreement, as in effect on the Closing Date.

“Organizational Document” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation, each certificate of name change, memorandum of association and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement or certificate of incorporation (or similar documents), any certificate of change of name, the constitution of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person, (v) in the case of any statutory trust, the certificate of trust, declaration of trust and trust agreement (or similar documents) of such Person, and (vi) in the case of any other Person, any other document or agreement governing the formation, existence, organization or governance of such Person.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to the Notes or the other Note Documents.

“Own-Funds Property” has the meaning set forth in the trust agreement constituting the Organizational Document of the DST Issuer.

“Owned Product Patent” means the Product Patents that are owned by the Note Parties or their Affiliates. For clarity, the Owned Product Patents include the “THERAVANCE Patents” and the Note Parties or their Affiliates’ interest in the “Joint Invention Patents” as each of those terms are defined in the Collaboration Agreement in effect on the Closing.

“Paragraph IV Certification” means any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A)(iv), 21 U.S.C. § 355(j)(2)(A)(vii)(IV), or any comparable Law (or any amendment or successor statute thereto) relating to any Licensed Product in any country or regulatory jurisdiction.

“Parent” means Zymeworks Inc., a Delaware corporation.

“Party” and “Parties” means the parties to the Transaction Documents from time to time, individually and collectively.

“Patent” means any and all issued patents and pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including supplementary protection certificates or regulatory extensions), and any other form of government-issued right substantially similar to any of the foregoing, together with the right to claim the priority thereto.

“Patent Office” means the respective patent office (foreign or domestic) for any Patent.

“Patriot Act” means the USA Patriot Act, Public Law No. 107-56.

“Payment Auditor” has the meaning set forth in Section 7.05(b).

“Payment Auditor Agreement” means a consulting agreement (or similar consulting engagement letter) to be entered into by and among the Servicer, the DST Issuer, the Payment Auditor and the Agent on terms and conditions satisfactory to the Agent (acting at the direction of the Requisite Purchasers in their sole discretion).

“Payment Date” means (i) the last Business Day of March, June, September and December of each year, commencing with December 2026 (which payment, for the avoidance of doubt, shall be made with amounts payable under the Collaboration Agreement in respect of the Calendar Quarter ended September 30, 2026, including any portion thereof attributable to periods prior to the Closing Date), (ii) after the acceleration of the Notes following an Event of Default, any other Business Day specified by the Requisite Purchasers by at least five (5) Business Days’ written notice to the Agent and (iii) the Maturity Date.

“Payment Dispute” means, at any time, the dispute by any Purchaser of the calculation of Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss) reported to be payable hereunder in respect of any Payment Date including the calculations in any Waterfall Report.

“Payment in Full”, “payment in full”, “paid in full”, “repaid in full”, “prepaid in full” or any other term or word of similar effect used in this Agreement or any other Transaction Document, (i) when used with respect to this Agreement or any other Transaction Document, means the indefeasible payment in full in cash of all Obligations in immediately available funds in Dollars (including any Yield Maintenance Premium) (other than yet unasserted contingent indemnification obligations for which no claim has been made) and the termination of the Note Documents in writing and (ii) when used with respect to any other Indebtedness or Contractual Obligation, means the indefeasible payment in full in cash of all obligations under or related to such Indebtedness or Contractual Obligation in immediately available funds (other than yet unasserted contingent indemnification obligations for which no claim has been made) and the termination of such Indebtedness or Contractual Obligation in writing.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Assets” means (i) cash to the extent held temporarily for disbursement in accordance with the terms of this Agreement (including the Own-Funds Property), (ii) the IP Rights, (iii) other Transferred Assets (including the Collateral and all rights under and with respect to the Covered Agreements), (iv) the Equity Interests in RDIP and TABI and (v) proceeds of the foregoing consisting of cash to the extent receipt of such proceeds are permitted hereunder and held temporarily for disbursement in accordance with the terms of this Agreement.

“Permitted Change of Control” means:

(i) in respect of clause (i) of the definition of Change of Control, a merger, consolidation, or other business combination involving the Parent with or into another Person (a “Successor Parent”) that would otherwise constitute a Change of Control; provided that:

(A) the Equity Interests of such Successor Parent (or any direct or indirect parent entity thereof) are listed on the NYSE or NASDAQ and such Successor Parent has a Market Capitalization of not less than twenty-five billion dollars ($25,000,000,000) as of the date of such definitive agreement for such transaction, and the primary business of such Successor Parent (and any direct or indirect parent entity thereof) is not investment management, financial sponsorship, or the sponsorship of investment funds;

(B) no Event of Default has occurred or is continuing, or would result therefrom, on, or immediately after giving effect thereto, the effective date of such Permitted Change of Control;

(C) the Note Parties shall have delivered a legal opinion in form and substance reasonably satisfactory to the Requisite Purchasers confirming that such transaction will not give rise to any adverse Irish or U.S. tax consequences in respect of the Note Parties or any Purchaser;

(D) (A) the Purchasers shall have received written notice of such transaction within five (5) Business Days prior to the signing of the relevant acquisition agreement or similar agreement, (B) the Agent and each Purchaser shall have received (i) all documentation and other information reasonably requested in writing by the Agent or any such Purchaser required in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) if the Parent or Successor Parent then qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Parent or Successor Parent and (C) the Parent and Successor Parent (x) shall not be in violation of Sanctions in any material respect and (y) shall not be a Sanctioned Person; and

(E) the Obligations shall remain in full force and effect following the consummation of such transaction; or

(ii) in respect of clause (iii) of the definition of Change of Control, the transfer by TBIL of all (but not part) of its trade, including its interests in the DST Issuer and the Trustee Co-Issuer to a newly formed direct wholly owned Irish tax resident subsidiary of TBIL; provided that:

(A) the Note Parties shall have obtained prior written consent of the Requisite Purchasers;

(B) the Note Parties shall have delivered a legal opinion in form and substance reasonably satisfactory to the Requisite Purchasers confirming that such transaction will not give rise to any adverse Irish or U.S. tax consequences in respect of the Note Parties or any Purchaser;

(C) such newly formed direct wholly owned Irish tax resident subsidiary of TBIL shall have granted to the Agent, for the benefit of the Secured Parties, a first priority Lien on all of its property and joined or otherwise acceded to such other Note Documents as required by the Requisite Purchasers; and

(D) the Requisite Purchasers shall have determined that such transaction would not adversely affect the listing of the Notes on a recognized stock exchange or the availability of the exemption from Irish withholding tax under section 64 of the Taxes Consolidation Act 1997.

Notwithstanding the foregoing, there shall not be more than one Permitted Change of Control during the term of this Agreement.

“Permitted Co-Promotion Election” means the delivery by TBUS to the Collaboration Partner of a notice pursuant to Section 3.1.1 of the Co-Promotion Agreement that it will not participate in Direct Promotional Activities (as defined in the Co-Promotion Agreement) for the Licensed Product in the United States, and the cessation of such participation by the Note Parties and their Affiliates in accordance with the Co-Promotion Agreement, in each case in compliance with Section 7.10(b).

“Permitted Co-Promotion Termination” means a termination of the Co-Promotion Agreement (a) by mutual written agreement of TBUS and the Collaboration Partner with the prior written consent of the Agent (acting at the direction of the Requisite Purchasers) in accordance with Section 8.07, (b) occurring solely as a consequence of a termination of the Collaboration Agreement in respect of which a New Arrangement has been entered into in compliance with Section 7.13(c), or (c) by the Collaboration Partner pursuant to Section 15.2 of the Co-Promotion Agreement where the breach or default giving rise to such termination (i) has not given rise, and would not reasonably be expected (as reasonably determined by the Agent acting at the direction of the Requisite Purchasers) to give rise, to a right of the Collaboration Partner to terminate the Collaboration Agreement pursuant to Section 13.02 thereof and (ii) has not been asserted by the Collaboration Partner as a breach of or default under the Collaboration Agreement.

“Permitted Indebtedness” means Indebtedness not prohibited by Section 8.03.

“Permitted Investment” means Investments not prohibited by Section 8.05.

“Permitted Liabilities” means (i) the Obligations, (ii) all Contractual Obligations of the DST Issuer, RDIP and TABI (including all liabilities and obligations incurred by the DST Issuer in connection with its performance under the Covered Agreements, Control Agreements (and related cash management agreements with Account Bank) as in effect on the Closing Date or as otherwise consented to by the Agent (at the direction of the Requisite Purchasers)), (iii) all Taxes, assessments and governmental charges levied upon the Issuers, RDIP or TABI or upon their respective income, profits or property (other than federal, state, local and foreign income or similar Taxes), solely to the extent timely paid or otherwise appropriately contested; provided, that adequate reserves are set aside therefor in accordance with GAAP and such contest proceedings shall conclusively operate to stay the sale or other disposition of any portion of the Collateral to satisfy such Tax, (iv) all costs and expenses of the Independent Manager of the Issuers, (v) any other liabilities or obligations of any nature expressly allowed to be incurred by the Issuers pursuant to the definition of “Special Purpose Entity”, (vi) all fees, expenses and charges of the Account Bank pursuant to the terms of the Control Agreement and the other cash management agreements between DST Issuer and Account Bank and (vii) all other fees, costs and expenses relating to the administration, ownership and management of Permitted Assets or reasonably necessary (as determined by the Issuers in good faith) to remain in compliance with the Note Documents.

“Permitted Liens” means Liens that are not prohibited by Section 8.04.

“Person” means any natural person, corporation, limited liability company, partnership (including any exempted limited partnership), joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Personal Information” means any data that is defined as “personal information” under any Privacy Law, including any such data that constitutes a name, address, email address, photograph, internet protocol address, and unique device identifier.

“Phase 4 Study” means any clinical trial of a Licensed Product conducted after receipt of marketing authorization in the approved indication, which is required to maintain such marketing authorization or otherwise useful for Commercializing such Licensed Product.

“Post-Approval Development Expenses” has the meaning ascribed to such term in the Collaboration Agreement, as in effect on the date hereof.

“Prepayment Price” means a cash redemption price of the Notes being redeemed equal to, without duplication, one hundred percent (100%) of the Principal Amount of the Notes then outstanding, together with (i) accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption, (ii) the applicable Yield Maintenance Premium (if any) and (iii) all Obligations (other than yet unasserted contingent indemnification obligations for which no claim has been made) and other unpaid amounts then due and owing by the Note Parties to the applicable Purchaser(s) and other Secured Parties pursuant to this Agreement and the other Note Documents.

“Principal Amount” means, as of any date of determination and without duplication, the amount equal to the sum of: (i) the original principal amount of the Notes (i.e., $350,000,000) or any Note, as the context may require, plus, (ii) any and all Deficiency Amounts which have been capitalized and added to the Principal Amount of the Notes or any Note, as the context may require, pursuant to Section 3.02(a) as of such date plus, (iii) any and all Protective Advances funded pursuant to Section 2.05, which shall increase the Principal Amount of the Notes or any Note, as the context may require, plus (iv) any and all Protective Advance Deficiency Amounts which have been capitalized and added to the Principal Amount of the Notes or any Note, as the context may require, pursuant to Section 3.02(a), minus, (v) the aggregate amount of principal repayments in cash on the Notes or any Note, as the context may require.

“Privacy Laws” means any applicable requirements of Law governing privacy, data security or breach notification with respect to the processing of Personal Information, and privacy and data security requirements of contracts by which a Note Party is bound, including (if applicable) the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder and the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of Personal Data and on the free movement of such data, and repealing Directive 95/46/EC. Without limiting the foregoing, Privacy Laws include, as applicable, state personal information breach notification Laws.

“Product Databases” means any material non-public proprietary database or information repository that is owned by or licensed to a Note Party or its Affiliate and primarily related to, used in or necessary for the Development, manufacture, Commercialization, distribution, or Exploitation of the Licensed Product in the Territory.

“Product Patents” means all Patents (i) owned by or licensed to a Note Party or its Affiliate, and (ii) that primarily relate to or are used in or necessary for the Development, manufacture, Commercialization, distribution, or Exploitation of a Licensed Product and in the Territory, including those Patents identified in Schedule 6.01. For the avoidance of doubt, the Product Patents include the Owned Product Patents and the Licensed Product Patents.

“Product Registrations” means, with respect to the Licensed Product in the Territory: (i) any approvals, clearances, registrations, licenses, listings, permits, INDs, New Drug Applications, Regulatory Approvals, ODDs, breakthrough therapy designations, fast-track designations or marketing authorizations, including FDA drug listings and other national or regional marketing authorizations or permits, together with any supplements or amendments thereto, whether pending or issued, by the applicable Regulatory Agency primarily related to the Exploitation of such Licensed Product over which such Regulatory Agency has authority; and (ii) pricing and reimbursement approval, if applicable or available, and all national drug code numbers, if any, assigned to the Licensed Product.

“Product Rights” means any and all of the following: (i) IP Rights; (ii) all rights that the Note Parties or any of their Affiliates has in or to any and all Product Registrations, Regulatory Approvals, Regulatory Exclusivities, and Regulatory Documentation, with or from any Regulatory Agency primarily related to, used in or necessary for the Development, manufacture, Commercialization, distribution or Exploitation of the Licensed Product in the Territory; and (iii) all rights that the Note Parties or any of their Affiliates has in or to each Covered Agreement with respect to the Licensed Product.

“Product Trademarks” means any and all Trademarks primarily related to, used in or necessary for the Development, manufacture, Commercialization, distribution or Exploitation of the Licensed Product in the Territory (other than any Theravance Trademark), that are issued or filed prior to, on or after the date of this Agreement, including those identified in Schedule 6.01, in each such case, which are owned, co-owned, licensed by, or issued to or thereafter acquired by a Note Party or any of its Affiliates.

“Protective Advance” means any payment made by a Purchaser, in its reasonable discretion, to (i) discharge (at the Issuers’ expense) Taxes or Liens affecting any of the Collateral that are due and payable and have not been paid in violation of the Note Documents or that jeopardize the Agent’s Lien priority in the Collateral, (ii) make any other payment required for the preservation or protection of the Collateral, (iii) make any payment to a retiring Agent under Section 12.08(a), (iv) preserve or maintain any Issuer and any Delaware trustee and Independent Manager of an Issuer or (v) make any other payment to Collaboration Partner that, if not paid, would, in Purchaser’s good faith judgement, result in a breach of the Collaboration Agreement or the Co-Promotion Agreement.

“Protective Advance Amounts” means, as of any date of determination, that portion of the Principal Amount then outstanding equal to the sum of (i) any and all Protective Advances and (ii) any and all Protective Advance Deficiency Amounts.

“Protective Advance Deficiency Amount” has the meaning specified in Section 3.02(a)(i).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor.

“Purchase Price” means the aggregate amount set forth on Schedule 2.01 hereto and paid by the Purchasers on the Closing Date to acquire the Notes.

“Purchaser” means, as of the Closing Date, each Person set forth on Schedule 2.01 hereto and any other Person that accepts or otherwise holds a Note from time to time pursuant to the terms hereof.

“Quarterly Report” has the meaning set forth in the Collaboration Agreement.

“RDIP” means Theravance Biopharma R&D IP, LLC, a Delaware limited liability company.

“Recipient” means the Agent or any Purchaser, as applicable.

“Reconciliation Amounts” has the meaning set forth in Section 7.05(d).

“Register” means a record of ownership, maintained by the Agent pursuant to Section 4.05, in which the Agent registers by book entry the interests (including any rights to receive payment hereunder) of each Purchaser in the Notes and any assignment of any such interest, obligation or right.

“Regulation T” means Regulation T of the Federal Reserve Board.

“Regulation U” means Regulation U of the Federal Reserve Board.

“Regulation X” means Regulation X of the Federal Reserve Board.

“Regulatory Agency” means a Governmental Authority with responsibility for the regulation of the research, development, marketing or sale of drugs or pharmaceuticals in any jurisdiction, including the FDA.

“Regulatory Approvals” means, collectively, all regulatory approvals, licenses, registrations, certificates, Governmental Authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Licensed Product may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency, including approved Drug Applications.

“Regulatory Change” means (i) the adoption after the date hereof of any Law, rule or regulation or any change therein after the date hereof or (ii) any change after the date hereof in the interpretation or administration thereof by any Regulatory Agency, Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, either generally or as effected through compliance with any request or directive (whether or not having the force of law) of any such Regulatory Agency, Governmental Authority, central bank or comparable agency.

“Regulatory Documentation” means, with respect to the Licensed Product in the Territory, all: (i) applications, including all INDs, Drug Applications and Regulatory Filings, registrations, licenses, authorizations and approvals; (ii) correspondence and reports submitted to or received from Governmental Authorities, including minutes and official contact reports relating to any communications with any Governmental Authority, and all supporting documents with respect thereto, including all advertising and promotion documents, adverse event files and complaint files; and (iii) clinical data and any other data contained or relied upon in any of the foregoing.

“Regulatory Filings” has the meaning ascribed to such term in the Collaboration Agreement, as in effect on the Closing Date.

“Reimbursable Patent Expenses” has the meaning ascribed to such term in the Collaboration Agreement, as in effect on the Closing Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, managers, investors, potential investors, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Sum” means an amount equal to the Note Amount less the amount of Indebtedness owing by TBIL to TBPH that is repaid in cash in connection with the Transactions.

“Reportable Event” means, with respect to any pension plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Representative” means, with respect to any Person, directors, officers, employees, agents, co-investors, advisors, potential investors, underwriters, rating agencies, permitted assignees, sources of financing and trustees of such Person.

“Requisite Purchasers” means one or more Purchasers having or holding Notes with an outstanding Principal Amount representing more than fifty percent (50%) of the aggregate outstanding Principal Amount owing under the Notes held by all Purchasers.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any (i) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Issuer, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or any other Person’s Equity Interests by the Issuers, RDIP or TABI, or on account of any return of capital to the holders of any Equity Interests of the Issuers, or (iii) any voluntary or optional payment or prepayment of principal of, premium, if any, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment or any payment in cash by any Issuer, RDIP or TABI with respect to, any Indebtedness, or any option, warrant or other right to acquire any such dividend or other distribution or payment described in clauses (i) through (iii) above.

“Safety Notice” means any recalls, field notifications, field alert reports, market withdrawals, warnings, “dear health care provider” letters, investigator notices, safety alerts, or any other notices of action issued or instigated by the Issuers or any of its Affiliates, the Collaboration Partner or any of its Affiliates, any manufacturer of the Licensed Products or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of the Licensed Products.

“Sanction” means any international economic or financial sanction or trade embargo imposed, administered or enforced from time to time by the United States Government (including the U.S. Department of State and OFAC), the United Nations Security Council, the European Union or its Member States, the United Kingdom (including His Majesty’s Treasury), Canada (including the Government of Canada and any applicable Canadian Governmental Authority) or any other applicable sanctions authority with jurisdiction over the Transactions or any of the parties to the Transactions.

“Sanctioned Person” means, at any time (i) any Person listed in any Sanctions-related list, or other public announcement, of designated Persons maintained or published by the United States Government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State and OFAC), the United Nations Security Council, the Global Affairs Canada, the European Union or its Member States, the government of the United Kingdom (including His Majesty’s Treasury), or any other applicable sanctions authority with jurisdiction over the Transactions or any of the parties to the Transactions, (ii) any Person located, organized, incorporated or resident in a Designated Jurisdiction or (iii) any Person fifty percent (50%) or more owned or controlled, directly or indirectly, by any such Person or Persons described in the foregoing clause (i) or (ii).

“Scheduled Maturity Date” means December 31, 2036.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 6.21(b).

“Secured Parties” means, collectively, the Purchasers, the Agent and each Indemnitee and shall include, without limitation, any former Purchaser, the Agent or Indemnitee to the extent that any Obligations owing to such Person were incurred while such Person was Agent, a Purchaser and/or an Indemnitee and such Obligations have not been paid and satisfied in full in cash.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Seller” means TBIL, in its capacity as “seller” under the Contribution, Purchase and Sale Agreement.

“Senior Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), director, chief executive officer, president, chief operating officer, chief legal officer, general counsel or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer. For any Person that is managed or controlled by a manager, trustee, agent or other entity (each, a “Manager”), such Person’s Senior Officers shall include any individual that is a Senior Officer of such Manager.

“Servicer” means the “Provider” as set forth in the Servicing Agreement.

“Servicing Agreement” means that certain Servicing Agreement dated as of the Closing Date, by and among DST Issuer and the Servicer.

“Servicing Agreement Event of Default” means any continuing “Event of Default” (as defined in the Servicing Agreement).

“Servicing Fee” means the amount payable by DST Issuer to the Servicer under Article IV of the Servicing Agreement.

“Set-Off” means any right of set-off, rescission, counterclaim, reduction, deduction or defense.

“Shared Expenses” has the meaning ascribed to such term in the Collaboration Agreement, as in effect on the date hereof.

“Solvent” means, with respect to any Person, that as of the date of determination, that (i) the sum of such Person’s debts (including contingent liabilities) does not exceed the fair value of such Person’s assets, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (iii) the capital of such Person is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date, and (iv) such Person does not intend to incur, or believe that it will incur, debts (including current obligations and contingent liabilities) beyond its ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Special Purpose Entity” means a statutory trust or limited liability company which, at all times since its formation and thereafter, has been and shall be (i) organized solely for the purposes set forth in Section 8.01(a) and (ii) operated in accordance with Section 8.01(b).

“Specified Acquisition Agreement Representations” means those representations and warranties made by TBPH and its Subsidiaries in the Acquisition Agreement as are material to the interests of Purchasers (in their capacities as such), but only to the extent that Parent or Merger Sub 1 has the right (taking into account any applicable cure provisions) pursuant to the Acquisition Agreement to terminate Parent’s or Merger Sub 1’s obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of one or more of such representations in the Acquisition Agreement.

“Specified Representations” means the representations set forth in Section 6.01, 6.02(a)(iii), 6.02(b), 6.03, 6.04, 6.05(a), 6.09, 6.16, 6.22, or 6.28.

“Subordinated Intercompany Note” means any intercompany note evidencing Indebtedness permitted under Section 8.03(iii)(G) and substantially in the form of Exhibit G, or such other form as shall be approved by the Requisite Purchasers.

“Subsidiary” means, with respect to any Person, at any time, any corporation, partnership, joint venture, limited liability company or other business entity (each, an “entity”) of which more than fifty percent (50%) of the outstanding voting stock or other Equity Interests entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities.

“Successor Agent” has the meaning set forth in Section 12.08(a).

“Supplemental Application” means an application submitted to an approved New Drug Application that proposes to make one or more changes to the authorized product.

“TABI” means Theravance Biopharma Antibiotics IP, LLC, a Delaware limited liability company.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TBIL” means Theravance Biopharma Ireland Limited, a private company limited by shares incorporated in Ireland with company registration number 560699 and having its registered office at 10 Earlsfort Terrace, Dublin 2, Ireland.

“TBPH” means Theravance Biopharma, Inc. an exempted company with limited liability incorporated under the Laws of the Cayman Islands.

“TBUH” means Theravance Biopharma US Holdings, Inc., a Delaware corporation.

“TBUS” means Theravance Biopharma US, L.L.C., a Delaware limited liability company.

“Territory” means worldwide.

“Theravance Trademark” means any Trademark that (a) incorporates, consists of, or uses the word “Theravance,” (b) is a logo used in connection with any Trademark referenced in clause (a) or otherwise used to identify Theravance Biopharma, Inc., or (c) is any other Trademark owned, co-owned, licensed by, or issued to or thereafter acquired by a Note Party or any of its Affiliates that is not used as the brand of or to specifically identify a Licensed Product.

“Third Party” means any Person other than the a Transaction Party or a member, partner, shareholder, principal or Affiliates of a Transaction Party.

“Third Party Payor” means any applicable governmental payor, administrative contractor, private insurers, managed care plans, and any other Person which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which a Note Party participates.

“Trademarks” means, collectively, all trademarks, service marks, corporate names, company names, business names, trade names, trade dress, logos, Internet domain names, other source or business identifiers, designs and general intangibles of like nature, and all registrations and applications filed in connection therewith, together with any and all renewals thereof.

“Trademark Office” means the respective trademark office (foreign or domestic) for any Trademark.

“Transaction Document” means any Note Document and/or the Bad Acts Guaranty, as the context may require.

“Transaction Party” means any Note Party and/or Bad Acts Guarantor, as the context may require.

“Transactions” means, collectively, each transaction contemplated to occur pursuant to the Transaction Documents on or about the Closing Date, including (i) the execution and delivery of the Transaction Documents and the Notes Issuance hereunder, (ii) the transactions contemplated to occur under the Acquisition Agreement (including the Financing Reorganization), (iii) the transactions contemplated to occur under the Contribution, Purchase and Sale Agreement on the Closing Date, (iv) the opening of accounts and execution of Control Agreements contemplated under Section 3.03, (v) the issuance of the Instruction Letter to the Collaboration Partner, (vi) the repayment in cash and/or the cancellation and extinguishment of all intercompany indebtedness owing by TBIL to TBPH, and after giving effect thereto, the making of a loan by TBIL to TBPH, which shall be evidenced by the Notes, in each case in accordance with Section 7.06 and (vii) the payment of the fees, costs and expenses incurred in connection with any of the foregoing.

“Transferred Assets” means all assets, property and other rights, title and interests transferred to the DST Issuer pursuant to the Contribution, Purchase and Sale Agreement.

“Triggering Event” means the occurrence of any of the following events or circumstances prior to the Scheduled Maturity Date: (i) all or any portion of the Obligations evidenced by the Note Documents are refinanced, repaid, prepaid, reduced, replaced or modified by operation of Law or for any other reason prior to the Scheduled Maturity Date pursuant to this Agreement, including, without limitation, as a result of (A) any prepayment by or on behalf of the Parent in connection with a Change of Control not otherwise approved by Requisite Purchasers as provided herein or (B) any repayments or deemed repayments of the Notes and other Obligations evidenced by the Note Documents by acceleration of the Principal Amount of any of the Notes in accordance with Article IX, (ii) a Bankruptcy Event or Insolvency Proceeding with respect to any Note Party or its Subsidiaries, or any Bad Acts Guarantor, (iii) all or any portion of the Obligations evidenced by the Note Documents are satisfied as a result of a foreclosure sale, deed in lieu or by any other exercise of remedies by the Agent on behalf of the Secured Parties (including, without limitation, (A) a foreclosure or enforcement of any Lien on the Collateral pursuant to the Note Documents or (B) a sale of all or any portion of the Collateral in any proceeding under any Debtor Relief Laws) or (iv) this Agreement (or the Obligations evidenced by the Note Documents) terminates pursuant to its terms or for any other reason (other than the occurrence of Payment in Full on the Maturity Date). For the avoidance of doubt, this definition and any Note Party’s or Bad Acts Guarantor’s obligations with respect to any Triggering Event are without waiver of any other applicable restrictions or conditions on prepayments or the other triggering events set forth above, and shall not permit or be deemed to permit any actions by a Note Party or Bad Acts Guarantor not otherwise expressly permitted under this Agreement.

“Trustee Co-Issuer” has the meaning set forth in the preamble hereto.

“U.S.” means the United States of America.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” and “UCC” means the Uniform Commercial Code in effect in the State of New York; provided, that if by reason of mandatory provisions of Law, the perfection, non-perfection, attachment or priority of a security interest is governed by the Uniform Commercial Code (or any similar or equivalent legislation) in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” means the Uniform Commercial Code (or any similar or equivalent legislation) in effect in such other jurisdiction for the purposes of the provisions in the Note Documents relating to such perfection, or effect of perfection or non-perfection, attachment or priority and for the purposes of definitions related to such provisions.

“United Kingdom” and “UK” means the United Kingdom of Great Britain and Northern Ireland.

“Valid Claim” means: (i) any claim of an issued and unexpired Patent, that shall not have been withdrawn, lapsed, abandoned, revoked, canceled or disclaimed, or held invalid or unenforceable by a court, Governmental Authority, national or regional patent office or other appropriate body that has competent jurisdiction in a decision being final and unappealable or unappealed within the time allowed for appeal; and (ii) a claim of a pending Patent application that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected.

“Waterfall Report” has the meaning set forth in Section 7.01(e).

“Waterfall Report Certificate” shall mean a certificate of the Issuer in the form attached hereto as Exhibit B.

“Withholding Agent” means the Issuers, the Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” means, with respect to any applicable Resolution Authority, the write-down and conversion powers of such applicable Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country or as the context may require, the United Kingdom, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule or in the equivalent Laws in the United Kingdom.

“Yield Maintenance Premium” means, for the applicable period, the following percentage of the outstanding principal balance of the Notes (a) from the Closing Date until the second anniversary of the Closing Date, 5.0%, (b) on and after the second anniversary until the third anniversary of the Closing Date, 3.0%, (c) on and after the third anniversary until the fourth anniversary of the Closing Date, 2.0%, (d) on and after the fourth anniversary until the fifth anniversary of the Closing Date, 1.0% and (e) on and after the fifth anniversary of the Closing Date, 0.0%.

“Yupelri Adjusted Net Profit” means, as of the end of any Collection Period, the sum of (i) Adjusted Operating Profit (Loss), plus (ii) the Collaboration Partner’s share of Reimbursable Patent Expenses payable in accordance with Section 1.08(a)(ii) of Exhibit F to the Collaboration Agreement for such applicable Collection Period, minus (iii) the Issuer’s share of Reimbursable Patent Expenses payable in accordance with Section 1.08(a)(i) of Exhibit F to the Collaboration Agreement for such applicable Collection Period, minus (iv) Deductible Non-Shared Issuer Expenses, plus (v) any other amounts payable to the DST Issuer in accordance with the Collaboration Agreement, including, without limitation, payments for indemnities and other amounts, but excluding U.S. and ROW Milestones, China Milestones, Royalties on ROW Net Sales and royalties on Annual Net Sales in China (each as defined in the Collaboration Agreement) for such applicable Collection Period.

Section 1.02 Rules of Construction. Unless the context otherwise requires, in this Agreement and each other Transaction Document:

(a) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(b) The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(c) The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(d) Unless otherwise specified, references to any agreement or document (including any Contract and any Note Document) include references to such agreement or document as from time to time amended, restated, amended and restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, amendments and restatements, reformations, supplements or modifications set forth herein or in any of the other Note Documents) and include any annexes, exhibits and schedules attached thereto.

(e) References to any Law shall include such Law as from time to time in effect, including any amendment, modification, supplement, codification, replacement or reenactment thereof or any substitution therefor, and any interpretation thereof.

(f) References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Note Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(h) The words “hereof”, “herein”, “hereunder” and similar terms when used in any Transaction Document shall refer to such Transaction Document as a whole and not to any particular provision hereof, and Article, Section, Exhibit and Schedule references any Transaction Document are references to Articles and Sections of, Exhibits and Schedules to, such Transaction Document unless otherwise specified.

(i) In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(j) Where any payment is to be made, any funds are to be applied, any calculation is to be made or any obligation is to be performed under any Transaction Document on a day that is not a Business Day, unless this Agreement otherwise provides (including as set forth in Section 3.07(a)), such payment shall be made, such funds shall be applied, such calculation shall be made and such obligation shall be performed on the succeeding Business Day, and payments shall be adjusted accordingly.

(k) In the event there is a conflict or inconsistency between this Agreement and any other Transaction Document, the terms of this Agreement shall control; provided, that any provision of any Transaction Document which imposes additional burdens on a Note Party or any Bad Act Guarantor, as applicable, or further restricts the rights of a Note Party or Bad Act Guarantor, as applicable, or gives any of the Agent or the Purchasers additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(l) The Parties hereto have participated jointly in the negotiation and drafting of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the Parties thereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(m) Any amount in a currency other than Dollars is to be taken into account at its Dollar equivalent calculated on the basis of: (i) if the amount is to be calculated on the last day of a financial period of an Issuer, the relevant rates of exchange used by the DST Issuer in, or in connection with, its financial statements for that period; or (ii) for purposes of determining compliance with any incurrence or expenditure test set forth in Article VII, Article VIII or Article IX, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency, or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agent (at the direction of the Requisite Purchasers) or, in the event that no such service is selected by the Agent, on such other basis as is reasonably satisfactory to the Agent (acting at the direction of the Requisite Purchasers)) as in effect on the date of such incurrence of expenditure.

(n) The phrases “permitted by” and “not prohibited by” or words of similar import shall be construed to have the same meaning and effect.

(o) References in the Transaction Documents to “determination” by any Person include good faith estimates by such Person (in the case of quantitative determinations) and good faith beliefs by such Person (in the case of qualitative determinations).

(p) A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default, respectively, occurs to the date on which such Default or Event of Default, respectively, is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Requisite Purchasers, by each Purchaser affected thereby, or by all Purchasers, as applicable.

(q) Any Lien referred to in this Agreement or any other Note Document as having been created in favor of the Agent, any agreement entered into by the Agent pursuant to this Agreement or any other Note Document, any payment made by or to or funds received by the Agent pursuant to or as contemplated by this Agreement or any other Note Document, or any act taken or omitted to be taken by the Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agent and the other Secured Parties.

(r) All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any covenant, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

(s) Where a Note Document requires any Party to reimburse or indemnify the Agent, any Purchaser or any other Secured Party in respect of any fees, cost or expense, that Party shall reimburse or indemnify such Person for the full amount of such fees, cost or expense.

Section 1.03 Divisions. For all purposes under the Transaction Documents, in connection with any division or plan division under Delaware law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.04 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any other Transaction Document shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time; provided that, the calculation of Adjusted Operating Profit (Loss) and/or any component parts thereof shall be calculated in accordance with the Collaboration Agreement and the Co-Promotion Agreement. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

Section 1.05 Irish Terms. In this Agreement, where it relates to an Irish Note Party, a reference to:

(a) “Dissolution” of an Irish Note Party includes such Irish Note Party being struck off the Register of Companies in Ireland or, in the case of a partnership, dissolution or termination of that partnership.

(b) Enforcing (or any derivation) the Collateral includes the appointment of an examiner or a receiver or a process adviser (or any analogous officer in any jurisdiction) of an Irish Note Party by the Agent.

(c) An “examiner” means an examiner (including any interim examiner) appointed under section 509 of the Irish Companies Act and “examinership” shall be construed accordingly.

(d) “Ireland” means the island of Ireland exclusive of Northern Ireland.

(e) “Process adviser” means a person appointed or acting as a process advisor within the meaning of section 558A(1) of the Irish Companies Act.

(f) A rescue process means the rescue process for small and micro companies contemplated by Part 10A of the Irish Companies Act.

(g) A person being unable to pay its debts or having an inability to pay its debts includes (without limitation) that person being unable to pay its debts within the meaning of Sections 509(3) and 570 of the Irish Companies Act.

ARTICLE II

THE NOTES; DISBURSEMENT

Section 2.01 Notes Issuance. On the terms and subject to the conditions set forth herein, including the conditions set forth in Section 5.01 hereof, the Issuers agree to issue, sell and deliver, to each Purchaser and each Purchaser agrees to purchase from the Issuers on the Closing Date, Notes in an individual Principal Amount equal to such Purchaser’s Allocated Share upon payment of the Purchase Price. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligations by any other Purchaser hereunder (the “Notes Issuance”).

Section 2.02 Disbursement of Note Amount. On the Closing Date, the Issuers will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single note (or such greater number of notes in denominations as such Purchaser may request) dated as of the Closing Date and registered in such Purchaser’s name (or the name of its nominee) against delivery of such Purchaser’s Purchase Price to the Agent not later than noon (New York City time), by wire transfer of same day funds in Dollars, at the Agent’s office. Upon the satisfaction or waiver of the conditions precedent specified herein, and receipt of all funds from each Purchaser, the Agent shall make the payments in Dollars in the amounts set forth in the Closing Date funds flow statement delivered pursuant to Section 5.01(a) (upon which the Agent may conclusively rely) equal to the Purchase Price received by the Agent, less the Agent’s net funded expenses, less the Minimum Own-Funds Property Amount, less any fees, obligations or other expenses due and payable hereunder or under any other Note Document.

Section 2.03 No Right to Reborrow or Reissue. Any Note issued under this Article II and subsequently repaid or prepaid may not be reborrowed or reissued. Each Purchaser’s commitment to purchase the Notes listed on Schedule 2.01 shall terminate immediately and without further action on the Closing Date after giving effect to the purchase of Notes.

Section 2.04 Availability of Funds.

Unless the Agent shall have been notified in writing by a Purchaser prior to the Closing Date that such Purchaser does not intend to make available to the Agent the Purchase Price of such Purchaser’s Allocated Share of the aggregate Principal Amount on the Closing Date, the Agent may assume that such Purchaser has made such amount available to the Agent on the Closing Date and after consultation with the Issuers, the Agent may, in its sole discretion, but shall not be obligated to, make available to the Issuers a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to the Agent by such Purchaser, the Agent shall be entitled to recover such corresponding amount following demand from such Purchaser together with interest thereon, for each day from the Closing Date until the date such amount is paid to the Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Base Rate. If such Purchaser does not pay such corresponding amount forthwith following the Agent’s demand therefor, the Agent shall promptly notify the Issuers and the Issuers shall immediately pay such corresponding amount to the Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to the Agent, at the Base Rate. Nothing in this Section 2.04 shall be deemed to prejudice any rights that the Issuers may have against any Purchaser as a result of any default by such Purchaser hereunder.

Section 2.05 Protective Advances. Notwithstanding any provision of this Agreement and any other Note Document to the contrary, each Purchaser, in its sole discretion, shall have the right, but not any obligation, and is irrevocably authorized by the Issuers, at any time that a Note Party fails to do so within five (5) Business Days of receipt by the DST Issuer of prior written notice from such Purchaser or the Agent, to make Protective Advances. In furtherance of the foregoing, the Issuers irrevocably authorize disbursement of any such funds by such Purchaser, by way of direct payment of the relevant amount. Any Purchaser funding a Protective Advance shall notify the Agent of the amount of such Protective Advance within one (1) Business Day of the making of such advance. Each Purchaser shall be reimbursed for all Protective Advances in accordance with Section 3.04(g) or otherwise in accordance with any equity contributions pursuant to Section 3.03(g), and any Protective Advances shall automatically on the date of the advance be deemed to increase the outstanding Principal Amount of the Notes by an amount equal to the amount of such Protective Advance and bear interest at the Applicable Rate from and including the date the Protective Advance is made by any such Purchaser to (but excluding) the date it is repaid. No Protective Advance by any Purchaser shall be construed as a waiver by any Purchaser of any Default or Event of Default or any of the rights or remedies of any Purchaser.

Section 2.06 Representations and Warranties of Purchasers. Each Purchaser, by acceptance of a Note, hereby represents and warrants on the Closing Date as follows:

(a) Accredited Purchaser. It is (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and an “Institutional Account” as defined in FINRA Rule 4512(c) or a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act and (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase and sale of the Notes from the Issuers and the suitability thereof for such Purchaser. It is specifically understood and agreed that such Purchaser is acquiring the Notes for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act and it is acquiring the Notes only for its own account and not for the account of others, or if such Purchaser is subscribing for the Notes as a fiduciary or agent for one or more investor accounts, such Purchaser has full investment discretion with respect to such account, and the full power and authority to make the acknowledgments, representations and agreements herein on behalf of each owner of each such account.

(b) Registration. It understands that the Notes will not be registered under the Securities Act by reason of their issuance by the Issuers in a transaction exempt from the registration requirements of the Securities Act and that it may have to hold the Notes indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration or qualification by prospectus.

(c) Existence, Good Standing, and Power and Authority. It (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, incorporation or formation and (ii) has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by it, will constitute valid and legally binding obligations of each Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and other Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

(d) Satisfaction of Conditions. Such Purchaser further understands that the exemption from registration afforded by Rule 144 promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(e) Investor Representations. Such Purchaser (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in equity transactions that are not registered under the Securities Act, and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Notes.

(f) Opportunity to Review. In making its decision to purchase the Notes such Purchaser has relied solely upon independent investigation made by such Purchaser and each Issuer’s representations and warranties in Article VI and covenants contained herein and in the other Transaction Documents. Such Purchaser acknowledges and agrees that such Purchaser has received, and has had an adequate opportunity to review, such information as such Purchaser deems necessary in order to make an investment decision with respect to the Notes, including with respect to the Issuers and the Transactions. Such Purchaser represents and agrees that such Purchaser and such Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as such Purchaser and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Notes.

(g) Risk Analysis. Such Purchaser has analyzed and considered the risks of an investment in the Notes and determined that the Notes are a suitable investment for such Purchaser and that such Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of such Purchaser’s investment in the Issuers. Such Purchaser acknowledges specifically that a possibility of total loss exists.

ARTICLE III

PAYMENTS

Section 3.01 Payment of the Notes. The Issuers shall repay the Notes pursuant to and in accordance with the terms of this Agreement. The aggregate outstanding Principal Amount of the Notes shall be due and payable in full in cash on the Maturity Date. All other Obligations (including any accrued and unpaid interest and the Yield Maintenance Premium (if any)) shall be due and payable in full in cash on the Maturity Date.

Section 3.02 Interest on the Notes.

(a) Subject to this Section 3.02, each Note shall bear interest on the outstanding Principal Amount thereof from the Closing Date until the date of repayment (whether by prepayment, acceleration or otherwise) at the Applicable Rate. On each Payment Date, the Issuers agree to pay the accrued and unpaid interest in cash from the immediately preceding Payment Date (or, in the case of the first such Payment Date (i.e., the first Payment Date occurring after the Closing Date), the Closing Date) to (but excluding) the current Payment Date for the account of the Purchasers. Interest accrued on the Notes shall be payable in arrears to the Agent, for the ratable benefit of the Purchasers, in cash on each Payment Date and distributed in accordance with Section 3.04 and, with respect to any Triggering Event on the date of such prepayment, in an amount equal to the accrued and unpaid interest on the amount so prepaid to the date of prepayment in accordance with Section 3.06; provided, that:

(i) in the event the funds on deposit in the Collection Account applied pursuant to Section 3.04(f) are insufficient to pay all amounts of interest due on the outstanding Protective Advance Amounts in cash on such Payment Date (such cash payment shortfall, the “Protective Advance Deficiency Amount”), then any such Protective Advance Deficiency Amount shall be paid in kind by increasing the outstanding Principal Amount of the Notes on such Payment Date by an amount equal to the Protective Advance Deficiency Amount for the applicable Payment Date which amount so capitalized shall be deemed a Protective Advance Amount and bear interest at the Applicable Rate for Protective Advance Amounts; and

(ii) in the event the funds on deposit in the Collection Account applied pursuant to Section 3.04(h) are insufficient to pay all amounts of interest due on the outstanding Principal Amount of the Notes (other than Protective Advance Amounts) in cash on such Payment Date (such cash payment shortfall, the “Deficiency Amount”), then any such Deficiency Amount shall be paid in kind by increasing the outstanding Principal Amount of the Notes on such Payment Date by an amount equal to the Deficiency Amount for the applicable Payment Date.

Any such Protective Advance Deficiency Amounts and/or Deficiency Amounts that are so capitalized in accordance with the preceding clause (i) and/or (ii) shall thereafter bear interest in accordance with this Section 3.02 from and including the date such Protective Advance Deficiency Amount and/or Deficiency Amount is capitalized and added to the outstanding Principal Amount of the Notes.

(b) Effective (i) automatically upon the occurrence of an Event of Default pursuant to Section 9.01(a) or (g) and (ii) otherwise, upon the delivery of a written notice by the Agent (at the direction of the Requisite Purchasers) upon the occurrence and during the continuance of any other Event of Default, the outstanding Principal Amount of the Notes and all other Obligations shall bear interest at the Default Rate, from the date of occurrence of such Event of Default until no Event of Default is then continuing and all interest accrued during such period shall be payable in cash on the next Payment Date to the Agent, for the ratable benefit of the Purchasers in accordance with Section 3.04. Payment or acceptance of the increased rates of interest provided for in this Section 3.02(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Purchaser.

(c) Interest payable pursuant to the terms of the Note Documents shall be computed on the basis of a three hundred sixty (360)-day year of twelve (12) thirty (30)-day months based on actual days elapsed. In computing interest accruing on the outstanding Principal Amount of any Note, the Closing Date shall be included and the date of payment of such Note shall be excluded; provided, that if a Note is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Note. In computing interest accruing on any Protective Advance, the date such Protective Advance is made shall be included, and the date such Protective Advance is paid shall be excluded; provided, that if a Protective Advance is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Protective Advance. In computing interest accruing on any other Obligations, the date such other Obligations are due and payable shall be included, and the date of payment of such other Obligation in cash in immediately available funds in Dollars shall be excluded; provided, if an Obligation is repaid in cash in Dollars on the same day on which it is made or extended, one (1) day’s interest shall be paid on that Obligation.

Section 3.03 Collection Account.

(a) On or before the Closing Date, (i) the DST Issuer shall establish with the Account Bank the Collection Account and (ii) the DST Issuer and the Agent shall enter into a Control Agreement with the Account Bank with respect to the Collection Account.

(b) The DST Issuer shall be responsible for all fees, expenses and charges of the Account Bank pursuant to the terms of the Control Agreement and the other cash management agreements between the DST Issuer and Account Bank, as applicable, by ensuring sufficient funds are on deposit in the Collection Account when such fees, expenses and charges are due, subject to any applicable grace periods set forth in the Control Agreements.

(c) Prior to Payment in Full, the DST Issuer shall have no right to terminate or replace the Collection Account without the prior written consent of the Agent (acting at the direction of the Requisite Purchasers).

(d) For purposes of this Agreement, any reference to the “Collection Account”, “Control Agreement”, or “Account Bank” shall refer to such replacement or successor Collection Account, Control Agreement, or Account Bank as the context requires from time to time.

(e) With respect to the Collaboration Agreement, on or before the Closing Date, the Issuers shall cause TBIL and TBUS to deliver an irrevocable instruction letter substantially in the form of Exhibit C (any such instruction letter, an “Instruction Letter”) to the Collaboration Partner notifying the Collaboration Partner of the assignment of the Collaboration Agreement to the DST Issuer, directing that for so long as the Obligations remain outstanding all payments that are due and payable to the DST Issuer in respect of or derived from the Collaboration Agreement shall be paid directly into the Collection Account and naming the Agent as a third-party beneficiary of such Instruction Letter. It is understood and agreed that, if the Closing Date occurs prior to September 30, 2026, all amounts payable under the Collaboration Agreement in respect of such Calendar Quarter ending on September 30, 2026 shall, when paid, be deposited into the Collection Account for the benefit of the DST Issuer and distributed in accordance with Section 3.04, including any portion thereof attributable to periods prior to the Closing Date.

(f) To the extent all or any portion of the amounts payable to the DST Issuer under the Collaboration Agreement are not paid directly into the Collection Account, the Issuers shall (i) remit, or cause to be remitted, to the Collection Account the entire amount of such misdirected funds (without deduction, withholding, Set-Off or counterclaim and prior to the payment of any Taxes) within five (5) Business Days of receipt of any such funds, (ii) promptly instruct the Collaboration Partner and all other Account Debtors to remit any future payments to the Collection Account and (iii) promptly provide to the Agent copies of all such notices.

(g) Deposits made into the Collection Account shall be limited to amounts deposited therein by the Note Parties, the Parent, any Bad Acts Guarantor, the Servicer, the Seller, any of their respective Affiliates or any Account Debtor in accordance with this Agreement. Each of the Parent, TBPH and TBIL may, but is not obligated to, make capital contributions to the DST Issuer for deposit into the Collection Account that may be used to (i) pay any share of negative Operating Profit (Loss) that is due and payable by the DST Issuer under the Collaboration Agreement, (ii) pay any fees, costs and expenses incurred by the DST Issuer pursuant to Section 7.05 that are then due and payable, (iii) fund the Collection Account in such amount to satisfy the Minimum Own-Funds Property Amount requirement and (iv) repay all or any portion of any Protective Advance Amounts and accrued and unpaid interest thereon.

(h) The Account Bank shall have the sole and exclusive right to withdraw or order a transfer of funds from the Collection Account, in all events in accordance with the terms and provisions of this Agreement and the Control Agreement.

(i) Any deposit made into the Collection Account hereunder shall be irrevocable, and the amount of such deposit and any money, instruments, investment property or other property on deposit in, carried in or credited to the Collection Account hereunder and all interest thereon shall be applied solely as provided herein.

Section 3.04 Promise to Pay; Manner of Payment. On each Payment Date, payments shall be made by Account Bank on the joint written instruction of the Agent (acting on the instructions of the Requisite Purchasers) and the DST Issuer or the Servicer on its behalf (or, if any Default or Event of Default has occurred and is continuing or a Payment Dispute then exists as notified to the Account Bank by the Agent (acting on the instructions of the Requisite Purchasers), at the sole written instruction of the Requisite Purchasers), in each case, in substantially the form attached as Exhibit H (the “Payment Instruction”) and delivered to Account Bank at least four (4) Business Days (or such shorter period as the Account Bank may reasonably agree) prior to the relevant Payment Date, from the Collection Account to the extent there are available funds in the Collection Account that, other than during the continuance of an Event of Default, are in excess of the Minimum Own-Funds Property Amount, which funds shall be applied by the Account Bank as set forth in the Payment Instruction for the relevant Collection Period in the following order of priority:

(a) first, to the Account Bank, an amount equal to any accrued and unpaid fees, expenses, indemnities or other amounts due and owing to the Account Bank to the extent not previously debited by the Account Bank from amounts in the Collection Account, in an aggregate amount not to exceed $75,000 in any twelve month period (commencing on the Closing Date);

(b) second, to any applicable Governmental Authority, an amount equal to all Taxes, filing fees and registration fees (excluding in each case federal, state, local and foreign income Taxes and other Taxes measured by capital, profits, revenue, franchise, excess or similar Taxes) of the Issuers and their Subsidiaries owing to such Person (or will be due and owing in advance of the next Payment Date) to pay such Taxes or fees to maintain the Issuer’s or their Subsidiaries’ existence and good standing and all rights, privileges, permits, licenses and franchises in an aggregate amount not to exceed $100,000 in any calendar year;

(c) third, (i) to the Agent any accrued and unpaid Agent Fees, (ii) to the Agent and the Account Bank, any expenses, indemnities or any other amount due and owing to the Agent and the Account Bank hereunder, under the Closing Date Fee Letters or under any other Note Document and (iii) to CSC the amount set forth in Sections 4 of each of the CSC Service Agreements and the annual fee under the heading “Fee Structure” set forth in the Delaware Trustee Fee Letter in an aggregate amount pursuant to this clause (iii) not to exceed $12,000 in any twelve month period (commencing on the Closing Date);

(d) fourth, to the Servicer, an amount equal to any accrued and unpaid Servicing Fees then due and owing;

(e) fifth, to the Agent for distribution to the relevant Purchasers, an amount equal to any expenses and indemnities due and owing to such Purchasers hereunder (including, without limitation, Section 4.04 and Section 4.08) or under any of the Note Documents;

(f) sixth, to the Agent for distribution to the relevant Purchasers, an amount equal to the sum of (i) any and all interest accrued on the outstanding Protective Advance Amounts held by each Purchaser that is due and payable in accordance with Section 3.02 and (ii) any additional amounts required to be paid by the Issuers pursuant to Section 4.01(a) in respect of interest distributed under this Section 3.04(f);

(g) seventh, to the Agent for distribution to the relevant Purchasers, an amount equal to the outstanding Protective Advance Amounts held by each Purchaser;

(h) eighth, to the extent such amount is positive, to the Agent for distribution to the relevant Purchasers, an amount equal to the sum of (i) the lesser of (A) 75% of the Yupelri Adjusted Net Profit and (B) the amount remaining available for distribution in the Collection Account, (ii) any additional amounts required to be paid by the Issuers pursuant to Section 4.01(a) in respect of interest distributed under this Section 3.04(h) and (iii) the aggregate amount of any fees, expenses, indemnities or other amounts paid to Account Bank in excess of $75,000 in any twelve month period (commencing on the Closing Date);

(i) ninth, to the Servicer, an amount equal to any accrued and unpaid Non-Shared Issuer Expenses Overage then due and owing to Servicer to the extent not paid under fourth above;

(j) tenth, to any applicable Governmental Authority any amounts in excess of the cap under, and for purposes permitted by, the “second” step above; and

(k) eleventh, so long as no Default or Event of Default then exists, at the direction of the Issuers, any remaining available amounts, including releasing any such remaining available amounts to TBIL or any of TBIL’s Affiliates as designated by TBIL to the Issuers.

it being understood that the portion of the foregoing payment to the Agent for distribution to the relevant Purchasers under prong (i) of “eighth” above shall be applied: first, to any and all interest accrued on the outstanding Principal Amount of the Notes (other than that portion of the principal amount of the Notes constituting Protective Advances), second, to that portion of principal constituting Deficiency Amounts that have been capitalized in lieu of being paid when due in accordance with this Agreement and, last, to all remaining principal on the Notes and other Obligations and prong (ii) of “eighth” above shall be applied to any amounts required to be paid by the Issuers pursuant to Section 4.01(a) in respect of interest distributed under Section 3.04(h). To the extent due and payable on a date other than a Payment Date, amounts payable under “second” above may be paid by Account Bank on the joint written instruction of the Agent (acting on the instructions of the Requisite Purchasers) and the DST Issuer or the Servicer on its behalf or, if any Default or Event of Default has occurred and is continuing or a Payment Dispute then exists as notified to the Account Bank by the Agent (acting on the instructions of the Requisite Purchasers), at the sole written instruction of the Requisite Purchasers, from the Collection Account on the date such amounts are due. Notwithstanding the foregoing, so long as the Agent and Account Bank are Affiliates, in connection with any payment pursuant to this Section 3.04, no written instruction of the Agent need be provided to the Account Bank and the related written instruction of the Requisite Purchasers to the Agent shall be conclusive evidence that the Account Bank is authorized to make the payments contemplated by this Section 3.04.

Notwithstanding anything to the contrary contained herein or in any other Note Document, any delivery, transmission or submission by the Agent (acting on the instructions of the Requisite Purchasers) or any Purchaser to the Account Bank of any Waterfall Report, payment instruction or related material, or any designation of, or service by, the Agent or any Purchaser as the contact for any verbal callback or other confirmation required by the Account Bank in connection therewith, shall be made solely as an accommodation to the Issuers and/or the Servicer and in reliance solely on information furnished by or on behalf of the Issuers and/or the Servicer, without any duty to verify, investigate, confirm or authenticate the accuracy, completeness, validity or authorization thereof. Neither the Agent nor any Purchaser, nor any of their respective officers, employees, representatives or any other Indemnitee, shall have any liability or responsibility whatsoever, whether in contract, tort, equity, statute or otherwise, for any error, omission, inaccuracy, misstatement, unauthorized instruction, misdirection, incorrect payment, failed payment, delayed payment, overpayment, underpayment or non-receipt of funds arising out of or relating to any such report, instruction, material or information (other than gross negligence or willful misconduct). To the fullest extent permitted by Applicable Law, the Issuers, the Servicer and each other Note Party hereby irrevocably, absolutely and unconditionally waive, release and agree not to sue the Agent, any Purchaser or any of their respective officers, employees, representatives or any other Indemnitee for any claims, demands, actions, losses, liabilities, damages, costs or expenses, whether direct, indirect, consequential or otherwise, known or unknown, accrued or unaccrued, arising out of or relating to any such report, instruction, material, information or related submission to the Account Bank or verbal callback or other confirmation with the Account Bank (other than gross negligence or willful misconduct); and no such delivery, transmission, submission, designation or service shall constitute any representation, warranty, certification, confirmation, adoption or approval by the Agent, any Purchaser or any such Indemnitee, and the Issuers, the Servicer and each other Note Party shall remain solely responsible therefor.

Section 3.05 Optional Redemption. The Issuers may redeem all, but not part of the Notes, upon twenty (20) Business Days’ prior written notice, at a redemption price equal to the Prepayment Price.

Section 3.06 Triggering Events. Whenever the Yield Maintenance Premium is in effect and payable pursuant to the terms hereof or any other Note Document, such Yield Maintenance Premium shall be payable on each payment or prepayment (excluding any payments made pursuant to Section 3.04(h)) of all or any portion of the Obligations, whether by optional redemption, acceleration or otherwise.

Section 3.07 General Provisions Regarding Payments.

(a) Payments by the Issuers.

(i) The Issuers absolutely and unconditionally promise to pay, when due and payable pursuant hereto or thereto, all payments to be made by the Issuers (including principal, interest and all other amounts and Obligations payable hereunder or under any other Note Document), without any right of rescission and without any deduction whatsoever, including any deduction for Set-Off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event. All payments in respect of the Principal Amount of any Note shall be accompanied by payment of accrued interest on the Principal Amount being repaid or prepaid (and any additional amounts required by Section 4.01(a) hereof) and the Yield Maintenance Premium, if applicable. The Issuers will pay principal, if any, interest and Yield Maintenance Premium or fees, if any, in Dollars by wire transfer of immediately available funds not later than 3:00 p.m. (New York City time) on the date specified herein. All amounts received by the Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Agent will promptly distribute to each applicable Purchaser or as the context may require, such other Secured Party, its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Purchaser’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). If any payment to be made by the Issuers shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in the computation of the payment of interest or fees, as the case may be; provided, that if such next succeeding Business Day would fall after the applicable Maturity Date, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Note Document shall be made in Dollars.

(ii) The Agent may (but shall at the direction of the Requisite Purchasers) deem any payment by or on behalf of the Issuers hereunder that is not made in same day funds prior to 3:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Agent until the later of (A) the time such funds become available funds, and (B) the applicable next Business Day. Any non-conforming payment may constitute or become a Default or an Event of Default. Interest shall continue to accrue on any Obligations as to which a non-conforming payment is made at the Default Rate from the date such amount was due and payable until the date such amount is paid in full in cash in immediately available funds in Dollars.

(iii) The Issuers agree that if, at any time (including after the occurrence of the Maturity Date), all or any portion of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is rescinded or recovered directly or indirectly from any such Person as a preference, fraudulent transfer or otherwise, the obligation of the Issuers to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

(b) Deductions by the Agent. If any Purchaser shall fail to make any payment required to be made by it pursuant to this Agreement, then the Agent may, in the Agent’s discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Purchaser for the benefit of the Agent, to satisfy such Purchaser’s obligations to the Agent until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Purchaser, in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.

(c) Several Obligations of Purchasers. The obligations of the Purchasers hereunder to purchase Notes, and to make payments pursuant to Section 12.07 are several and not joint. The failure of any Purchaser to purchase any Note or, as applicable, to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Purchaser of its corresponding obligation to do so on such date, and no Purchaser shall be responsible for the failure of any other Purchaser to so purchase its applicable Note, to purchase its participations, as applicable, or to make its payment under Section 12.07.

Section 3.08 Ratable Sharing. The Purchasers hereby agree among themselves that, except as otherwise expressly provided herein, if any of them shall, whether through the exercise of any right of Set-Off or banker’s Lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Purchaser hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Purchaser) which is greater than the proportion received by any other Purchaser in respect of the Aggregate Amounts Due to such other Purchaser, then the Purchaser receiving such proportionately greater payment shall (a) notify the Agent and each other Purchaser of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Purchasers so that all such recoveries of Aggregate Amounts Due shall be shared by all Purchasers in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Purchaser is thereafter recovered from such Purchaser upon the bankruptcy or reorganization of such Issuer or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Purchaser ratably to the extent of such recovery, but without interest. The Issuers expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s Lien, Set-Off or counterclaim with respect to any and all monies owing by the Issuers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

ARTICLE IV

TAXES; INCREASED COSTS

Section 4.01 Taxes.

(a) Except as otherwise required by Law, all payments by the Note Parties under this Agreement or any other Note Document (including payments with respect to the Notes and payment under a guarantee) shall be made free and clear of and without deduction for any present or future Taxes. If a Note Party, or any other applicable Withholding Agent shall be required by Law to deduct any Taxes from or in respect of any sum payable to a Recipient under this Agreement or any other Note Document, (i) if such Taxes are Indemnified Taxes, the sum payable by a Note Party shall be increased as necessary so that after all required deductions for Indemnified Taxes have been made by any applicable Withholding Agent, such Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with Law.

(b) Status of Purchasers

(i) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Note Document shall deliver to the Note Parties, at the time or times reasonably requested by such Note Party, such properly completed and executed documentation reasonably requested by such Note Party as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by a Note Party or the Agent, shall deliver such other documentation prescribed by Law or reasonably requested by such Note Party or the Agent as will enable such Note Party or the Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser. For so long as the Agent is a person who is not in Ireland and is not acting through a branch, agency or permanent establishment in Ireland for the purposes of section 64 of the Taxes Consolidation Act 1997, a Purchaser shall not be required to deliver a non-resident declaration of the type described in section 64 (7) of the Taxes Consolidation Act 1997.

(ii) Without limiting the generality of the foregoing, if a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Issuers at the time or times prescribed by law and at such time or times reasonably requested by the Issuers such documentation prescribed by Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuers as may be necessary for the Issuers to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(iii) Notwithstanding any other provision of this Section 4.01(b), no Purchaser shall be required to deliver any documentation pursuant to this Section 4.01(b) that such Purchaser is not legally eligible to deliver;

(iv) Each Purchaser shall promptly notify the Note Parties and the Agent of any change in circumstances which would modify or render invalid, obsolete or inaccurate any claimed exemption or reduction, and shall deliver or update any such form or certification previously delivered to the Note Parties and the Agent or promptly notify the Note Parties and the Agent in writing of its legal inability to do so; and

(v) Any Taxes attributable to a Purchaser’s failure to comply with this Section 4.01(b) shall not be subject to any indemnification or gross-up obligations of the Note Parties pursuant to this Article IV.

(c) Agent Certificates. In addition, the Agent shall deliver to the Issuers (i) (A) prior to the date on which the first payment by the Issuers is due hereunder or (B) prior to the first date on or after the date on which the Agent becomes a Successor Agent pursuant to Section 12.08 on which payment by Issuers is due hereunder, as applicable, a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by Law certifying its entitlement to an available exemption from applicable U.S. federal withholding Taxes in respect of any payments to be made to the Agent by the Issuers under this Agreement or any other Note Document and (ii) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Issuers, and from time to time if reasonably requested by the Issuers, two further copies of such documentation.

Section 4.02 Receipt of Payment. As soon as practicable after the date of any payment of Taxes by the Issuers pursuant to this Article IV, the Issuers shall furnish to the applicable Recipient the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to such Recipient.

Section 4.03 Other Taxes. The Issuers shall promptly pay any Other Taxes to the relevant Governmental Authority when due in accordance with Law.

Section 4.04 Indemnification. If a Recipient pays any Indemnified Taxes pursuant to this Article IV, the Issuers shall indemnify such Recipient on demand in full (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 4.04), whether or not such Taxes were correctly or legally asserted, together with interest thereon from the date of payment to, but excluding, the date of reimbursement at the Default Rate and any reasonable expenses arising therefrom. A certificate of an affected Recipient claiming any compensation under this Section 4.04, setting forth the amounts to be paid thereunder and delivered to the Issuers, shall be conclusive, binding and final for all purposes, absent manifest error.

Section 4.05 Registered Obligation.

(a) The Agent, acting solely for this purpose as a non-fiduciary agent of the Issuers, shall establish and maintain at its office, (i) a Register in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Purchaser in the Notes, each of its obligations under this Agreement to participate in the Notes, and any assignment of any such interest, obligation or right, and (ii) accounts in the Register in which it shall record (A) the names and addresses of each Purchaser (and each change thereto pursuant to Section 11.01 and Section 11.02), (B) the Principal Amount of the Notes described in clause (i) above, (C) the amount of any principal or interest due and payable or paid, and (D) any other payment received and its application to the Notes. The entries in the Register shall be conclusive, in the absence of manifest error, and the Issuers, the Agent and each Purchaser shall treat each person whose name is recorded in the Register as the owner of the Notes for all purposes of this Agreement, notwithstanding notice to the contrary. No error in the Register shall diminish any of the Issuers’ obligations to any Purchaser under this Agreement. Upon receipt of written notice from the Issuers pursuant to Section 11.01(c) of any transfer or assignment of the interests of a Purchaser in the Notes or otherwise, the Agent shall update the Register based on the information provided by the Issuers.

(b) Notwithstanding anything to the contrary contained in this Agreement or elsewhere, the Notes are registered obligations, the right, title and interest of each Purchaser and its assignees in and to the Notes shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. The Parties hereto intend that the Notes will be at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the U.S. Treasury Regulations, Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

Section 4.06 Tax Treatment.

(a) For all applicable Tax purposes, the Parties shall treat the Notes as indebtedness. Each Party agrees not to take any position that is inconsistent with the foregoing sentence on any Tax return or in any audit or other administrative or judicial Tax proceeding unless (i) each other Party has consented to such actions; or (ii) such inconsistent position is required as a result of a final “determination” within the meaning of Section 1313(a) of the Code (or any comparable law) (a “Determination”); provided that if there is an inquiry by any Governmental Authority related to matters addressed in this Section 4.06, the Parties shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 4.06.

(b) This Agreement is not intended to create a partnership, association or joint venture between or among the Agent, any Purchaser, and/or any Issuer. Each Party agrees not to refer to the other as a “partner” or the relationship as a “partnership” or “joint venture”.

Section 4.07 Treatment of Certain Refunds. If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article IV (including by the payment of additional amounts pursuant to this Article IV), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article IV with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.07 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.07, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.07 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.07 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 4.08 Increased Cost.

(a) If any Regulatory Change occurs that has or would have the effect of:

(i) imposing, modifying or deeming applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Purchaser;

(ii) subjecting any Recipient to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) with respect to the Notes, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposing on any Purchaser any other condition, cost or expense (other than Taxes) affecting this Agreement or the Notes purchased by such Purchaser; and

the result of any of the foregoing shall be to reduce the rate of return on the capital of any Purchaser or other Recipient as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Purchaser or Recipient could have achieved but for such introduction, change or compliance (taking into consideration the policies of Purchaser with respect to capital adequacy) by an amount deemed by such Purchaser or Recipient to be material, then from time to time, on the first Payment Date occurring after demand by such Purchaser or Recipient (which demand shall be accompanied by a certificate setting forth the basis for such demand and a description of the computation of such demand), the Issuers shall pay directly to such Purchaser or Recipient such additional amount or amounts as will compensate such Purchaser or Recipient for such reduction. Such Purchaser or Recipient will take such actions reasonably requested by the Issuers, at the expense of the Issuers, if such actions will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Purchaser or Recipient, be otherwise disadvantageous to it or inconsistent with its internal policies and procedures. In no event will such Purchaser or Recipient be expected or required to monitor the occurrence of any of the events or contingencies described in this Section 4.08.

(b) If any Purchaser or other Recipient makes a claim under this Section 4.08, it shall submit to the Issuers a certificate setting forth the basis for such demand and a description of the computation of such demand as to such additional or increased cost or reduction, which certificate shall be conclusive absent manifest error.

ARTICLE V

CLOSING CONDITIONS

Section 5.01 Conditions Precedent to the Notes Issuance. The obligation of each Purchaser to purchase the Notes on the Closing Date shall be subject to the fulfillment, to the satisfaction of each Purchaser (subject in all respects to the Certain Funds Provision), of each of the following conditions precedent:

(a) Notes. The Issuers shall have executed and delivered an original wet ink Note to each Purchaser dated as of the Closing Date, and, at least two (2) Business Days prior to the Closing Date, the Agent and Purchasers shall have received a funds flow statement reasonably acceptable to the Agent and Purchasers specifying the use for the proceeds of the Notes Issuance permitted by Section 2.02 and Section 7.06.

(b) Note Documents. The Agent shall have received a copy of this Agreement, each Collateral Document, the Bad Acts Guaranty, the Contribution, Purchase and Sale Agreement, the Servicing Agreement, the Control Agreement and each other Transaction Document (including any notices or other ancillary documents required under each relevant Transaction Document) to be entered into on the Closing Date, each duly executed and delivered by the relevant Transaction Party and each other Third Party contemplated to be a party thereto, in each case in form and substance satisfactory to the Purchasers.

(c) Representations and Warranties. The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

(d) Financing Reorganization. The transactions contemplated to occur in respect of the Financing Reorganization on or prior to the Closing Date shall have been consummated or will be consummated concurrently herewith.

(e) Contribution, Purchase and Sale Agreement. The transactions contemplated to occur under the Contribution, Purchase and Sale Agreement on or prior to the Closing Date shall have been consummated or will be consummated concurrently herewith, and all conditions precedent to the consummation of the transactions under the Contribution, Purchase and Sale Agreement shall have been satisfied.

(f) Certificates. The Agent and the Purchasers shall have received executed copies of each of the following:

(i) a certificate of the Issuers, executed and delivered by a Senior Officer of the Issuers and dated as of the Closing Date, substantially in the form of Exhibit D hereto, certifying as to such matters in Section 5.01(c), (d), (e), (i), (j), (k), (l), and (n) and a certificate of TBIL signed by a director certifying such matters in Section 5.01(g), (i), Section 239 of the Irish Companies Act and other Irish customary certifications;

(ii) (A) Solvency Certificates in substantially the form attached hereto as Exhibit E-1, executed and delivered by a Senior Officer of TBUS and by a Senior Officer of each Issuer, each dated as of the Closing Date and addressed to the Agent and the Purchasers, certifying as to the matters in Section 6.09, and (B) a SAP Declaration of the directors of TBIL in substantially the form attached hereto as Exhibit E-2; and

(g) Organizational Documents; Incumbency. The Agent and the Purchasers shall have received a certificate, executed and delivered by a Senior Officer of each Transaction Party dated as of the Closing Date and certifying that each of the following attached documents are true, correct and complete on and as of the Closing Date:

(i) the Organizational Documents of each Transaction Party, certified by the appropriate Governmental Authority (if applicable), or in the case of TBIL, by a director of TBIL;

(ii) resolutions or other authorizing documents, in form and substance satisfactory to the Purchasers, executed by the appropriate governing body of each such Transaction Party, as applicable, approving the execution, delivery and performance by each such Transaction Party, as applicable, of (x) the Transaction Documents to which it is a party and (y) the Transactions and in the case of TBIL, the S82 Summary Approval Procedure;

(iii) an incumbency certificate containing the true and genuine signature of each Senior Officer of each such Transaction Party, as applicable, duly authorized to execute documents and deliver the Transaction Documents to which such Transaction Party, as applicable are a party to, and including therein a signature specimen of each such officer; and

(iv) a true, correct and complete copy of a certificate of good standing dated as of a date not more than five (5) days before the Closing Date, issued by the applicable Governmental Authority of the jurisdiction of incorporation of each such Transaction Party, as applicable.

(h) Opinions. Customary written opinions each dated as of the Closing Date and addressed to the Agent and the Purchasers of (A) Kirkland & Ellis LLP, Matheson LLP, Appleby and Richards, Layton & Finger, P.A. counsel to the Transaction Parties in form and substance satisfactory to the Purchasers and (B) Maples & Calder (Ireland) LLP in respect of the enforceability of the Irish Security Agreement under the laws of Ireland.

(i) Acquisition. Substantially concurrently with the purchase of the Notes, the Acquisition shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement (and evidence of completion provided including but not limited to evidence of completion of the S.84 Summary Approval Procedure) but without giving effect to any amendments, waivers or consents by Merger Sub 1 or Parent that are materially adverse to the interests of the Purchasers in their respective capacities as such without the prior written consent of OMERS Life Sciences, such consent not to be unreasonably withheld, delayed or conditioned; provided, that (A) any decrease in the purchase price shall not be materially adverse to the interests of the Purchasers so long as such decrease is allocated to reduce other cash available to Parent to fund the Transactions and amounts funded in connection with the purchase of the Notes on a pro rata, dollar-for-dollar basis, (B) any increase in the purchase price shall not be materially adverse to the Purchasers, so long as such increase is funded by funds available to Parent and its subsidiaries including TBPH and its subsidiaries other than indebtedness for borrowed money, (C) any modification, amendment, consent or waiver to or under (x) Sections 6.17, 6.18, 9.16 and Exhibit C of the Acquisition Agreement, (y) the definition of “Material Adverse Effect” in the Acquisition Agreement or (z) the definition of “Financing Reorganization” (including Exhibit C of the Acquisition Agreement) in the Acquisition Agreement, in each case of this clause (C), shall be deemed to be materially adverse to the interests of the Purchasers and (D) OMERS Life Sciences shall be deemed to have consented to such amendments, waivers or consents unless it objects thereto in writing within three (3) Business Days (as defined in the Acquisition Agreement) of receipt of written notice of such amendments, waivers or consents.

(j) No Material Adverse Effect. Since the date of the Acquisition Agreement, there shall not have occurred a “Material Adverse Effect” (as defined in the Acquisition Agreement) that is continuing.

(k) Instruction Letter. The Agent and Purchasers shall have received written confirmation from TBIL and TBUS that it has delivered (or caused to be delivered) the Instruction Letter to the Collaboration Partner, together with all duly completed forms and documentary support required under Law or requested by the Collaboration Partner in order to give effect to the Instruction Letter (accompanied by a certified copy of the Instruction Letter).

(l) Collaboration Agreement; Co-Promotion Agreement; Servicing Agreement. The Agent and Purchasers shall have received a duly executed and delivered, true, correct and complete copies of (i) the Collaboration Agreement (including all amendments, waivers and other agreements with respect thereto), (ii) the Servicing Agreement, in form and substance reviewed and approved by the Purchasers in their sole discretion, and (iii) the Co-Promotion Agreement (including all amendments, waivers and other agreements with respect thereto).

(m) Collection Account. The Agent shall have received written confirmation from the Account Bank that it has opened the Collection Account in the name of the DST Issuer, and the Collection Account shall be subject to a Control Agreement.

(n) Minimum Own-Funds Property Amount. DST Issuer shall have deposited (or caused to be deposited) into the Collection Account (which, for the avoidance of doubt, may be indirectly pursuant to direction letters and/or the Contribution, Purchase and Sale Agreement funded from the proceeds of the Notes Issuance) net cash proceeds in a minimum amount equal to the Minimum Own-Funds Property Amount.

(o) Financial Statements. The Purchasers shall have received (a) the audited consolidated balance sheet and the related statements of income and cash flows of TBPH and its Subsidiaries (as defined in the Acquisition Agreement) as at and for each of the two most recent fiscal years ended at least 90 days prior to the Closing Date, commencing for the fiscal year ending December 31, 2024, (b) the unaudited consolidated balance sheet and the related statements of income and cash flows of TBPH and its Subsidiaries (as defined in the Acquisition Agreement) as at and for (x) the calendar quarter ended March 31, 2026 and (y) each subsequent calendar quarter (other than the fourth fiscal quarter) ended after the date of the most recent audited consolidated financial statements of TBPH and its Subsidiaries delivered pursuant to clause (a) above and at least 45 days prior to the Closing Date, (c) copies of each Quarterly Report delivered under the Collaboration Agreement in the two (2) years immediately preceding the Closing Date and (d) copies of all information provided to Parent and/or Merger Sub 1 prior to the Closing Date pursuant to and in accordance with Section 6.5(b) of the Acquisition Agreement. It is agreed and acknowledged that timely filing of any required audited consolidated financial statements of TBPH on Form 10-K or required unaudited consolidated financial statements of TBPH on Form 10-Q, in each case, with the SEC pursuant to the Exchange Act will satisfy the requirements of clause (a) or (b) above (provided that a subsequent Form 8-K, Item 4.02, has not been filed with respect to the financial statements included therein), and the Purchasers acknowledge receipt of the financial statements referred to in clause (a) above for the fiscal years ended December 31, 2024 and December 31, 2025.

(p) Lien Searches. The Issuers shall have delivered to the Agent and the Purchasers copies of UCC, United States Patent and Trademark Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name the Transaction Parties as debtor and that are filed in those state, county and country jurisdictions in which such Transaction Party is organized, incorporated or maintains its principal place of business and such other searches that the Purchasers deem necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Note Documents (other than any Permitted Liens) and including customary Irish searches against TBIL in all public registries in Ireland.

(q) Personal Property Collateral. Subject to the Certain Funds Provision, the Agent and the Purchasers shall have received all UCC financing statements in appropriate form for filing under the UCC, and all other certificates, agreements, instruments, filings, recordings and other actions, including Intellectual Property Security Agreements for recordation in the United States Patent and Trademark Office that are necessary in order to establish, protect, preserve and perfect the security interest in the assets of the Note Parties constituting Collateral as provided in any Collateral Document as a valid and perfected first priority security interest with respect to such assets shall have been duly effected (or arrangements therefor satisfactory to Purchasers in their sole discretion shall have been made) and in respect of TBIL, registration of particulars of the relevant Collateral Documents entered into by TBIL at the Companies Registration Office in Ireland under section 409 of the Irish Companies Act and, where applicable, at the European Union Intellectual Property Office and payment of associated fees.

(r) U.S. PATRIOT Act, KYC and Similar Disclosures.

(i) The Agent and the Purchasers shall have received at least five (5) Business Days prior to the Closing Date, all documentation and other information, required by regulatory authorities with respect to the Transaction Parties under applicable economic sanctions laws, “know your customer,” and other terrorism, counter-terrorism, and anti-money laundering rules and regulations, including the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,”) 31 § 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959, the CDD Rule and other Laws of any non-U.S. jurisdiction, along with the information described in Section 11.19, that has been reasonably requested in writing by any Purchaser at least ten (10) Business Days in advance of the Closing Date.

(ii) At least five (5) Business Days prior to the Closing Date, if the Issuers qualify as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to the Issuers in each case, that has been reasonably requested by any Purchaser in writing at least ten (10) Business Days in advance of the Closing Date.

(s) Fees. Evidence that all fees required to be paid to the Agent, Account Bank and Purchasers pursuant to any Note Document on or before the Closing Date, shall have been paid and all other fees and expenses required to be paid to the Purchasers or the Agent (including all out-of-pocket expenses of the Agent and Purchasers (including the reasonable fees, charges and disbursements of counsel to the Secured Parties) required to be paid or reimbursed by the Issuers) on or before or substantially concurrently with the Closing Date shall have been paid (or the Agent shall have received evidence in form and substance satisfactory to it that such fees will be paid substantially concurrently with the Closing Date) to the extent invoiced at least one (1) Business Day prior to the Closing Date.

(t) License. The Issuers shall have delivered to the Agent and the Purchasers evidence that the Trademark License, effective as of June 2, 2014, between RDIP, as licensor, and Theravance Biopharma, Inc. and its Affiliates, as licensee, has been (i) assigned to the transferee of the Theravance Trademarks concurrently with any transfer thereof, and (ii) amended, in form and substance reasonably satisfactory to the Requisite Purchasers, to provide that, as to the DST Issuer and its successors and permitted assigns under the Collaboration Agreement or any New Arrangement, the license granted thereunder (A) is not terminable for so long as the Collaboration Agreement or any New Arrangement requires the use of the Theravance Trademarks on labeling of the Licensed Product or the grant of the license contemplated by Section 2.01(d) of the Collaboration Agreement or the labeling of the Licensed Product uses the Theravance Trademarks, (B) is not terminated by reason of the DST Issuer or such successor or permitted assign ceasing to be an Affiliate of Theravance Biopharma, Inc., and (C) may be sublicensed to the Collaboration Partner and assigned to the Agent, to any transferee upon the exercise of remedies under the Note Documents and to any counterparty to a New Arrangement, in each case without further consent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Issuers hereby represent and warrant to the Agent and each Purchaser as of the date of this Agreement (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified) and, solely with respect to the representations and warranties set forth in Section 6.10(a), Section 6.11(a) through (f), Section 6.14, Section 6.17(b) through (j), Section 6.18, Section 6.19, Section 6.20, Section 6.21(a), Section 6.22, and Section 6.27 as of each Payment Date (provided that to the extent a New Arrangement has been entered into in compliance with Section 7.13(c), any representation with respect to the Collaboration Agreement shall be understood to refer to such New Arrangement), as follows:

Section 6.01 Organization; Requisite Power and Authority. The Group Members are duly incorporated, formed or organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, formation or organization and is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification. Each of the Group Members has all requisite power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Note Documents.

Section 6.02 No Conflict. None of the execution and delivery by the Note Parties of any Note Document to which such Note Party is party, the performance by the Note Parties of the obligations contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby will (a) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which a Note Party or any of a Note Party’s assets or properties may be subject or bound, (ii) any term or provision of any Contract, agreement, indenture, lease, license, mortgage, deed of trust, commitment, obligation or instrument to which a Note Party is a party or by which a Note Party or any of a Note Party’s assets or properties is bound or committed (in all cases, other than any Material Contract (as defined in the Acquisition Agreement) or Covered Agreement); or (iii) any term or provision of (A) any Note Party’s Organizational Documents, (B) any Material Contract or (C) any Covered Agreement, except in the case of clause (i) or (ii) where any such event could not reasonably be expected to result in (x) a Material Adverse Effect or (y) an adverse effect, in any respect, on timing, amount or duration of the payments (including Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts thereof payable to any Note Party under the Collaboration Agreement or any other Covered Agreement, or the right of the Agent, for the ratable benefit of the Purchasers, to receive payments based on such amounts; or (b) result in or require the creation or imposition of any Lien on any of its properties or assets, including the Product Rights or the Covered Agreements (or, in each case, amounts due and payable to the applicable Note Party thereunder), other than Permitted Liens. Each Issuer is in compliance with the terms and provisions of its Organizational Documents.

Section 6.03 No Liens. Other than Liens granted pursuant to the Note Documents, no Note Party has granted, and there does not exist, any Lien on the Collateral or any of a Note Party’s properties or assets (other than Permitted Liens).

Section 6.04 Due Authorization; Enforceability. Each Note Party has all requisite power and authority to execute, deliver, and perform its obligations under the Note Documents to which it is party, to acquire the Collateral as set forth in the Contribution, Purchase and Sale Agreement and to consummate any transactions contemplated hereby and thereby (including the Transactions). The execution and delivery of each of the Note Documents to which a Note Party is party and the performance by such Note Party of its obligations hereunder and thereunder have been duly authorized in accordance with such Note Party’s Organizational Documents. Each of the Note Documents to which a Note Party is party has been duly executed and delivered by such Note Party. Each of the Note Documents to which a Note Party is party constitutes the legal, valid and binding obligation of such Note Party, enforceable against such Note Party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and other Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 6.05 Title to Properties; Capitalization.

(a) (i) Each Note Party is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under all of its properties and assets, including the Collateral and any properties or assets that are excluded from the Collateral and (ii) the DST Issuer is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Transferred Assets (subject to TBIL’s beneficial interest in the DST Issuer), in each case of clause (i) and (ii), free and clear of all Liens other than Permitted Liens; provided that, notwithstanding the foregoing DST Issuer, RDIP or TABI are (i) joint owners of the entire legal (and not beneficial or equitable) title of Joint Invention Patents, (ii) the owners of the entire legal (and not beneficial or equitable) title of the IP Rights that are owned or purported to be owned by the Note Parties or their Affiliates. Except in respect of any Permitted Lien, neither the Collateral nor any Transferred Aset has been pledged, sold, assigned, transferred, conveyed or granted to any Person, other than (x) the Agent pursuant to the Note Documents and (y) by TBIL to the DST Issuer pursuant to the Contribution, Purchase and Sale Agreement. Upon the execution and delivery of the Note Documents, the filing of appropriate financing statements under the UCC (which, in the case of all filings, have been delivered to the Agent in completed and duly authorized form), the recordation of the IP Security Agreements with United States Patent and Trademark Office, the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent required by this Agreement), the Agent will have a valid and first priority perfected Lien on the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person other than Permitted Liens. No Note Party has caused, and no other Person has caused, the claims and rights of the Agent and the other Secured Parties created by any Note Document in and to the Collateral, to be subordinated to any creditor or any other Person. TBIL and each other applicable Note Party shall, promptly following the Closing Date, make (or cause to be made) all filings required to be made with the Companies Registration Office of Ireland in connection with the Summary Approval Procedure undertaken in connection with the Transactions.

(b) 100% of the outstanding Equity Interests in (i) RDIP and TABI are directly owned (both beneficially and of record) and controlled by the DST Issuer, (ii) the Issuers are directly owned (both beneficially and of record) and controlled by TBIL, (iii) TBIL is directly owned (both beneficially and of record) and controlled by TBPH, (iv) TBPH is directly owned (both beneficially and of record) and controlled by the Parent and (v) TBUS is directly or indirectly owned (both beneficially and of record) and controlled by the Parent. The outstanding beneficial or voting interests of the Issuers, RDIP, TABI and TBUS have been duly authorized and validly issued.

(c) The Transferred Assets (including the assets owned by RDIP and TABI) constitute all of the assets or rights that are primarily related to, used in or necessary for the Development, manufacture or Commercialization of the Licensed Product in the Territory.

Section 6.06 Governmental and Third Party Consents. The execution and delivery by each Note Party of the Note Documents to which such Note Party is party, the performance by a Note Party of its obligations hereunder or thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the granting of security interests in the Collateral to the Agent for the benefit of the Secured Parties) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (a) the filing of any applicable notices under securities laws, (b) the filings necessary to perfect Liens created by the Note Documents, including, in respect of TBIL registration of particulars of the relevant Collateral Documents entered into by TBIL at the Companies Registration Office in Ireland under section 409 of the Irish Companies Act, (c) those previously obtained and in full force and effect and (d) immaterial consents, approvals, licenses, orders, authorizations, actions, notices, restrictions or filings.

Section 6.07 Grants. None of the Note Parties nor their respective Affiliates are obligated as a result of receipt of any Grant from any Governmental Authority to pay any royalties or any similar payments to any Governmental Authority in connection with the Exploitation of the Licensed Products in the Territory. The transactions contemplated under the Transaction Documents are not subject to any right and do not require the consent, approval or authorization of, or any notice, registration or filing with any Governmental Authority, except for the filings necessary to perfect Liens created by the Collateral Documents. The realization or enforcement of any Liens created by the Collateral Documents are not subject to any restrictions imposed by or requirements of any Governmental Authority.

Section 6.08 Adverse Proceedings. There is no action, suit, arbitration, proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory or investigative or informal, and including by or before a Governmental Authority) pending or threatened in writing by or against any Transaction Party or, to the Knowledge of the Transaction Parties, any of their other respective Affiliates, at law or in equity, that (a) (i) with respect to any Note Party, individually or in the aggregate, would reasonably be expected to result in (x) a Material Adverse Effect or (y) an adverse effect, in any respect, on timing, amount or duration of the payments (including Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts thereof payable to any Note Party under the Collaboration Agreement, the Co-Promotion Agreement or any other Covered Agreement, or the right of the Agent, for the ratable benefit of the Purchasers, to receive payments based on such amounts) or (ii) with respect to a Note Party’s Affiliates, individually or in the aggregate, would reasonably be expected to materially adversely impact the interests of the Secured Parties in the Collateral or the Transferred Assets, (b) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents or challenges or seeks to suspend the continued performance under the Covered Agreements or (c) may adversely impact any security interest granted to the Agent (for the benefit of the Secured Parties) over any asset subject to such security interest or the enforceability or validity of such security interest.

Section 6.09 Solvency. Both immediately before and immediately after giving effect to the Transactions contemplated by the Transaction Documents and the incurrence of the indebtedness and obligations being incurred in connection with the Note Documents each of the Note Parties is and will be Solvent. No transfer of property is being made by any Note Party or its Affiliates and no obligation is being incurred by any Note Party or its Affiliates in connection with the issuance and sale of the Notes and the Transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of any Note Party or its Affiliates and no step has been taken by any Note Party or any other Person to make any Note Party or its Affiliates subject to a Bankruptcy Event.

Section 6.10 No Defaults; No Material Adverse Effect.

(a) (i) As of the Closing Date, no Default, Event of Default or Servicing Agreement Event of Default has occurred and is continuing, and no such event will occur upon the consummation of the Transactions on the Closing Date and (ii) thereafter, no Default, Event of Default or Servicing Agreement Event of Default has occurred and is continuing except as set forth in any notice delivered pursuant to Section 7.02.

(b) Since the date of the Acquisition Agreement, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.11 Taxes.

(a) Each Note Party has filed (or caused to be filed) all Tax returns and reports required by Law to have been filed by it and has paid all Taxes required to be paid by it (including in its capacity as a Withholding Agent); except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) solely with respect to TBIL or TBUS, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no material disputes with a Governmental Authority that are ongoing, pending or threatened in writing against a Note Party in respect of a Note Party’s Tax affairs. None of the payments received (or to be received) by a Note Party pursuant to the Covered Agreements has been, or under current Law will be, subject to any deduction or withholding of any Tax and no Note Party has provided, or been requested to provide, any documentation to any applicable withholding agent in order to establish entitlement to any treaty benefit in order to avoid any such withholding.

(b) Within the past three years, there has not been any material change in the nature or conduct of, the trade carried on by TBIL (within the meaning of Section 401 of the Taxes Consolidation Act 1997) and the scale of the activities in its trade have not become small or negligible (within the meaning of Section 401 of the Taxes Consolidation Act 1997).

(c) None of the payments made (or to be made) by TBUS or the Collaboration Partner pursuant to a Covered Agreement has been, or under current Law will be, subject to any deduction or withholding of or on account of any Tax.

(d) None of the payments made (or to be made) pursuant to the Collaboration Agreement has been, or under current Law will be, subject to any deduction or withholding of or on account of any Tax.

(e) Subject to the Notes being listed on an exchange which is a recognized stock exchange and for so long as payments of interest in respect of the Notes are made by or through the Agent (being an agent which is not resident in Ireland and is not acting through a branch, agency or permanent establishment in Ireland), no Irish tax deductions for or on account of any Taxes is required to be made from any payment made by the Issuers under the Notes.

(f) TBIL is resident solely in Ireland for tax purposes;

(g) The DST Issuer is fiscally transparent for Irish tax purposes such that all income, profits and gains from the Transferred Assets arises to TBIL in its capacity as beneficial owner of such income, profits and gains as a matter of Irish tax law;

(h) The transfer of the Transferred Assets to the DST Issuer by TBIL does not constitute a disposal of the Transferred Assets for Irish tax purposes and no Irish corporation tax (including corporation tax on chargeable gains) is payable in connection with the transfer of the Transferred Assets to the DST Issuer.

(i) No Irish registration, transfer, stamp or documentary, intangible, recording, filing or similar Taxes or any other Irish excise or property Taxes are payable in connection with the transfer of the Transferred Assets, or the execution of the Contribution, Purchase and Sale Agreement or the Note Documents.

Section 6.12 Certain Fees. Other than any commissions or fees disclosed to the Purchasers prior to the Closing Date, no Transaction Party nor any of their respective Affiliates has taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the Transactions.

Section 6.13 Compliance with Laws; ERISA; Labor Matters; Environmental Matters.

(a) No Note Party (i) is in violation of, is under investigation with respect to or has been threatened in writing to be charged with or been given written notice of any violation of, any Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority and (ii) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, where any such event could not reasonably be expected to result in (x) with respect to the Issuers and their Subsidiaries, a materially adverse effect on such Persons or their assets and (y) with respect to TBIL and TBUS, a Material Adverse Effect. Each Note Party is in compliance with the requirements of all Laws except in the case where any such event could not reasonably be expected to result in, (x) with respect to the Issuers and their Subsidiaries, a materially adverse effect on such Persons or their assets and (y) with respect to TBIL and TBUS, a Material Adverse Effect.

(b) The Note Parties and all trades or businesses (whether or not incorporated) under common control which, together with the Note Parties, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code have not established and do not maintain or contribute to any “benefit plan” that is covered by Section 412 or Section 430 of the Code or Section 303 or Title IV of ERISA, except as could not reasonably be expected to result in, (x) with respect to the Issuers and their Subsidiaries, a materially adverse effect on such Persons or their assets and (y) with respect to TBIL and TBUS, a Material Adverse Effect. The assets of the Note Parties do not constitute the “plan assets” of any “benefit plan investor” each within the meaning of Section (3)(42) of ERISA.

(c) No Group Members nor any of its Subsidiaries has engaged in unfair labor practices as defined in the National Labor Relations Act, and there are no pending or, to the Knowledge of the Group Members, threatened in writing labor actions, disputes, grievances, arbitration proceedings or similar proceedings involving the employees of any Group Member or any of its Subsidiaries, in each case, that would reasonably be expected to have (x) with respect to the Issuers and their Subsidiaries, a materially adverse effect on such Persons or their assets or (y) with respect to TBIL and TBUS, a Material Adverse Effect. There are no strikes or work stoppages in existence or threatened in writing against any Group Member or any of its Subsidiaries and, to the Knowledge of the Group Members, no union organizing activity is taking place, in each case, that would reasonably be expected to have (x) with respect to the Issuers and their Subsidiaries, a materially adverse effect on such Persons or their assets or (y) with respect to TBIL and TBUS, a Material Adverse Effect. There are no collective bargaining agreements covering employees of any Group Member or any of its Subsidiaries.

(d) Except with respect to any matters that (either individually or in the aggregate) could not reasonably be expected to result in (x) with respect to the Issuers and their Subsidiaries, a materially adverse effect on such Persons or their assets or (y) with respect to TBIL and TBUS, a Material Adverse Effect, no Group Member nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received any Environmental Claim, or has Knowledge that any is threatened in writing, or (iv) has entered into any written agreement in which such Group Member or any of its Subsidiaries has assumed or undertaken responsibility or obligations of any other Person with respect to any Environmental Liability or (v) has Knowledge of any basis for any other Environmental Liability.

Section 6.14 Compliance of Licensed Products.

(a) The Note Parties and their Affiliates and, to the Knowledge of the Note Parties, the Collaboration Partner and its Affiliates, possess all material Governmental Authorizations from the FDA and other Governmental Authorities required for the Exploitation of the Licensed Products in the Territory as conducted by or on behalf of TBIL and its Affiliates and the Collaboration Partner prior to the Closing Date, and all such Governmental Authorizations are in full force and effect.

(b) No Governmental Authority has delivered any written notice to the Note Parties or any of its Affiliates, and neither the DST Issuer nor any of its Affiliates have received written notice that a Governmental Authority has delivered any notice to the Collaboration Partner or its Affiliates, regarding any failure to comply in any material respect with any Laws with respect to the Exploitation of the Licensed Products in the Territory, including any terms or requirements of any Governmental Authorization. To the Knowledge of the Note Parties and their Affiliates, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, cancellation, material limitation, termination, adverse modification or significant delay of any Governmental Authorization required to continue to Exploit the Licensed Product in the United States.

(c) To the Knowledge of the Note Parties and their Affiliates, none of the officers, directors, employees, agents or consultants of either the Note Parties or its Affiliates, or the Collaboration Partner or its Affiliates, involved in any Drug Application or the Exploitation of the Licensed Product in the Territory has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a nor, to the Knowledge of the Note Parties and their Affiliates, are any debarment proceedings or investigations pending or threatened against any such individuals.

(d) To the Knowledge of the Note Parties and their Affiliates, all clinical trials conducted by or on behalf of the Note Parties and its Affiliates or the Collaboration Partner and its Affiliates that have been submitted to any Governmental Authority in connection with any Regulatory Approval of the Licensed Products in the Territory, are being or have been conducted in compliance in all material respects with applicable Laws.

(e) To the Knowledge of the Note Parties and their Affiliates, all applications, submissions, information and data related to the Licensed Product in the Territory submitted or utilized as the basis for any such Product Registration were true and correct in all material respects as of the date of such submission or use, and, to the Knowledge of the Note Parties and their Affiliates, any updates, changes, corrections or modifications to such applications, submissions, information or data required under Law have been submitted to the necessary Regulatory Agencies.

(f) To the Knowledge of the Note Parties and their Affiliates (i) all Licensed Products used or intended for use in the Territory have been manufactured, transported, stored and handled in accordance with all Laws in all material respects, including applicable current good manufacturing practices and (ii) there have not been any failures in the manufacturing of the Licensed Products for use in the Territory that would reasonably be expected to result in a material adverse effect on the Exploitation of the Licensed Products in the Territory.

(g) Neither the Note Parties nor any of its Affiliates have received any written notice that any Governmental Authority (including the FDA, the Office of the Inspector General of the United States Department of Health and Human Services or the United States Department of Justice) has commenced any investigation or threatened to initiate any action against the Note Parties or any of its Affiliates or the Collaboration Partner or any of its Affiliates, or any action to enjoin the Note Parties or any of its Affiliates or the Collaboration Partner or any of its Affiliates, or their respective officers, directors, employees and agents, from conducting its business or for any civil penalty, injunction, seizure or criminal action, in each case, that would reasonably be expected to result in a material adverse effect on the Exploitation of the Licensed Products in the Territory.

(h) Neither the Note Parties nor any of its Affiliates have received, and to the Knowledge of the Note Parties and their Affiliates neither the Collaboration Partner nor its Affiliates have received, from the FDA or other Governmental Authority at any time, a Warning or Untitled Letter, Form FDA-483, Safety Notice, request for regulatory meeting, or similar correspondence or notice alleging violations of Laws enforced by the FDA or any comparable correspondence from any other Governmental Authority with regard to any Licensed Product used or intended for use in the Territory or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and would reasonably be expected to result in a material adverse effect on the Exploitation of the Licensed Products in the Territory.

(i) With respect to the Licensed Products in the Territory, (i) to the Knowledge of the Note Parties and their Affiliates, there are no unresolved material product complaints with respect to any Licensed Product in the Territory, and (ii) to the Knowledge of the Note Parties and their Affiliates, there are no facts or circumstances that would reasonably be expected to result in (A) any adverse change to the approved labeling for the Licensed Products in the Field and in the Territory, (B) a termination, cessation or suspension of Exploitation of Licensed Products in the Territory, or (C) the issuance of a Safety Notice by a Governmental Authority based in the Territory.

(j) All of the Licensed Products that exist as of the Closing Date are listed on Schedule 6.14. All of the Product Registrations that exist as of the Closing Date are listed on Schedule 6.14, including with respect to each Product Registration (i) the Licensed Product to which such Product Registration relates, and (ii) the name of the Person that owns each such Product Registration. To the Knowledge of the Note Parties and their Affiliates, the Exploitation of the Licensed Products in the Territory has been in material compliance with all Governmental Authorizations and Laws, including the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.).

(k) Neither the Note Parties nor any of their Affiliates, and to the Knowledge of the Note Parties and their Affiliates, neither the Collaboration Partner nor any of its Affiliates, have, received any written notice from any Governmental Authority in the Territory, including the FDA, that such Governmental Authority is conducting an investigation or review of any Governmental Authorization for the Licensed Products in the Territory that would reasonably be expected to result in a revocation or withdrawal of such Governmental Authorization, nor, has any such Governmental Authority issued any written order or recommendation stating that the Exploitation of the Licensed Products in the Territory should cease or be suspended.

(l) As of the Closing Date and, thereafter, except to the extent otherwise notified to the Agent and the Purchasers pursuant to Section 7.02(n), the Licensed Products are not under Development for any indication other than those indications that have been approved by the FDA and are not under Development as a combination product or co-formulation with any other chemically distinct and therapeutically active compound or as an over-the-counter product.

Section 6.15 IP Rights.

(a) Schedule 6.15 sets forth a complete and accurate list of the Product Patents. For each Product Patent set forth on Schedule 6.15, the Issuers have indicated: (i) the application number; (ii) the patent or registration number, if any; (iii) the country or jurisdiction of application and/or registration; (iv) the date of application and/or registration; and (v) the registered owner(s) thereof. To the Knowledge of the Note Parties and their Affiliates, the only Patents that are necessary to Exploit the Licensed Products in the Territory are the Product Patents.

(b) RDIP and DST Issuer are, collectively, the sole and exclusive owners of the entire right, title and interest in each of the Owned Product Patents, other than any “Joint Invention Patent” (as defined in the Collaboration Agreement). Other than Permitted Liens, the Owned Product Patents are not subject to any Lien or claim of ownership by any Third Party (other than the ownership interest of the Collaboration Partner in the “Joint Invention Patents”). None of the Note Parties or their Affiliates have, and to the Knowledge of the Note Parties and their Affiliates, neither the Collaboration Partner nor its Affiliates have, received any written notice of any claim by any Third Party challenging the ownership of the Product Patents. Following the Closing Date, other than any rights conveyed to TBUS pursuant to the Servicing Agreement, the DST Issuer has all rights held by TBIL immediately prior to the Closing Date with respect to the Owned Product Patents.

(c) To the Knowledge of the Note Parties and their Affiliates, each Person who has or has had any rights in or to the Owned Product Patents, including each inventor named on the Owned Product Patents, has executed a Contract assigning their entire right, title and interest in and to such Product Patents and the inventions embodied, described or claimed thereinto the owner thereof at the time of such assignment, and each such Contract has been duly recorded at the United States Patent and Trademark Office and, if required, other competent Governmental Authority outside the United States.

(d) To the Knowledge of the Note Parties and their Affiliates, no issued Product Patent has been judged invalid or unenforceable (other than as set forth in Schedule 6.15). To the Knowledge of the Note Parties and their Affiliates, as of the date hereof, no material Product Patent applications have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law or, by any prosecution or maintenance decisions of the Note Parties or the Collaboration Partner on a case-by-case basis and under routine patent prosecutions.

(e) There are no unpaid maintenance fees, annuities or other like payments with respect to the Owned Product Patents, or to the Knowledge of the Note Parties and their Affiliates, the other Product Patents, that would reasonably be expected to have a material adverse effect on any Product Patent or that would reasonably be expected to result in a material reduction in the amount of the Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts that would add to Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss).

(f) (i) To the Knowledge of the Note Parties and their Affiliates, each of the Owned Product Patents correctly identifies each and every inventor of the claims thereof as determined in accordance with Laws, (ii) to the Knowledge of the Note Parties and their Affiliates, there is not any Person who is or claims to be an inventor of any of the Product Patents who is not a named inventor thereof and (iii) none of the Note Parties or their Affiliates have received any written notice from any Person who is or claims to be an inventor of any of the Product Patents who is not a named inventor thereof.

(g) (i) Each of the Product Patents is subsisting and, to the Knowledge of the Note Parties and their Affiliates, valid and enforceable; and (ii) none of the Note Parties or their Affiliates have received any written notice of any claim by any Third Party challenging the validity or enforceability of any of the Product Patents (other than as set forth in Schedule 6.15).

(h) To the Knowledge of the Note Parties and their Affiliates, each individual associated with the filing and prosecution of the Owned Product Patents has complied, in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Owned Product Patent.

(i) To the Knowledge of the Note Parties and their Affiliates, there is at least one Valid Claim in each of the United States Product Patents on Schedule 6.15(i) that would be infringed by Exploitation of the Licensed Products in the Field in the United States but for rights in such Product Patents (either by ownership or by license under the Covered Agreements).

(j) There are no pending or threatened proceedings before a Governmental Authority (other than normal course patent prosecution matters) that would reasonably be expected to have a material adverse impact on the validity or enforceability of any Valid Claim of the Product Patents.

(k) Except as set forth in Schedule 6.15, to the Knowledge of the Note Parties and their Affiliates, there are no pending Disputes involving any of the IP Rights or Exploitation of the Licensed Product in the Territory and none of the Note Parties or their Affiliates have received or given notice of any such Dispute.

(l) To the Knowledge of the Note Parties and their Affiliates, none of the conception, development and reduction to practice of the inventions claimed in the Product Patents has constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

(m) None of the Note Parties or their Affiliates have filed any disclaimer of, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of, any Owned Product Patent, except in the ordinary course of patent prosecution.

(n) To the Knowledge of the Note Parties and their Affiliates, no Person has undertaken or omitted to undertake any acts, and no facts or circumstances exist, that would void, invalidate, or materially reduce or eliminate the enforceability or scope of any Valid Claim of the Product Patents.

(o) To the Knowledge of the Note Parties and their Affiliates, no Third Party Patent is being infringed by Exploitation of the Licensed Products in the Territory. Except as set forth in Schedule 6.15, none of the Note Parties or their Affiliates have received, any written notice of any claim by any Third Party asserting that the Exploitation of any Licensed Product in the Territory infringes such Third Party’s Patents.

(p) Except as set forth in Schedule 6.15 or as would not reasonably be expected to result in a Material Adverse Effect or be likely to result in a material reduction in the amount of the Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts that would add to Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss) (i) there are no Disputes between the Note Parties and their Affiliates, or to the Knowledge of the Note Parties and their Affiliates, the Collaboration Partner or its Affiliates, on the one hand, and a Third Party, on the other hand, relating to the Exploitation of any Licensed Product in the Territory, (ii) none of the Issuers or their Affiliates have received or given notice of any such Dispute and (iii) to the Knowledge of the Issuers and their Affiliates, there exists no circumstances or grounds upon which any such claims would reasonably be asserted. Except as set forth in Schedule 6.15, the Product Patents are not subject to any outstanding injunction, judgment or other decree, ruling, charge settlement or other disposition of any Dispute.

(q) Except as set forth in Schedule 6.15, to the Knowledge of the Note Parties and their Affiliates, no Third Party is infringing, misappropriating, or otherwise violating any IP Rights in the Territory in any material respect.

(r) Except as set forth on Schedule 6.15, there are no settlements, covenants not to sue, consents, judgements, orders or similar obligations that (i) restrict the rights of the Note Parties or any of their Affiliates or, to the Knowledge of the Note Parties and their Affiliates, the Collaboration Partner, from the Exploitation of the Licensed Products in the Territory in any material respect or (ii) permit any Third Parties (other than the Collaboration Partner or its Affiliates) to Exploit the Licensed Products in the Territory or use the Product Patents in any manner that would reasonably be expected to result in a material adverse effect on the Exploitation of the Licensed Products in the Territory by the Collaboration Partner or the Note Parties or their Affiliates under the Covered Agreements.

(s) There are no trademarks, other than the Product Trademarks, material to Commercialization of the Licensed Products in the Territory, except for the use of Theravance Trademarks in the United States.

Section 6.16 Margin Stock; Use of Proceeds.

(a) The Note Parties are not engaged in the business of extending credit for the purpose of buying or carrying margin stock.

(b) No proceeds of the Notes will be used to purchase or carry any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

(c) The proceeds of the Notes will be used by the Issuers to fund the Purchase Price (as defined in the Contribution, Purchase and Sale Agreement), and otherwise in accordance with Section 7.06.

Section 6.17 Collaboration Agreement and Co-Promotion Agreement.

(a) A true and complete copy of (i) the Collaboration Agreement and the Co-Promotion Agreement, (ii) all Quarterly Reports delivered under Section 1.08 (a)(ii) of Exhibit F of the Collaboration Agreement, and (iii) all material notices and all other material written communications that could reasonably be expected to adversely affect the rights of a Note Party under such agreement or any adverse effect on the timing, amount or duration of the payments (including Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss)) payable to the DST Issuer under the Collaboration Agreement or any payments payable to a Note Party under the Co-Promotion Agreement or any other Covered Agreement), in each case delivered to any Note Party or any of its Affiliates by the Collaboration Partner or to the Collaboration Partner by any Note Party or any of its Affiliates pursuant to, or relating to, the Collaboration Agreement or the Co-Promotion Agreement that were delivered or received within the five (5) year period prior to the Closing Date, in each case together with all amendments, supplements or other modifications thereto, have been delivered to the Purchasers by the Note Parties.

(b) None of the Note Parties nor any of their respective Affiliates has, and to the Knowledge of the Note Parties and their Affiliates, neither the Collaboration Partner and its Affiliates nor any other Covered Agreement Counterparty has, taken any action or omitted to take any action that could adversely impact the right of the Agent to take a security interest in the proceeds of the Collaboration Agreement or the Co-Promotion Agreement constituting Collateral.

(c) The Collaboration Agreement and the Co-Promotion Agreement are each the legal, valid and binding obligations of the Note Party or Note Parties party thereto and the Collaboration Partner and are enforceable against each such party in accordance with their respective terms. At the applicable time of execution, each of the Collaboration Agreement and the Co-Promotion Agreement, including each amendment or modification thereto, was duly authorized by all necessary action on the part of, and validly executed and delivered by, the Note Party or Note Parties party thereto and, to the Knowledge of the Note Parties and their Affiliates, the Collaboration Partner and, none of the Note Parties or their respective Affiliates has received any notice from the Collaboration Partner challenging the validity or enforceability of the Collaboration Agreement or the Co-Promotion Agreement. None of the Note Parties or their respective Affiliates has delivered or intends to deliver any notice to the Collaboration Partner challenging the validity or enforceability of the Collaboration Agreement or the Co-Promotion Agreement. Following the Closing Date, the DST Issuer has all rights held by TBIL and TBUS under the Collaboration Agreement immediately prior to the Closing Date.

(d) The Collaboration Agreement and the Co-Promotion Agreement are each in full force and effect and have not been waived, altered or modified in any material respect, whether by consent or otherwise, other than as set forth in the certificate delivered to Agent and the Purchasers pursuant to Section 5.01(l). The Collaboration Partner has not been released, in whole or in part, from any of its material obligations under the Collaboration Agreement or the Co-Promotion Agreement, except as set forth in the certificate delivered to Agent and the Purchasers pursuant to Section 5.01(l) (for the avoidance of doubt, any payment obligation shall be deemed “material” under this provision). Neither the Collaboration Agreement nor the Co-Promotion Agreement has been satisfied in full, discharged, canceled, terminated, subordinated or rescinded, in whole or in part, except as otherwise expressly permitted under this Agreement. The Collaboration Agreement and the Co-Promotion Agreement are each the entire agreement among the parties thereto relating to the subject matter thereof.

(e) None of the Note Parties or their respective Affiliates has received any written notice or written communication of the Collaboration Partner’s intention to terminate, in whole or in part, or breach the Collaboration Agreement or the Co-Promotion Agreement. None of the Note Parties or their respective Affiliates or, to the Knowledge of the Note Parties and their respective Affiliates, the Collaboration Partner, is in breach or default (or, following the Closing Date, material breach or default) of the Collaboration Agreement or the Co-Promotion Agreement. No facts or circumstances exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by the Note Parties or their respective Affiliates or, to the Knowledge of the Note Parties and their Affiliates, the Collaboration Partner of a, material breach or default) of the Collaboration Agreement or the Co-Promotion Agreement or (ii) to a right of rescission, termination, Set-Off, or similar rights, by the Note Parties or their respective Affiliates or, to the Knowledge of the Note Parties and their Affiliates, the Collaboration Partner, in, to or under the Collaboration Agreement or the Co-Promotion Agreement. None of the Note Parties or their respective Affiliates has received from, or delivered to, the Collaboration Partner, any written notice or other written communication alleging a breach or default under the Collaboration Agreement or the Co-Promotion Agreement, which such breach or default has not been cured or waived as of the applicable date.

(f) None of the Note Parties or their respective Affiliates has received any written notice or written communication requesting any amendment, supplement, alteration or modification to the Collaboration Agreement or the Co-Promotion Agreement (in each case as they exist as of the applicable date), and to the Knowledge of the Note Parties and their Affiliates, no facts or circumstance exists, in each case, that would reasonably be expected to have any adverse effect on (i) the timing, amount or duration of the payments (including Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss)) payable to the DST Issuer under the Collaboration Agreement or any payments payable to a Note Party under the Co-Promotion Agreement or any other Covered Agreement, (ii) the right for such payments to be paid into the Collection Account and be included as Collateral (to the extent thereof) or (iii) the right of the Agent, for the ratable benefit of the Secured Parties, to receive the proceeds of the Collaboration Agreement (including Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss)) or the Co-Promotion Agreement as Collateral.

(g) All payments required to be made under the Collaboration Agreement and the Co-Promotion Agreement have been made in material accordance with the terms thereof, and no condition exists that would reasonably be expected to have an adverse effect, in any respect, on the timing, amount or duration of the payments (including Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss)) payable to the DST Issuer under the Collaboration Agreement or any payments payable to a Note Party under the Co-Promotion Agreement or any other Covered Agreement, or the right of the DST Issuer or any applicable Note Party to receive such payments, in each case in respect of any period ending on or prior to the Scheduled Maturity Date. None of the Note Parties, their respective Affiliates or, to the Knowledge of the Note Parties, the Collaboration Partner has taken any action or omitted to take any action that would reasonably be expected to adversely impact the right of the Agent to take a security interest in the Collaboration Agreement or the Co-Promotion Agreement (and the payments to the Note Parties or their Affiliates thereunder) for the benefit of the Secured Parties. None of the Note Parties or their respective Affiliates has received any written notice of any tax Set-Off, dispute or counterclaim that would reasonably be expected to reduce Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss) or the amount of any other payments payable to the Note Parties or their respective Affiliates under the Collaboration Agreement, the Co-Promotion Agreement or any other Covered Agreement.

(h) No event or condition has occurred that would reasonably be expected to have the effect of reducing the DST Issuer’s share of Operating Profit (Loss) below thirty-five percent (35%) with respect to any Calendar Quarter, and no obligation, covenant, agreement or other event or condition of any kind whatsoever exists that would reasonably be expected to have the effect of requiring the DST Issuer or any of its Affiliates to take any action or omit to take any action in order for the DST Issuer’s share of Operating Profit (Loss) to equal thirty-five percent (35%) with respect to any Calendar Quarter.

(i) To the Knowledge of the Issuers and their Affiliates, the Collaboration Partner is not intending to commence any Insolvency Proceeding in connection with, or that would reasonably be expected to adversely affect, the Collaboration Agreement or the Co-Promotion Agreement.

(j) To the Knowledge of the Note Parties and their Affiliates, the Collaboration Partner is not, intending to cease, terminate or suspend the Commercialization of the Licensed Products in the United States.

Section 6.18 Servicing Agreement.

(a) The Servicing Agreement is the legal, valid and binding obligation of the Note Parties party thereto, enforceable against such Note Parties in accordance with its terms. The Servicing Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, the relevant Note Parties party thereto. No Note Party party thereto or any of its Affiliates have received any notice challenging the validity or enforceability of the Servicing Agreement. No Note Party party thereto or any of its Affiliates have delivered or intend to deliver any notice challenging the validity or enforceability of the Servicing Agreement.

(b) The Servicing Agreement is in full force and effect and has not been waived, altered or modified in any respect, whether by consent or otherwise, except as otherwise expressly permitted under this Agreement. The Servicer has not been released, in whole or in part, from any of its obligations under the Servicing Agreement. The Servicing Agreement has not been satisfied in full, discharged, canceled, terminated, subordinated or rescinded, in whole or in part. The Servicing Agreement is the entire agreement among the parties thereto relating to the subject matter thereof. The Servicing Agreement is on terms and conditions that are intrinsically fair to the Note Parties party thereto and substantially similar to those that would be available to the Note Parties party thereto on an arms-length basis with Third Parties.

Section 6.19 Principal Place of Business; Chief Executive Office. The chief place of business, the chief executive office and the office where each Note Party keeps all of its books and records are only located at the locations described on Schedule 6.19 (other than Collateral in the custody of the Agent).

Section 6.20 Other Names. No Issuer has conducted business under or used any name other than its name as set forth on the signature pages hereto.

Section 6.21 Disclosure; SEC Filings.

(a) (x) Prior to the Closing Date, to the Knowledge of the Transaction Parties, and (y) on or after the Closing Date, no information, certificate or statement heretofore, herein or hereafter supplied by or on behalf of the Transaction Parties (including from the Servicer pursuant to the Servicing Agreement) or any of its Affiliates to any Agent or any Purchaser in connection with the Transactions contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading (in light of the circumstances under which it was furnished). The Note Parties have disclosed to the Agent and Purchasers all agreements, instruments and corporate or other restrictions to which the Transaction Parties or any of the Collateral is subject, and all other matters known to the Transaction Parties or its Affiliates, that individually or in the aggregate, would reasonably be expected to have an adverse effect, in any material respect, on (i) the timing, amount or duration of the payments (including Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss)), payable to the DST Issuer or its Affiliates under the Collaboration Agreement, the Co-Promotion Agreement or any agreement between or among the Note Parties or the Servicer or the right of the Agent, for the ratable benefit of the Purchasers, to receive payments based on the Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss), (ii) the right of the Agent, for the ratable benefit of the Purchasers, to receive payments based on the Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts thereof or (iii) a Note Party’s rights in or title to the Collateral. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(b) The Parent has filed all forms, statements, certifications, reports and documents required to be filed by it with the SEC under Sections 13, 14(a) and 15(d) of the Exchange Act for the one year preceding the Closing Date (collectively, the “SEC Reports”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), each of the SEC Reports complied in all material respects with the applicable requirements of the Exchange Act, and, as of the time they were filed, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made hereby as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Parent to the SEC solely for purposes of complying with Regulation FD promulgated under the Exchange Act. There are no outstanding or unresolved comments from the SEC staff with respect to the SEC Reports that would reasonably be expected to result in the issuance of a stop order by the SEC, and, to the Knowledge of the Note Parties, none of the SEC Reports is the subject of ongoing SEC review or investigation.

Section 6.22 Sanctions; Anti-Corruption Laws; Anti-Terrorism and AML Laws.

(a) None of the Transaction Parties, any of their respective Affiliates or, to the Knowledge of the Transaction Parties or their Affiliates, any of their respective directors, officers, employees, agents, representatives, are (i) the subject or target of any Sanctions, (ii) located, organized or incorporated, or residing in any Designated Jurisdiction in violation of Sanctions or (iii) in their capacity as such (other than any Excluded Product Subsidiary), is in violation of, or has since April 24, 2019 violated, any Sanctions. No Note, nor the proceeds from the Notes Issuance, will be used, directly or knowingly indirectly, to lend, contribute or provide to, or has been or will be otherwise made available for the purpose of funding, any activity or business in any Designated Jurisdiction in violation of Sanctions, or for the purpose of funding any activity or business of any Person located, organized or incorporated, or residing in any Designated Jurisdiction or who is the subject of any Sanctions, in violation of Sanctions, or in any manner that will result in any violation by any party to this Agreement of Sanctions.

(b) Each of the Transaction Parties and, to the Knowledge of the Transaction Parties, each of their respective directors, officers or employees, is in material compliance with applicable Anti-Corruption Laws.

Section 6.23 Privacy. With respect to activities that relate to the Licensed Product, each Note Party has complied with in the three (3) years prior to the date hereof, and is in compliance with, all applicable Privacy Laws and any applicable written privacy policy of such Note Party, in each case except in the case that such failure to comply with any Privacy Laws and any applicable privacy policy of each Note Party could not reasonably be expected to result in a Material Adverse Effect. In the three (3) years prior to the date hereof there have not been, and there are not any written allegations or claims pertaining to an actual security breach of Personal Information or alleged non-compliance with Privacy Laws applicable to a Note Party and the Licensed Product, except as could not reasonably be expected to result in a Material Adverse Effect. Each Note Party has implemented commercially reasonable data security policies and procedures that are designed to safeguard the confidential information of such Note Party relating to the Licensed product (including Confidential Information related or received pursuant to the Covered Agreements). No Note Party has, in the three (3) years prior to the date hereof and with respect to the Licensed Product (i) experienced any material unauthorized access, use, or disclosure of, or data breach or other security incident involving, Personal Information in its possession or, to the Knowledge of the Note Parties and its Affiliates, control, or (ii) received any written notice of any proceeding by any Governmental Authority concerning a Note Party’s or its Affiliate’s collection, use, processing, storage, transfer, or protection of Personal Information or any actual, alleged, or suspected violation of any Privacy Law.

Section 6.24 [Reserved].

Section 6.25 Ranking of Debt. The Transaction Parties’ obligations under the Transaction Documents to which each such Transaction Party is a party (including the Issuers’ obligations to pay the principal of and interest on the Notes and any and all other amounts due thereunder), constitute direct and unconditional senior obligations of each such Transaction Party and will at all times rank at least equal in right of payment with all other present and future obligations of each Transaction Party.

Section 6.26 No Set-Off. The Transaction Parties’ obligations under the Note Documents are not subject to any defense, Set-Off or counterclaim by any such Transaction Party or any circumstance whatsoever which might constitute a legal or equitable discharge from its obligations thereunder.

Section 6.27 Covered Agreements.

(a) Schedule 6.27 contains a complete and accurate list of all Covered Agreements as of the Closing Date. There is no Contract, other than a Covered Agreement or License Agreement (if any) (including any Contract identified on a supplement to Schedule 6.27 delivered pursuant to Section 7.10(c)), to which a Note Party or any of its Affiliates is a party that is material to the Exploitation of the Licensed Product (other than Contracts with logistics providers, distribution and channel partners, or other Third Party service providers that, in each case, can be replaced by a Note Party promptly without any material and adverse effect on the Exploitation of any Licensed Product) that is not identified on Schedule 6.27. A true and complete copy of each Covered Agreement has been provided to the Purchasers by, or on behalf of, the Note Parties.

(b) Each Covered Agreement to which a Note Party is a party (other than the Collaboration Agreement and the Co-Promotion Agreement) is, a valid and binding obligation of such Note Party and enforceable against such Note Party in accordance with its terms and to the Knowledge of the Note Parties and their Affiliates, a valid and binding obligation of and enforceable against the applicable Covered Agreement Counterparty in accordance with its terms. None of the Note Parties or any of their Affiliates have received any notice from any Covered Agreement Counterparty (other than with respect to the Collaboration Agreement and the Co-Promotion Agreement) or any other Person challenging the validity or enforceability of any Covered Agreement (other than the Collaboration Agreement and the Co-Promotion Agreement). None of the Note Parties or any of their Affiliates have delivered or intend to deliver any notice to any Covered Agreement Counterparty challenging the validity or enforceability of any Covered Agreement.

(c) None of the Note Parties or their Affiliates or any Covered Agreement Counterparty (other than with respect to the Collaboration Agreement and the Co-Promotion Agreement), is in breach or default (or, following the Closing Date, material breach or default) of any Covered Agreement (other than the Collaboration Agreement and the Co-Promotion Agreement) and, to the Knowledge of the Note Parties and their Affiliates, no facts or circumstances exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by a Note Party or any of its Affiliates or any Covered Agreement Counterparty of a material breach or default) of any Covered Agreement (other than the Collaboration Agreement and the Co-Promotion Agreement) or (ii) to a right of rescission, termination, or Set-Off by a Note Party or any of its Affiliates or any Covered Agreement Counterparty, in, to or under any Covered Agreement (other than the Collaboration Agreement and the Co-Promotion Agreement). None of the Note Parties or any of their Affiliates have received from, or delivered to, any Covered Agreement Counterparty (other than with respect to the Collaboration Agreement and the Co-Promotion Agreement), any written notice or other written communication alleging a breach or default under any Covered Agreement, which breach or default has not been cured or waived as of the Closing Date.

(d) To the Knowledge of the Issuers and their Affiliates, no Covered Agreement Counterparty is intending to commence any Insolvency Proceeding in connection with, or that would reasonably be expected to adversely affect, the applicable Covered Agreement.

Section 6.28 Investment Company Act. No Transaction Party (i) is required to register as an “investment company” within the meaning of the Investment Company Act of 1940 or (ii) relies solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or Section 3(c)(7) of the Investment Company Act of 1940 (although such exceptions may be available).

Section 6.29 Special Purpose Entity/Separateness. Each Issuer is a Special Purpose Entity and has not engaged in any business or activity unrelated to the purposes set forth in Section 8.01(a) since its formation.

Section 6.30 License Agreements. Schedule 6.30 sets forth an accurate and complete list of each License Agreement as of the Closing Date (other than non-exclusive licenses granted to or by logistics providers, distribution and channel partners, or other Third Party service providers that, in each case, can be replaced by a Note Party promptly without any material and adverse effect on the Exploitation of any Licensed Product). A true, correct and complete copy of each License Agreement, together with any amendment, supplement or modification, in each case existing as of the Closing Date, has been provided to the Purchasers (other than non-exclusive licenses granted to or by logistics providers, distribution and channel partners, or other Third Party service providers that, in each case, can be replaced by a Note Party promptly without any material and adverse effect on the Exploitation of any Licensed Product). Each License Agreement is a valid and binding obligation of the Note Party or Affiliate of the Note Party that is a party thereto and, to the Knowledge of the Note Parties and their Affiliates, each counterparty thereto, and is enforceable against each counterparty thereto in accordance with its terms except as may be limited by applicable Debtor Relief Laws. No Note Party or Affiliate of the Note Party or the respective counterparty thereto has granted any written waiver under any material provision or with respect to any payment obligations of any License Agreement.

Section 6.31 Private Placement. Neither Issuer nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy the Notes or any similar securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither Issuer nor anyone acting on its behalf has, with respect to the Notes, engaged in any form of “general solicitation or general advertising,” as defined under Rule 502(c) of the Securities Act. The Issuers have provided the Purchasers an opportunity to discuss with the Issuers’ and the Parent’s management the Issuers’ and the Parent’s business, management, financial affairs and the terms and conditions of the offering of the Notes. Neither Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction, including the jurisdiction that governs either Issuer’s or the Parent’s internal affairs.

Section 6.32 Survival of Representations and Warranties. All representations and warranties by the Issuers, with respect to itself, any Affiliate or any asset or property, contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions described in this Agreement and continue in effect until Payment in Full.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Note Party covenants and agrees that, until Payment in Full, it shall, and shall cause each of its Subsidiaries to:

Section 7.01 Financial Statements; Information; Purchaser Calls.

(a) As soon as available and in any event within ninety (90) days after the end of each calendar year of the Parent (commencing with the calendar year ended December 31, 2026), deliver to the Agent (for prompt further distribution to the Purchasers) a consolidated balance sheet of the Parent as at the end of such calendar year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such calendar year, setting forth in each case in comparative form the figures for the previous calendar year prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, explanatory paragraph or emphasis (other than with respect to, or resulting from, an upcoming debt maturity under any Indebtedness due within twelve (12) months from the time such opinion is delivered) or any qualification or exception as to the scope of such audit;

(b) As soon as available and in any event within forty-five (45) days after the end of each Calendar Quarter (commencing with the Calendar Quarter ended September 30, 2026), deliver to the Agent (for prompt further distribution to the Purchasers) a consolidated balance sheet of the Parent as at the end of such Calendar Quarter, and the related (i) consolidated statements of income or operations, stockholders’ equity and (ii) consolidated statements of cash flows for the portion of the calendar year then ended, setting forth in each case in comparative form the figures for the corresponding period in the previous calendar year and certified by a Senior Officer of the Parent as fairly presenting in all material respects the consolidated financial condition, results of operations, stockholders’ equity and cash flows of the Parent, in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, together with management’s discussion and analysis describing results of operations in the form customarily prepared by management of the Parent;

(c) As soon as available, but in any event within forty five (45) days after the end of each Calendar Quarter, deliver to the Agent (for prompt further distribution to the Purchasers), the unaudited statements of assets and liabilities of each Issuer, TBIL and TBUS for such Calendar Quarter, all in reasonable detail and prepared in accordance with GAAP.

(d) As soon as available, but promptly following receipt thereof for each Calendar Quarter ending after the Closing Date, deliver to the Agent (for prompt further distribution to the Purchasers) a copy of the Quarterly Report for the relevant Calendar Quarter.

(e) As soon as available, but in any event at least fifteen (15) Business Days prior to each Payment Date (or such shorter period as agreed by Requisite Purchasers in their discretion), deliver to the Agent (for prompt further distribution to the Purchasers) and the Account Bank a quarterly report (the “Waterfall Report”) prepared by the Servicer, substantially in the form attached to the form of Waterfall Report Certificate attached hereto as Exhibit B or otherwise in form and substance reasonably satisfactory to the Agent (acting at the direction of the Requisite Purchasers), setting forth in reasonable detail (i) the calculation of all revenues, royalties and other amounts received by the Issuers during such calendar quarter in respect of the Collateral and the related underlying assets, (ii) all operating expenses, taxes and other amounts deducted or payable in connection therewith, (iii) the calculation of all amounts payable to the Purchasers and other parties pursuant to Section 3.04 of this Agreement and (iv) such other supporting information, reports and invoices reasonably related thereto, certified by a Senior Officer of the DST Issuer that such Waterfall Report is true, correct and complete in all material respects;

(f) Promptly, but in any event within five (5) days following delivery or receipt thereof, deliver to the Agent (for prompt further distribution to the Purchasers) copies of all written information delivered or received under or pursuant to the Covered Agreements including all written notices, communications and other materials delivered or received pursuant to Section 6.5 of the Acquisition Agreement and all written reports, minutes and material records from, and written meeting materials of, the joint steering committee, joint product committee and/or joint commercialization committee, development and commercialization plans, budgets and updates, actual, forecasted and budgeted net sales, material notices, information regarding clinical study status, patent enforcement notices, audit reports (including, subject to Section 11.17, such audit reports and related information provided under Section 6.08 of the Collaboration Agreement), updates regarding development and commercialization of generic competitive products and information regarding recalls, market withdrawals and other corrective action and material quality issues revealed by quality inspections, in each case to the extent such item (x) is in the possession of one or more of the Transaction Parties or any of their Subsidiaries or (y) may be requested or is required to be delivered by or to one or more Transaction Parties or any of their Subsidiaries; provided that, to the extent any Covered Agreement (other than the Collaboration Agreement (including any New Arrangement), the Co-Promotion Agreement, the Contribution, Purchase and Sale Agreement or the Servicing Agreement) prohibits the delivery of any such item, the Issuers shall (x) use commercially reasonable efforts to obtain the consent of the applicable counterparty to such delivery and (y) pending such consent, deliver a redacted copy or a summary of such item to the extent so permitted; provided, that the Issuers shall not be required to deliver any such information, notices or materials that were delivered or received more than three (3) years prior to the Closing Date;

(g) Within forty-five (45) days of the date each Waterfall Report is required to be delivered pursuant to Section 7.01(e) (commencing with respect to the Waterfall Report required to be delivered for the Calendar Quarter ending September 30, 2026), the Senior Officers of the Parent and the Note Parties shall participate in a conference call with Purchasers to provide discussion and analysis with respect to the financial condition and results of operations of the Transaction Parties, including with respect to the form and content of the Waterfall Report and the matters listed on Exhibit F hereto, together with such other matters reasonably related thereto, at a time at which the Issuers and the Purchasers mutually agree.

(h) Promptly upon request, deliver to the Agent (for prompt further distribution to the Purchasers) such other information regarding the operations, business, financial condition or assets of the Transaction Parties or any of their Subsidiaries as the Agent or any Purchaser may reasonably request, in each case, to the extent not consisting of privileged information (provided that the Issuer or Note Party shall use commercially reasonable efforts to provide a non-privileged summary or appropriately redacted material).

(i) When the Issuer or any Transaction Party provides information or documents to the Agent pursuant to this Section 7.01 or any other Transaction Document, which such information is to be provided by the Agent to the Purchasers, the Issuers shall direct the Agent as to which information is to be posted to the Agent Website (as defined herein).

Section 7.02 Notices.

(a) The Issuers shall promptly (and in any event within five (5) Business Days) after the occurrence thereof, provide written notice to the Agent and Purchasers of (i) each Default, Event of Default or Servicing Agreement Event of Default, (ii) any development, event, fact, circumstance or condition that has or would reasonably be expected to have a Material Adverse Effect or (iii) any adverse effect, in any respect, on timing, amount or duration of the payments (including Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss)) payable to the Note Parties under the Collaboration Agreement, the Co-Promotion Agreement or any agreement between or among the Note Parties or the Servicer or the right of the Agent, for the ratable benefit of the Purchasers, to receive payments based on Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss).

(b) Each Note Party shall promptly, and in any event within five (5) Business Days after a Senior Officer of any Transaction Party or the Servicer becomes aware thereof, notify the Agent and Purchasers of:

(i) any audit, enquiry, investigation, assessment, claim or dispute by or with any Governmental Authority concerning Taxes which involves an amount exceeding (x) with respect to the Issuers and their Subsidiaries, $100,000 and (y) with respect to TBIL and TBUS, $1,000,000; and

(ii) any audit, enquiry, investigation, assessment, claim or dispute which would reasonably be expected to adversely affect:

(1) the availability or utilisation of any Irish tax losses or reliefs of TBIL or another Note Party in any material respects;

(2) the Irish tax treatment of the Issuers, the Transferred Assets or the Transactions;

(3) any exemption from withholding tax relied upon in connection with the Notes or any Covered Agreement; or

(4) the timing, amount or duration of payments under a Covered Agreement (other than the Collaboration Agreement, the Co-Promotion Agreement or any agreement between or among the Note Parties or the Servicer or the right of the Agent).

(c) The Issuers shall promptly (and in any event within five (5) Business Days) after any Senior Officer of any Transaction Party or the Servicer becomes aware thereof, provide written notice to the Agent and Purchasers of any breach, default or noncompliance under the Collaboration Agreement, the Co-Promotion Agreement or any claims or disputes under the Collaboration Agreement or the Co-Promotion Agreement.

(d) The Issuers shall promptly (and in any event within five (5) Business Days) after any Senior Officer of any Transaction Party or the Servicer becomes aware thereof, provide written notice to the Agent and Purchasers of (i) (x) with respect to any Note Party, any material pending legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding to which a Note Party is a party and (y) with respect to any Bad Acts Guarantor, any pending legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding to which a Bad Acts Guarantor is party that would reasonably be expected to result in a Material Adverse Effect, (ii) any pending legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding relating to the Collaboration Agreement, the Co-Promotion Agreement, the Servicing Agreement, Contribution, Purchase and Sale Agreement or any portion of the Collateral and (iii) any material developments with respect to any of the foregoing.

(e) The Issuers shall promptly (and in any event within five (5) Business Days) upon receiving notice or after any Senior Officer of any Transaction Party or the Servicer otherwise has Knowledge thereof, provide written notice to the Agent and Purchasers of the resignation of the Independent Manager of either Issuer.

(f) The Issuers shall promptly (and in any event within five (5) Business Days) upon receiving notice or after any Senior Officer of any Transaction Party or the Servicer otherwise has Knowledge thereof, provide written notice to the Agent and Purchasers of any material notice, request, consent or other communication from the Collaboration Partner or any of its Affiliates or any other Person in connection with the Collaboration Agreement or Co-Promotion Agreement, as applicable.

(g) The Issuers shall promptly (and in any event within five (5) Business Days) of receiving written notice or of, or after any Senior Officer of any Transaction Party or the Servicer otherwise has Knowledge thereof, provide written notice to the Agent and Purchasers of the occurrence any event or the existence of any circumstance that (with or without notice or lapse of time, or both) would reasonably be expected to result in or serve as a basis for any, action, suit or proceeding, or any investigation or claim, or the receipt of any written notice of the foregoing, that (i) claims that the Exploitation of the Licensed Products in the Territory infringes, misappropriates or otherwise violates any Intellectual Property of any other Person or (ii) otherwise would reasonably be expected to have an adverse effect on the Exploitation of the Licensed Products in the Territory in any material respect.

(h) The Issuers shall promptly (and in any event within five (5) Business Days) after the occurrence thereof, provide written notice to the Agent and Purchasers of (i) any Contract entered into by the Note Parties or any of their Affiliates in connection with any claim of actual or alleged infringement, misappropriation or other violation of any Intellectual Property by or against the Note Parties or any of their Affiliates in connection with the Exploitation of the Licensed Product in the Territory or (ii) receipt of any written claim of actual or alleged infringement, misappropriation or other violation of any Intellectual Property by or against the Note Parties or any of their Affiliates in connection with the Exploitation of the Licensed Product in the Territory, in each case, to the extent such claim could materially and adversely impact the value of the Collateral or any Note Party’s rights therein.

(i) The Issuers shall promptly (and in any event within five (5) Business Days) (i) after the occurrence thereof, provide written notice to the Agent and Purchasers of any Issuer initiating an enforcement action regarding any suspected infringement by a Third Party of any Owned Product Patent (or any Issuer’s determination not to bring such an enforcement action within the period provided in Section 12.04(a) of the Collaboration Agreement) or (ii) after any Senior Officer of any Transaction Party or the Servicer has Knowledge thereof, provide written notice to the Agent and Purchasers of the Collaboration Partner initiating an enforcement action regarding any suspected infringement by a Third Party of any Product Patent.

(j) Promptly (and within no later than five (5) Business Days) after the receipt of any written claim or demand challenging the validity, enforceability or ownership of any Product Patents or Product Trademarks included in the Collateral or owned by the Note Parties or their Affiliates and relating to the Licensed Products that would reasonably be expected to adversely impact the Exploitation of the Licensed Products in the Territory (including, for the avoidance of doubt, any Paragraph IV Certification) or pursuant to which any Third Party commences or threatens in writing any action, suit or other proceeding against any Note Party or any of its Affiliates relating to any Licensed Product, the Issuers shall, (i) provide written notice to the Agent and Purchasers of such claim or demand, and (ii) furnish to the Agent and the Purchasers a copy of such claim or demand, and an unredacted copy of all pleadings, briefs, certifications (including Paragraph IV Certifications), expert reports (including exhibits) and other documents reasonably requested by the Agent or the Purchasers.

(k) The Issuers shall promptly (and in any event within five (5) Business Days) after (i) the receipt thereof, provide written notice to the Agent and Purchasers of any written notice or other written communications from the FDA that the FDA intends to revoke, withdraw, suspend, cancel, materially limit, terminate or make a materially adverse modification to any Regulatory Approval for any Licensed Product in the Territory, or (ii) after obtaining Knowledge of the occurrence thereof, provide written notice to the Agent and Purchasers of any change, or any proposed or requested change (whether initiated by the FDA or any other Regulatory Agency, the Collaboration Partner or any Note Party), to the approved labeling for any Licensed Product in the Territory.

(l) The Issuers shall promptly (and in any event within five (5) Business Days) after obtaining Knowledge of the occurrence thereof, provide written notice to the Agent and the Purchasers of any spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material by any Group Member required to be reported to any Governmental Authority and that would reasonably be expected to result in a Material Environmental Liability.

(m) The Issuers shall promptly (and in any event within five (5) Business Days) after obtaining Knowledge of the occurrence thereof, provide written notice to the Agent and the Purchasers of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, any Group Member and any alleged liability or non-compliance with any Environmental Laws or any permits, licenses or authorizations issued pursuant to Environmental Laws, in each case, which would reasonably be expected to result in a Material Environmental Liability.

(n) The Issuers shall promptly (and in any event within five (5) Business Days) after obtaining Knowledge of the occurrence thereof, provide written notice to the Agent and the Purchasers of the commencement of any Development of the Licensed Products (i) for any indication other than those indications that have been approved by the FDA or (ii) as a combination product or co-formulation with any other chemically distinct and therapeutically active compound or as an over-the-counter product.

In connection with any notice, report, update or other data or information delivered or required to be delivered to the Agent and Purchasers pursuant to Section 7.02(a) through (m), the Issuers shall concurrently provide the Agent and Purchasers with a summary of the Issuers’ intended response or action to cure such matter and, the Issuers shall promptly (and in any event within five (5) Business Days) following delivery of a response to any third party in respect thereof, deliver a copy of such response to the Agent and Purchasers.

Section 7.03 Maintenance of Existence. Each Note Party shall, and shall cause its Subsidiaries to, at all times (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization and (b) take all action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business (including its Development and Commercialization of the Licensed Products), except to the extent that failure to do so could not reasonably be expected to have an adverse effect on any Group Member or its assets or properties.

Section 7.04 Compliance with Laws.

(a) Except where failure to do so (either individually or in the aggregate) would not reasonably be expected (i) with respect to TBIL and TBUS, to result in a Material Adverse Effect, or (ii) with respect to the Issuers and their Subsidiaries, to result in a material adverse effect on such Persons or their assets, each Note Party shall, and shall cause its Subsidiaries to, comply, in all material respects, with all applicable Laws (including all applicable Healthcare Laws, if any, and Environmental Laws).

(b) Each Note Party shall, and shall cause its Subsidiaries to, at all times comply with the margin requirements set forth in Section 7 of the Exchange Act and any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(c) Each Note Party shall, and shall cause its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws, and Anti-Terrorism and AML Laws applicable to it and its business activities in all material respects. Each Note Party shall maintain in effect and enforce policies and procedures designed to ensure compliance by each Note Party and their respective directors, officers, employees and agents with Anti-Terrorism and AML Laws, Anti-Corruption Laws and Sanctions.

Section 7.05 Books and Records; Audit Rights.

(a) Each Note Party shall, and shall cause its Subsidiaries to, keep proper books, records (including all records required to be maintained by any Governmental Authority or otherwise under any applicable Healthcare Law) and accounts in which entries in conformity with sound business practices and all requirements of Law applicable to it shall be made of all dealings and transactions in relation to its business, assets and activities.

(b) The Agent, the Purchasers and their Representatives shall have the right from time to time at the cost of the Issuers to visit the offices and properties of each Note Party where books and records relating or pertaining to the Note Parties are kept and maintained (or, at the option of the Agent and Purchasers, to conduct a meeting by telecommunications), to discuss, with officers of a Note Party, the business, operations, properties and financial and other condition of such Note Party, to discuss the Collaboration Agreement, the Co-Promotion Agreement, the Servicing Agreement and the Collateral, to discuss the form and contents of any Quarterly Report and Waterfall Report, to verify compliance with the provisions of the Note Documents regarding receipt and application of Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss) and, upon physical visits, to inspect and make extracts from and copies of the books and records of a Note Party relating or pertaining to the Collateral; provided, that, absent a Default or Event of Default, (i) the Agent, the Purchasers and their Representatives shall not exercise such rights more than one (1) time during any calendar year, (ii) such visits and inspections shall be made during normal business hours and upon reasonable prior written notice to such Note Party, and not materially interfere with the Note Party’s normal business operations, and (iii) the Issuers shall not be required to reimburse the Agent, the Purchasers or their Representatives for expenses incurred in connection with more than one (1) such visit per calendar year.

(c) Upon request by the Agent (acting at the direction of the Requisite Purchasers), at any time and from time to time, but no more than once in a given calendar year absent a Default, Event of Default or Servicing Agreement Event of Default, the Issuers shall within thirty (30) Business Days of request therefor, at its expense, hire a Third Party consultant (“Payment Auditor”) to conduct an inspection and/or audit of the Note Parties’ and Servicer’s compliance with the terms of the Collaboration Agreement, the Co-Promotion Agreement, the Servicing Agreement and/or the Note Documents, which such inspection or audit shall include verification by the Payment Auditor of the calculation of Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss) for the applicable period that is the subject of such inspection or audit. In furtherance of the foregoing, DST Issuer shall, and shall cause the Servicer to, jointly retain the Payment Auditor and make available to the Payment Auditor its respective books and records, including unredacted copies of all Quarterly Reports delivered under (and as defined in) Section 1.08 (a)(ii) of Exhibit F to the Collaboration Agreement with respect to the applicable period that is the subject of such inspection or audit, together with all other relevant reports, invoices, calculations, notices and evidence of payments made and/or delivered in respect of the Collaboration Agreement or Co-Promotion Agreement that are necessary or desirable for the Payment Auditor to verify compliance with the Collaboration Agreement, the Co-Promotion Agreement, the Servicing Agreement and/or the Note Documents, including the calculation of Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss). The terms and conditions of the applicable Payment Auditor Agreement, including the scope of services thereunder, shall be in such form and substance as to give effect to all of this Section 7.05(c) and otherwise satisfactory to the Requisite Purchasers. The Payment Auditor shall, within thirty (30) Business Days of its engagement, complete such audit and inspection, consult with the Agent and the Purchasers on its findings (including participation in a reasonable number of meetings (virtual sufficient) to answer questions in respect of the Payment Auditor’s report) and deliver a true, correct and complete copy to the Agent and the Purchasers of the Payment Auditor’s certified report of its findings (in each case, subject to redactions only to the extent expressly required to remain in compliance with such Collaboration Agreement or the Co-Promotion Agreement); provided, that any redactions to such report shall not include any information necessary to determine the correctness of the calculation of Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss), as applicable, made under the Collaboration Agreement, the Co-Promotion Agreement, the Servicing Agreement or this Agreement, as applicable. All information obtained by the Purchasers as a result of any such inspection or audit shall be subject to Section 11.17 of this Agreement.

(d) Upon request by the Agent (acting at the direction of the Requisite Purchasers), no more than once per calendar year (or at such greater frequency than permitted under the applicable agreement), the DST Issuer shall within thirty (30) Business Days of request therefor, at its expense, promptly exercise, or cause to be exercised, any rights the DST Issuer has under the Collaboration Agreement or the Co-Promotion Agreement to cause an inspection and/or audit of the Collaboration Partner, including the audit rights described in Section 6.08 of the Collaboration Agreement for the purpose of determining the accuracy of the applicable Quarterly Report under the Collaboration Agreement and the Co-Promotion Agreement and the correctness of the calculation of Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss), as applicable. Any such auditor selected by the Issuers shall meet the terms and conditions of the Collaboration Agreement. The DST Issuer shall notify the Purchasers in writing if it independently initiates an inspection and/or audit of the books and records of the Collaboration Partner. Upon the conclusion of any such inspection and/or audit described in this Section 7.05(d), the DST Issuer shall provide to the Agent and Purchasers a copy of any report relating thereto within five (5) Business Days of receipt thereof (in each case, subject to redactions only to the extent expressly required to remain in compliance with such Collaboration Agreement); provided, that any redactions to such report shall not include any information necessary to determine the correctness of the calculation of Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss), as applicable, made under the Collaboration Agreement or this Agreement, as applicable. All information obtained by the Purchasers as a result of any such inspection or audit shall be subject to Section 11.17 of this Agreement.

(e) Any fees, costs and expenses due and owing by the DST Issuer pursuant to an inspection or audit requested by the Agent under Section 7.05(c) or Section 7.05(d) may be paid using any funds that, other than during the continuance of an Event of Default, are in excess of the Minimum Own-Funds Property Amount, then available in the Collection Account; provided, that to the extent there are insufficient funds in the Collection Account to make payment in full of such fees, costs and expenses, each of the Parent, TBPH and TBIL may, but is not obligated to, make capital contributions to the DST Issuer in accordance with Section 3.03(g) in order for the DST Issuer to satisfy when due such payment obligation. Upon the conclusion of, and after giving effect to, any such audit right under Section 7.05(d), if any additional payments become due to the DST Issuer (“Reconciliation Amounts”), such Reconciliation Amounts shall be immediately deposited into the Collection Account and distributed in accordance with the terms of and in accordance with Section 3.04 upon receipt by the DST Issuer, and to the extent any refund is due to the Collaboration Partner from any overpayment in respect of Adjusted Operating Profit (Loss), in each case, as determined in any such audit, then, each of the Parent, TBPH and TBIL may, but is not obligated to, make capital contributions to the DST Issuer in accordance with Section 3.03(g) in order for the DST Issuer to make payment when due in accordance with the Collaboration Agreement and the Co-Promotion Agreement, but any such payment shall not result in a corresponding reduction in the amount of Yupelri Adjusted Net Profit previously paid by the DST Issuer for any prior period, but may be included as a reduction in the next calculation of Yupelri Adjusted Net Profit if such amount should properly have reduced the Yupelri Adjusted Net Profit in a prior period.

Section 7.06 Use of Proceeds. The DST Issuer shall use the net proceeds from the issuance of the Notes received by it (i) for payment of the Purchase Price (as defined in the Contribution, Purchase and Sale Agreement), (ii) which shall in turn be used by TBIL for the repayment in cash of all intercompany indebtedness owing by TBIL to TBPH and after giving effect thereto, in whole or part, return of capital to TBPH, and (iii) to finance all or a portion of the other Transactions (including the payment of fees, taxes and other expenses incurred in connection therewith). No portion of the proceeds of the Notes Issuance shall be used in any manner that causes or might cause the Notes Issuance or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act, to violate any Sanctions, Anti-Corruption Laws or Anti-Terrorism and AML Laws or other Laws.

Section 7.07 Collections. The Issuers shall and shall cause the Group Members to:

(a) At all times comply, and require the Collaboration Partner to comply, with the terms of Section 3.03 hereof; and

(b) Prevent the deposit into the Collection Account of any funds other than (i) payments in respect of or derived from the Collaboration Agreement (including any permitted sublicense thereunder), the Co-Promotion Agreement, the Servicing Agreement or other agreement, instrument, document or action, related to the exploitation of the Collateral and (ii) contributions in accordance with Section 3.03(g); provided, that this covenant shall not be breached to the extent that funds are inadvertently deposited into the Collection Account and upon discovery are promptly segregated and removed from the Collection Account.

Section 7.08 Governmental Authorizations. The Issuers shall, and shall cause each Note Party to, obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against a Note Party of this Agreement and the other Note Documents. The Issuers shall cause TBIL to, promptly following the Closing Date, make (or cause to be made) all filings required to be made with the Companies Registration Office of Ireland in connection with the S.82 (and S.84, to the extent it has not been filed on the Closing Date) Summary Approval Procedure undertaken in connection with the Transactions.

Section 7.09 Payment of Taxes and Tax Disputes.

(a) Each Issuer is intended to be treated as an entity disregarded as separate from TBPH (its regarded owner) for U.S. federal income tax purposes, and no Issuer shall, or shall permit any Person to, make any election (e.g., pursuant to U. S. Treasury Regulation §301.7701-3) for the Issuer to be classified as an entity taxable as a corporation for U.S. federal income tax purposes. Each Issuer will, and will cause each Note Party to, (a) timely file all material Tax returns, and (b) pay all material amounts of Taxes (it being understood that any Tax return, Tax or claim the filing or payment of which is necessary to obtain, preserve or maintain any exemption from withholding Tax, Tax residence, fiscal transparency, tax loss, capital allowance or other Tax attribute, or the Tax treatment of any Note Party or of the Transactions, in each case as contemplated by Section 6.11 or Section 8.19, shall be deemed material for purposes of this Section 7.09) imposed upon it or any of its properties or assets or in respect of any of its businesses or franchises before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid to the extent such Taxes or claims are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as, (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

Section 7.10 Collaboration Agreement; Co-Promotion Agreement; Servicing Agreement; Covered Agreements; Contribution, Purchase and Sale Agreement.

(a) The DST Issuer shall do or cause to be done all things necessary and commercially reasonable to (i) maintain the Collaboration Agreement in full force and effect, (ii) perform its obligations under, and otherwise comply with all terms and conditions set forth in, the Collaboration Agreement, (iii) promptly cure any breach or default by it under the Collaboration Agreement within the applicable cure period (if any) provided therein and (iv) enforce the Collaboration Partner’s obligations under the Collaboration Agreement, including the diligent and timely enforcement of its rights and remedies thereunder (other than the right to terminate such agreement).

(b) The Note Parties shall do or cause to be done all things necessary and commercially reasonable to (i) maintain, or cause to be maintained, the Co-Promotion Agreement in full force and effect, (ii) perform, or cause to be performed, the obligations of the Note Party thereto, and otherwise comply or cause to be complied with all terms and conditions set forth in the Co-Promotion Agreement, (iii) promptly cure any breach or default by a Note Party under the Co-Promotion Agreement within the applicable cure period (if any) provided therein, and (iv) enforce the Collaboration Partner’s obligations under the Co-Promotion Agreement, including the diligent and timely enforcement of a Note Party’s rights and remedies thereunder (other than the right to terminate such agreement). Notwithstanding anything to the contrary in Section 8.07, TBUS may make a Permitted Co-Promotion Election; provided that (A) the Issuers shall deliver to the Agent written notice of TBUS’s intention to make such election not less than fifteen (15) Business Days prior to the delivery of the related notice to the Collaboration Partner, and a copy of such notice promptly following its delivery, (B) the Note Parties shall continue to perform their remaining obligations under the Co-Promotion Agreement and the Collaboration Agreement, and (C) no Default or Event of Default shall have occurred and be continuing at the time such notice is delivered to the Collaboration Partner. A Permitted Co-Promotion Election shall not, in and of itself, constitute a Material Modification, a breach of this Section 7.10(b) or Section 8.07, a termination of the Co-Promotion Agreement for purposes of Section 9.01(j) or a Material Adverse Effect; provided that the foregoing shall not limit the effect for purposes of any Note Document of any subsequent event, fact or circumstance (including any change in Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) or any component part thereof). Any breach, default or event of default under, or termination, cancellation or rescission of, the Co-Promotion Agreement shall remain subject to the rights and remedies of the Agent and the other Secured Parties under this Agreement, the other Note Documents and Law, including the remedies set forth in Section 9.01(j), and shall not limit the Agent’s rights with respect to the Collateral, any New Arrangement or, where applicable, the replacement of the Servicer in accordance with this Agreement.

(c) The DST Issuer shall do or cause to be done all things necessary and commercially reasonable to (i) maintain, or cause to be maintained, the Servicing Agreement and each other Covered Agreement (other than the Collaboration Agreement and Co-Promotion Agreement, which are addressed above) in full force and effect, (ii) perform, or cause to be performed, the obligations of the Note Party thereto, and otherwise comply or cause to be complied with all terms and conditions set forth in, the Servicing Agreement and each such other Covered Agreement, (iii) promptly cure any breach or default by a Note Party or Servicing Agreement Event of Default under the Servicing Agreement or any such other Covered Agreement within the applicable cure period (if any) provided therein, and (iv) enforce the Servicer’s and each Covered Agreement Counterparty’s, as applicable, obligations under the Servicing Agreement and each such other Covered Agreement, including the diligent and timely enforcement of a Note Party’s rights and remedies thereunder. The Issuers shall, promptly (and in any event within ten (10) Business Days) after any Note Party or any of its Affiliates enters into any Covered Agreement or License Agreement (if any) that is material to the Exploitation of the Licensed Product (other than Contracts with logistics providers, distribution and channel partners, or other Third Party service providers that, in each case, can be replaced by a Note Party promptly without any material and adverse effect on the Exploitation of any Licensed Product), deliver to the Agent a copy thereof together with a supplement to Schedule 6.27 identifying such Contract, whereupon such Contract shall constitute a Covered Agreement for all purposes of the Note Documents.

(d) Each Issuer shall do or cause to be done, to the extent necessary to permit the Issuers to perform their obligations hereunder, and otherwise at the direction of the Requisite Purchasers following the occurrence and during the continuation of a Default, Event of Default or Servicing Agreement Event of Default.

(e) Each Note Party shall do or cause to be done all things necessary to (i) perform the DST Issuer’s obligations under, and otherwise comply with all terms and conditions set forth in, the Contribution, Purchase and Sale Agreement, (ii) promptly cure any breach or default by the DST Issuer under the Contribution, Purchase and Sale Agreement within the applicable cure period (if any) provided therein, and (iii) enforce the applicable counterparty’s obligations under the Contribution, Purchase and Sale Agreement, including the diligent and timely enforcement of the DST Issuer’s rights and remedies thereunder.

Section 7.11 Intellectual Property. In each case (x) subject to Article 12 of the Collaboration Agreement, and (y) solely to the extent that the DST Issuer is permitted to take such actions in accordance with the Collaboration Agreement:

(a) Subject to Article 12 of the Collaboration Agreement and the rights of the Collaboration Partner, the DST Issuer shall, at its sole expense, prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary or desirable to (i) prosecute and maintain the Product Patents, the Product Trademarks and any other material IP Rights; and (ii) defend or assert the Product Patents and the Product Trademarks against commercially significant infringement by any other Persons, and against any claims of invalidity or unenforceability (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference) to the extent the DST Issuer has the right to do so. The Issuers shall keep the Agent and the Purchasers reasonably and timely informed of material developments under all such actions and shall consider all of the Agent’s and the Purchasers’ feedback regarding such actions in good faith. For clarity, this subsection (a) shall apply only to the extent of the DST Issuer’s or any Affiliate’s rights (including rights to review and comment) to prosecute, maintain and/or enforce the IP Rights; provided that the Issuers may request the Agent’s (acting at the direction of the Requisite Purchasers) consent of any planned deviation of this subsection (a) on a case-by-case basis, such consent not to be unreasonably withheld.

(b) To the extent permitted under the Collaboration Agreement, the Issuers shall not, nor shall they permit or suffer any of their Affiliates (including the other Note Parties) to, voluntarily admit the invalidity or unenforceability of any Product Patent or Product Trademark without the Requisite Purchasers’ prior written consent; provided that consent shall be deemed granted if no objection is delivered within thirty (30) Business Days (or such shorter period, not less than ten (10) Business Days, as is reasonably necessary to preserve rights or meet a court or tribunal-imposed deadline, provided that the Issuers shall have used commercially reasonable efforts to obtain any available extension of such deadline), or consent to any judgment or settlement in any action, suit or proceeding referred to in Article 12 of the Collaboration Agreement, without the prior written consent of the Requisite Purchasers.

(c) Each Issuer shall, and shall cause its Affiliates (including the other Note Parties) to:

(i) use commercially reasonable efforts to protect and maintain the Product Patents, Product Trademarks, and other material IP Rights and to maintain in confidence all trade secrets and Confidential Information comprising a part thereof to the fullest extent permitted under the Collaboration Agreement; and

(ii) use commercially reasonable efforts to prevent any unauthorized disclosure of (including by employees and contractors) or unauthorized access to any item that contains or embodies confidential and proprietary IP Rights, including by using reasonable physical and electronic security measures.

(d) Subject to its rights in Article 12 of the Collaboration Agreement, Issuers shall use commercially reasonable efforts to cause each individual associated with the filing and prosecution of the Product Patents to comply in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty of disclosure.

(e) The Issuers shall furnish the Agent and the Purchasers from time to time upon the Agent’s reasonable written request therefor, but in any event not more than once in any calendar year so long as no Event of Default is continuing, reasonably detailed statements and schedules identifying and describing the Product Patents and Product Trademarks and such other materials evidencing the material IP Rights as the Agent and the Purchasers may reasonably request.

Section 7.12 Security Documents; Further Assurances. The Issuers shall, and shall cause the Note Parties to, promptly, upon the request of the Agent, at such Note Parties’ expense: (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Note Documents or otherwise deemed by the Agent or any Purchaser reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Note Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; (b) deliver or cause to be delivered to the Agent and the Purchasers from time to time such other documents, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Agent (acting at the direction of the Requisite Purchasers) and as the Agent (acting at the direction of the Requisite Purchasers) shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Note Documents; and (c) upon the exercise by the Agent of any power, right, privilege or remedy pursuant to any Note Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Agent may require.

Section 7.13 Additional Guarantors; Additional Collateral; New License Arrangement.

(a) The Issuers shall cause each Subsidiary of an Issuer, TBIL or TBUS (other than any Excluded Product Subsidiary) formed or acquired after the Closing Date, promptly and in any event within thirty (30) days following such formation or acquisition (or such longer period as the Agent (acting at the direction of the Requisite Purchasers) may agree in writing), to (i) become a Guarantor by executing and delivering a joinder to the Guaranty and Security Agreement, (ii) grant to the Agent, for the benefit of the Secured Parties, a first priority perfected Lien (subject to Permitted Liens) on substantially all of its tangible and intangible assets, and pledge, or cause the pledge of, one hundred percent (100%) of its Equity Interests to the Agent, in each case, subject to the exclusions set forth in the Collateral Documents, and (iii) deliver to the Agent such Organizational Documents, resolutions, certificates and customary legal opinions relating to the foregoing as the Agent may reasonably request.

(b) With respect to any asset or property of any Note Party that is intended to be Collateral acquired after the Closing Date by a Note Party that is not already subject to the Lien created by any of the Note Documents or specifically excluded from the requirement to be subject to such Lien in the Note Documents, the Note Parties shall promptly (and in any event within fifteen (15) days after the end of the quarter in which the acquisition thereof occurs) (i) execute and deliver to the Agent and Purchasers such amendments or supplements to the relevant Note Documents or such other documents (including pledge agreements, collateral assignments and debentures) as the Agent (acting at the direction of the Requisite Purchasers) shall deem necessary or advisable to grant for its benefit, a first priority Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary or reasonably requested by the Agent to cause such Lien to be duly perfected in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent. Each Note Party shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any Collateral Document on such after-acquired properties.

(c) Without limiting any other rights or remedies the Agent or any other Secured Party may have under this Agreement or any Collateral Document, if (i) the Collaboration Partner terminates or provides written notice of termination of the Collaboration Agreement or the Collaboration Agreement terminates as to the Collaboration Partner by operation of law or (ii) any Note Party terminates the Collaboration Agreement in violation of its covenants or guaranties herein or the Collaboration Agreement terminates as to a Note Party by operation of law, then, in each case, solely at the election of the Agent (acting at the direction of the Requisite Purchasers in their sole discretion), the Note Parties shall, in consultation with the Agent and the Purchasers, subject to the Requisite Purchasers’ consent and the further requirements of this Section 7.13(c), identify and use all reasonable efforts to consummate a licensing opportunity with a Third Party to Exploit the Licensed Products in the Territory. Each Note Party shall cooperate with the Agent and the other Secured Parties, at the cost and expense of the Issuers, in such efforts to identify and consummate such licensing opportunity, which license shall (i) become effective as soon as practicable but in any event not earlier than the effective date of such termination, (ii) expire not earlier than the Maturity Date, (iii) not include, without the Requisite Purchasers’ prior written consent, terms, conditions and limitations that are materially less favorable to the DST Issuer or the Agent and other Secured Parties (other than economic terms, which shall be no less favorable to the DST Issuer or the Agent and other Secured Parties), than those contained in the Collaboration Agreement applicable to the Licensed Product at the effective date of termination, including with respect to obligations and costs imposed on the DST Issuer, disclaimers of the DST Issuer’s liability, intellectual property ownership and control and indemnification of the DST Issuer (any such license, a “New Arrangement”). If the DST Issuer (in consultation with the Agent and the Purchasers) is the party pursuing such New Arrangement, the DST Issuer and the Requisite Purchasers shall mutually agree on the Third Party with which to enter into such New Arrangement. Should such New Arrangement be identified, (i) the DST Issuer agrees to use all reasonable efforts to execute and deliver a definitive agreement relating to the New Arrangement that satisfies the foregoing requirements of this Section 7.13(c) as promptly as possible and (ii) the Parties shall coordinate in good faith to amend or modify this Agreement as may be reasonably necessary to account for such New Arrangement; provided, that no breach under this clause (c) will be deemed to have occurred during the cure period specified under Section 9.01(j).

Section 7.14 Further Assurances. At any time or from time to time upon the request of the Agent, the Issuers will, and shall cause the Note Parties to, at their expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to effect fully the intent and purposes of the Note Documents, including providing Purchasers with any information reasonably requested pursuant to Section 11.19. In furtherance of (and not in limitation of) the foregoing, the Issuers shall, and shall cause the Note Parties to, take such actions as the Agent may reasonably request from time to time to ensure that the Obligations are secured by the assets intended to be Collateral owned by the Note Parties and to carry out the intent to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Agent for the benefit of the Secured Parties hereby and thereby.

Section 7.15 Insurance. The Issuers shall, and shall cause each Note Party to, (i) keep all its insurable properties and properties in which such Note Party has an interest insured against those hazards covered, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Note Party’s including business interruption insurance with a financially sound and reputable insurance company; (ii) maintain public and product liability insurance and commercial general liability insurance against claims for personal injury, death or property damage suffered by others in an aggregate amount as is customary in the case of companies engaged in businesses similar to such Note Party’s with a financially sound and reputable insurance company; (iii) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which any Note Party (other than the Issuers and their Subsidiaries) is engaged in business or otherwise in an aggregate amount as is customary in the case of companies engaged in businesses similar to such Note Party’s with a financially sound and reputable insurance company; (iv) maintain director’s and officer’s insurance coverage (which may be provided under an umbrella policy) in an aggregate amount as is customary in the case of companies engaged in businesses similar to such Note Party’s with a financially sound and reputable insurance company; and (v) subject to Schedule 7.18, furnish the Agent (A) upon the Agent’s request, copies of all policies, evidence of the maintenance of such policies by the renewal thereof on or before the earlier of (a) the date on which such insurance is required to be procured or renewed under any Covered Agreement and (y) the date that is concurrent with any expiration date, and (B) with appropriate loss payable endorsements in form and substance reasonably satisfactory to the Agent (acting at the direction of the Requisite Purchasers), naming the Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (ii) above, and providing (I) that all proceeds thereunder shall be payable to the Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to the Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by the Agent and the DST Issuer to make payment for such loss to the Agent and not to the DST Issuer and the Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to the DST Issuer and the Agent jointly, the Agent may endorse the DST Issuer’s name thereon and do such other things as the Agent may deem advisable to reduce the same to cash.

Section 7.16 Listing of Notes. The Issuers shall apply for the Notes to be listed on an exchange which is a recognized stock exchange for the purposes of section 64 of the Irish Taxes Consolidation Act 1997 (a “recognized stock exchange”) promptly following the issuance of the Notes and in any event in advance of any payment being made on the Notes, and the Issuers shall use their reasonable best efforts to obtain and maintain the listing of the Notes on such recognized stock exchange; provided, that if the Issuers are unable to do so, having used such reasonable best efforts, or if the maintenance of such listing is unduly onerous, the Issuers will instead use their reasonable best efforts to apply for the Notes to be listed on such other recognized stock exchange as the Purchasers may determine in consultation with the Issuers.

Section 7.17 Tax and Financial Reporting. Each Note Party shall (and shall cause its Affiliates to) prepare all Tax filings and reports consistently with the treatment described in Sections 6.11(f) through (i) and Section 8.19, unless otherwise required pursuant to a Determination. Financial statements of any Note Party or any of its Affiliates shall reflect the Transferred Assets and the assets and liabilities of the Issuers only in the manner, and subject to the notations and separate balance sheet requirements, set forth in Section 8.01(b)(xvii), whether such financial statements are prepared under GAAP, FRS 101 or other applicable accounting standards. This Section 7.17 addresses Tax and financial reporting characterization only, and shall not constitute, or be construed as, a statement, agreement or admission as to legal or equitable title to, or ownership of, any asset for any other purpose.

Section 7.18 Post-Closing Obligations. To the extent not completed prior to the Closing Date, the Issuers shall, and shall cause each Note Party, to satisfy the requirements set forth on Schedule 7.18 on or prior to the dates set forth on such schedule (or such later dates as shall be reasonably acceptable to Agent).

ARTICLE VIII

NEGATIVE COVENANTS

Until Payment in Full, each Note Party covenants and agrees that, it shall not, nor shall it permit any of its Subsidiaries (other than any Excluded Product Subsidiary) to:

Section 8.01 Special Purpose Entity.

(a) Permit the Issuers to operate for any purposes other than to:

(i) enter into and perform its obligations under or with respect to the Note Documents, the Covered Agreements to which the Issuers are a party and all other documents, instruments or agreements executed and delivered in connection herewith and therewith to the extent permitted by this Agreement and the other Note Documents;

(ii) own, hold, manage and otherwise maintain the Transferred Assets (including the Collateral) in accordance with this Agreement and the other Note Documents and activities incidental thereto;

(iii) acquire, own, hold, manage, encumber and otherwise deal with and in the Permitted Assets and activities incidental thereto;

(iv) incur, pay or discharge Permitted Liabilities and activities incidental thereto; and

(v) exercise powers permitted to be exercised by statutory trusts or limited liability companies organized, as applicable, under the laws of the State of Delaware that are necessary or advisable for the accomplishment of the purposes set forth in the foregoing subclauses (i) through (iv), including the power to maintain its legal existence.

(b) Permit the Issuers to:

(i) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without, in each case, the prior written consent of the Agent (acting at the direction of the Requisite Purchasers);

(ii) own or acquire any assets other than Permitted Assets;

(iii) form, acquire or hold any Subsidiary (other than RDIP or TABI) or make any equity investment in any Person without the prior written consent of the Agent (acting at the direction of the Requisite Purchasers);

(iv) incur, directly or indirectly, or suffer to exist any Indebtedness or other obligation or liability, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Permitted Liabilities;

(v) except to the extent expressly permitted under the Note Documents commingle its assets with the assets of any of its members, shareholders, Affiliates, principals or of any other Person;

(vi) fail to maintain its records, books of accounts and bank accounts separate and apart from those of the members, shareholders, principals and Affiliates of the Issuers or any other Person;

(vii) other than with respect to the Note Documents or as otherwise required thereby, enter into any contract, agreement or transaction of any kind with any member, shareholder, principal or Affiliate of the Transaction Parties (or any member, partner, shareholder, principal or Affiliate of any of the foregoing), except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with Third Parties;

(viii) seek the dissolution or winding up in whole, or in part, of the Issuers;

(ix) fail to correct any known misunderstandings regarding the separate identity of the Issuers;

(x) (x) hold itself out to be responsible for the debts of another Person, (y) assume, guarantee, become obligated for or hold out its credit as being available to satisfy the debts or obligations of any other Person, or the decisions or actions respecting the daily business or affairs of any other Person or (z) except to the extent expressly permitted by the Note Documents, pledge its assets for the benefit of any other Person;

(xi) make any loans or advances to any Person, including any member, partner, shareholder, principal or Affiliate of the Transaction Parties, or any member, partner, shareholder, principal or Affiliate of any of the foregoing;

(xii) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not to mislead others as to the identity with which such other party is transacting business (including through the use of separate stationery, invoices and checks bearing its own name);

(xiii) fail to (x) remain Solvent, (y) pay its own debts and liabilities out of its own funds and assets (to the extent of such funds and assets) as the same shall become due or (z) otherwise maintain adequate capital for the reasonably foreseeable obligations;

(xiv) share any common logo with or hold itself out as or be considered as a department or division of (i) any partner, shareholder, principal, member or Affiliate of the Issuers, (ii) any Affiliate of a partner, shareholder, principal or member of the Issuers, or (iii) any other Person; provided, that use of the Theravance Trademarks in connection with Commercialization of the Licensed Product under the Covered Agreements, and in the legal names of the Note Parties, does not breach the clause;

(xv) without, in the case of the Trustee Co-Issuer, the unanimous consent of the Manager (as defined in the Amended and Restated Limited Liability Company Agreement of the Trustee Co-Issuer) and the Independent Manager of the Trustee Co-Issuer, and, in the case of the DST Issuer, the unanimous consent of the Administrative Trustee and Independent Trustee (each as defined in the Organizational Document of the DST Issuer), file or consent to any Bankruptcy Event, Insolvency Proceeding or otherwise the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors or take any other Independent Manager Matter;

(xvi) fail to maintain its books, records, resolutions and agreements as official records at its offices set forth in Schedule 4.03(i) of the Guaranty and Security Agreement, change the location of such books, records, resolutions and agreements or change its fiscal year from one coinciding with the calendar year without first providing the Agent at least thirty (30) days (or such shorter period as may be agreed by the Agent (acting at the direction of the Requisite Purchasers)) prior written notice of such change in location;

(xvii) fail to maintain a separate statement of assets and liabilities showing its assets and liabilities separate and apart from those of any other Person or permit its assets and liabilities to be listed on the financial statements of any other Person; provided, that the Issuers’ assets and liabilities may be included in the consolidated or statutory financial statements of the Parent, TBPH and/or TBIL (whether prepared under GAAP, FRS 101 or other applicable accounting standards) so long as (x) appropriate notations shall be made on such consolidated financial statements to indicate the separateness of the Issuers, the Parent, TBPH and TBIL and to include that the Issuers’ assets and credit are not available to satisfy the debt and other obligations of the Parent, TBPH, TBIL or any other Person and (y) such assets shall also be listed on the Issuers’ own separate balance sheet;

(xviii) except as otherwise expressly required or permitted by this Agreement or the other Note Documents, fail to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xix) fail to do or cause to be done all things necessary to observe all statutory trust or limited liability company formalities and preserve its existence and good standing, and will not amend, restate, amend and restate, reform, supplement or otherwise modify its Organizational Documents;

(xx) fail to have at least one (1) Independent Manager; permit any resignation or removal of an Independent Manager, or any appointment of a successor Independent Manager, to become effective unless and until a successor Independent Manager satisfying the requirements set forth in the definition of “Independent Manager” shall have been appointed and shall have accepted such appointment by a written instrument; fail, upon any vacancy in the office of Independent Manager (including by reason of death or incapacity), to appoint a successor Independent Manager satisfying such requirements as soon as practicable and in any event within ten (10) days (or such longer period as agreed by Requisite Purchasers in their sole discretion) of such vacancy; take, consent to, vote in favor of or otherwise permit any Independent Manager Matter or other action covered in Section 8.01(xv) at any time when there is a vacancy in the office of Independent Manager;

(xxi) have any employees; or

(xxii) fail to cause its agents and other representatives to act at all times with respect to the business and affairs of the Issuers in compliance with this Section 8.01.

Section 8.02 Dispositions.

Dispose of, or otherwise permit, consent or agree to any Disposition, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether tangible or intangible, whether now owned or hereafter acquired, other than (a) to the extent constituting a Disposition, Dispositions on the Closing Date to give effect to the Transactions (including the Financing Reorganization), (b) to the extent constituting a Disposition, Dispositions by the Note Parties (other than the Issuers or their Subsidiaries) in the ordinary course of business required in connection with performing under or entering into Contracts (other than in respect of Indebtedness) permitted or not prohibited by the Note Documents, (c) Dispositions by TBIL of Excluded Product Assets and (d) Dispositions of any property or asset (other than the Equity Interests of the Issuers or their Subsidiaries) of TBIL or TBUS or their Subsidiaries (other than the Issuers or their Subsidiaries or the Co-Promotion Agreement) not securing Indebtedness that are customary in the operation of the business of TBIL or TBUS or such Subsidiaries (including licenses of Intellectual Property (other than IP Rights)); provided that (A) immediately before and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing, (B) such Disposition shall be made on arms length, commercially reasonable terms and conditions and (C) such Disposition does not cause any breach of the covenants in Section 8.18.

Section 8.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(i) with respect to the Issuers, RDIP and TABI, Permitted Liabilities;

(ii) with respect to the Guarantors (other than RDIP or TABI):

(A) the Obligations;

(B) all Contractual Obligations (including all liabilities and obligations incurred by any Guarantor in connection with its performance thereof) in respect of the Covered Agreements permitted hereunder; and

(C) Indebtedness in respect of Taxes levied upon any such Guarantor or upon its income, profits or property (other than federal, state, local and foreign income or similar Taxes of TBIL, or any other Guarantor organized under the Laws of any jurisdiction other than the U.S. or any state thereof or the District of Columbia), solely to the extent such Taxes are timely paid or otherwise being contested in good faith by appropriate proceedings; provided, that adequate reserves are set aside therefor in accordance with GAAP and such contest proceedings shall conclusively operate to stay the sale or other disposition of any portion of the Collateral to satisfy such Tax; and

(iii) with respect to TBIL and TBUS:

(A) Indebtedness arising in connection with netting services, overdraft protections, business credit cards, purchasing cards, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services, in each case in the ordinary course of business;

(B) Indebtedness arising in connection with the financing of insurance premiums in the ordinary course of business;

(C) Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

(D) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in connection with workers’ compensation claims, health, disability or other employee benefits, property or casualty insurance, leases, or other reimbursement-type obligations;

(E) Indebtedness in respect of Taxes levied upon any TBIL and TBUS or upon their income, profits or property (other than federal, state, local and foreign income or similar Taxes of TBIL), solely to the extent such Taxes are timely paid or otherwise being contested in good faith by appropriate proceedings; provided, that adequate reserves are set aside therefor in accordance with GAAP and such contest proceedings shall conclusively operate to stay the sale or other disposition of any portion of the Collateral to satisfy such Tax;

(F) Indebtedness arising under leases, licenses or other arrangements entered into in the ordinary course of business, so long as such leases, licenses or other arrangements are not related to any Product Rights or Covered Agreement;

(G) intercompany Indebtedness between such entity and its Affiliates (other than the Issuers and their Subsidiaries); provided, that (i) such intercompany Indebtedness is subordinated in right of payment to the prior Payment in Full of the Obligations, (ii) such intercompany Indebtedness is evidenced by a Subordinated Intercompany Note or is otherwise subject to a subordination agreement, in each case in form and substance reasonably acceptable to the Requisite Purchasers and (iii) no payments of principal or interest shall be made on such intercompany Indebtedness at any time when an Event of Default has occurred and is continuing or would result from such payment.

Section 8.04 Liens. Create, permit or suffer to exist any Lien on all or any part of its assets or property of any kind whatsoever, except for:

(i) Liens created pursuant to any Note Document or otherwise arising in favor of the Agent, for the benefit of the Secured Parties;

(ii) Liens in respect of Taxes levied upon the Note Parties or upon its income, profits or property (other than federal, state, local and foreign income or similar Taxes of TBIL, the Issuers, RDIP, TABI or any other Note Party organized under the Laws of any jurisdiction other than the U.S. or any state thereof or the District of Columbia) solely to the extent such Taxes are timely paid or otherwise being contested in good faith by appropriate proceedings; provided, that adequate reserves are set aside therefor in accordance with GAAP and such contest proceedings shall conclusively operate to stay the sale or other disposition of any portion of the Collateral to satisfy such Tax;

(iii) Liens securing Permitted Indebtedness permitted under Section 8.03(iii)(A) through (F), in each case solely on assets of TBIL or TBUS other than the Collateral, the Equity Interests of the Issuers or any of their Subsidiaries, the Product Rights and the Covered Agreements (and amounts payable thereunder);

(iv) banker’s liens for collection or rights of Set-Off or similar rights and remedies as to the Collection Account and any other account expressly permitted hereunder or any other Note Document;

(v) non-exclusive licenses granted by the Note Parties in the ordinary course of business to service providers, solely for the purpose of providing such services to the Note Parties, so long as such licenses are not granted with respect to a Covered Agreement;

(vi) Liens on any property or asset (other than the Equity Interests of the Issuers or their Subsidiaries and the Co-Promotion Agreement) of TBIL or TBUS or such Subsidiaries (other than the Issuers or their Subsidiaries) not securing Indebtedness that are customary in the operation of the business of TBIL or TBUS or their Subsidiaries (including licenses of Intellectual Property (other than IP Rights));

(vii) Liens granted by TBIL solely on a non-recourse basis on the Equity Interests of any Excluded Product Subsidiary; and

(viii) the licenses and other rights granted to the Collaboration Partner under the Collaboration Agreement and the Co-Promotion Agreement, and to the counterparties under the other Covered Agreements or License Agreement (if any), in each case as in effect on the Closing Date or as amended in compliance with Section 8.07 or Section 8.08.

Section 8.05 Permitted Investments. Directly or indirectly, make or maintain any Investment, except for:

(i) Investments on the Closing Date to give effect to the Transactions;

(ii) Investments in the Issuers, RDIP and TABI;

(iii) Investments by TBIL, TBUS or any of their Affiliates (other than the Issuers and their Subsidiaries) in an Excluded Product Subsidiary, to the extent constituting (or made in connection with) a contribution, assignment or transfer of Excluded Product Assets to such Excluded Product Subsidiary, for any acquisition of new Excluded Product Subsidiaries or Excluded Product Assets, and for any research, exploitation, development or commercialization thereof; provided, that at the time of making such Investment (a) no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom and (b) TBIL and TBUS shall be Solvent both before and immediately after giving effect to thereto.

(iv) Investments that the Agent (at the direction of the Requisite Purchasers) has provided written consent to.

Section 8.06 Restricted Payments. Make, directly or indirectly, any Restricted Payments other than (a) so long as no Default or Event of Default exists, at the option of the Issuers in accordance with Section 3.04(k) or (b) with the prior written consent of the Agent (acting at the direction of the Requisite Purchasers in their sole discretion).

Section 8.07 Collaboration Agreement and Co-Promotion Agreement.

(a) Amend, restate, amend and restate, reform, supplement, replace, extend, modify or change in any manner, or otherwise effect a waiver of (in each case, a “Material Modification”) the Collaboration Agreement or the Co-Promotion Agreement (or any provision thereof), or permit, consent or agree to any such Material Modification of the Collaboration Agreement or the Co-Promotion Agreement (or any provision thereof), without the prior written consent of the Agent (acting at the direction of the Requisite Purchasers in their sole and absolute discretion);

(b) (i) Forgive, waive, consent to or agree to reduce any payments (including Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss)) payable to the DST Issuer under the Collaboration Agreement or payable to any Note Party under the Co-Promotion Agreement, in each case, in a manner adverse to the interests of the Purchasers, (ii) waive, permit, consent to or otherwise agree to any action or omission by the Collaboration Partner under the Collaboration Agreement or Co-Promotion Agreement in a manner adverse to the interests of the Purchasers or (iii) approve, consent to, or otherwise agree to incur research and development expenses that would reduce the Operating Profit (Loss) by more than $1,000,000 per calendar year, measured quarterly on a trailing four Calendar Quarter basis, in each case, except to the extent that such research and development expenses are funded entirely by a Person that is not a Note Party or from cash contributions in respect of the Equity Interests to the Note Parties by a Person other than a Note Party in a transaction which does not constitute a Change of Control;

(c) Assign, delegate or otherwise transfer the Collaboration Agreement or the Co-Promotion Agreement (or any of the DST Issuer’s or any of the Note Party’s rights thereunder) or permit, consent or otherwise agree to any such assignment, delegation or other transfer of the Collaboration Agreement (or any of the DST Issuer’s or any of the Note Party’s rights thereunder), in each case without the prior written consent of the Agent (acting at the direction of the Requisite Purchasers); provided, that to the extent the Servicing Agreement constitutes an assignment of rights, delegation of duties or transfer of the DST Issuer’s or any other Note Party’s rights or duties under the Collaboration Agreement or Co-Promotion, (i) such delegation or transfer and (ii) any subsequent delegation or transfer following an Event of Default under Section 9.01(j), in each case shall not constitute an independent breach of this Section 8.07(c);

(d) [Reserved];

(e) License or sublicense any of the DST Issuer’s IP Rights or other Product Rights in the United States (other than licenses granted to the Collaboration Partner under the Collaboration Agreement as in effect on the Closing Date or as amended in compliance with Section 8.07(a), or a New Arrangement in compliance with Section 7.13(c)) or permit, consent or otherwise agree to any license or sublicense of the Collaboration Partner’s rights in the Licensed Product or Licensed Compound (or any of the DST Issuer’s or any of the Note Party’s rights therein) in the Territory for which such Note Party has a right to permit, consent, or otherwise agree to under the Collaboration Agreement, in each case, without the prior written consent of Agent (acting at the direction of the Requisite Purchasers); provided, that to the extent the Servicing Agreement constitutes a license of the DST Issuer’s rights in the Licensed Product or any such Licensed Compound, (x) such license and (y) any subsequent license following an Event of Default under Section 9.01(k), in each case, shall not constitute an independent breach of this Section 8.07(e); or

(f) opt out of any promotion duties under the Co-Promotion Agreement.

Section 8.08 Servicing Agreement; Covered Agreements; Contribution, Purchase and Sale Agreement; Payment Auditor Agreement.

(a) Enter into any Material Modification of the Servicing Agreement (or any provision thereof) (including any waiver of a Servicing Agreement Event of Default), or permit, consent or otherwise agree to any such Material Modification of the Servicing Agreement (or any provision thereof), in each case in a manner that is adverse to the interests of the Agent or the Purchasers, without the prior written consent of the Agent (acting at the direction of the Requisite Purchasers);

(b) Enter into any Material Modification of any Covered Agreement (other than the Collaboration Agreement or the Co-Promotion Agreement, which is covered in Section 8.07, and the Servicing Agreement, which is covered in Section 8.08(a)) (or any provision thereof), or permit, consent to or otherwise agree to any Material Modification of any such Covered Agreement (or any provision thereof) without the prior written consent of the Agent (acting at the direction of the Requisite Purchasers), if such Material Modification is materially adverse to the interests of the Agent and the Purchasers (it being understood that, any Material Modification which is related to or affects (i) the timing, amount or duration of payments payable to a Note Party or (ii) any Note Party’s rights with respect to the Licensed Product or IP Rights in violation of Section 8.02 of this Agreement is deemed materially adverse to the interests of the Agent and the Purchasers);

(c) Enter into any Material Modification of the Payment Auditor Agreement or the Contribution, Purchase and Sale Agreement (or any provision thereof), or permit, consent or agree to any Material Modification of the Payment Auditor Agreement or the Contribution, Purchase and Sale Agreement (or any provision thereof) without the prior written consent of the Agent (acting at the direction of the Requisite Purchasers);

(d) Assign, delegate or otherwise transfer the Servicing Agreement, any other Covered Agreement (other than the Collaboration Agreement or the Co-Promotion Agreement, which is covered in Section 8.07), the Contribution, Purchase and Sale Agreement or the Payment Auditor Agreement or, in each case, any Note Party’s rights thereunder or permit, consent or otherwise agree to any such assignment, delegation or other transfer of the Servicing Agreement, any other Covered Agreement (other than the Collaboration Agreement or Co-Promotion Agreement, which is covered in Section 8.07), the Contribution, Purchase and Sale Agreement or the Payment Auditor Agreement or, in each case, any Note Party’s rights thereunder, in each case, without the prior written consent of the Agent (acting at the direction of the Requisite Purchasers);

(e) Except in connection with the replacement of the Servicer by a third party servicer acceptable to the Agent (acting at the direction of the Requisite Purchasers in their sole and absolute discretion) after an Event of Default under Section 9.01(k), allow the Servicer to transfer, assign, subcontract or delegate any of its duties or functions under the Servicing Agreement to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of the Servicer or a Note Party, in each case other than in accordance with the Servicing Agreement.

Section 8.09 Amendments to Organizational Documents. Consent, permit or agree to any (a) Material Modification of the Organizational Documents (or any provision thereof) of the Issuers or (b) Material Modification of the Organizational Documents (or any provision thereof) of any Note Party (other than the Issuers) that would be adverse to the Purchasers, in each case, without the prior written consent of the Agent (acting at the direction of the Requisite Purchasers, in their sole and absolute discretion).

Section 8.10 Accounts and Payment Instructions.

(a) Open any deposit account or securities account of the Issuers, RDIP or TABI other than the Collection Account without the prior written consent of the Agent (acting at the direction of the Requisite Purchasers).

(b) Make any change in the instructions to the Collaboration Partner with respect to the direct deposit of all payments that are due and payable to the DST Issuer in respect of or derived from the Collaboration Agreement or the Co-Promotion Agreement to the Collection Account in accordance with this Agreement.

Section 8.11 Investment Company Act. Become an investment company subject to registration under the Investment Company Act of 1940 or begin to rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or Section 3(c)(7) of the Investment Company Act of 1940.

Section 8.12 ERISA. The Note Parties and all trades or businesses (whether or not incorporated) under common control which, together with the Note Parties, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code shall not establish, maintain or contribute to any “benefit plan” that is covered by Section 412 or Section 430 of the Code or Section 303 or Title IV of ERISA, except as could not reasonably be expected to result (x) with respect to the Issuers and their Subsidiaries, a materially adverse effect on such Persons or their assets and (y) with respect to TBIL and TBUS, a Material Adverse Effect. The assets of the Note Parties shall not constitute the “plan assets” of any “benefit plan investor” each within the meaning of Section (3)(42) of ERISA.

Section 8.13 Sanctions; Anti-Corruption; Use of Proceeds.

(a) None of the Transaction Parties or any of their Subsidiaries, or their respective agents, shall (i) conduct any business or engage in any transaction or dealing with any Sanctioned Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, in violation of Sanctions; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions in violation of Sanctions; or (iii) otherwise violate any applicable Sanctions, Anti-Corruption Laws, or Anti-Terrorism and AML Laws.

(b) The Issuers will not, directly or knowingly indirectly, use the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person, in each case in violation of any applicable Anti-Corruption Law, or (ii)(A) for the purpose of funding any activities or business of or with any Sanctioned Person, or in any Designated Jurisdiction or (B) in any other manner that would result in a violation of Sanctions by any Party to this Agreement.

Section 8.14 Burdensome Agreements. Enter into any agreement or document or permit to exist any Contractual Obligation that limits the ability of (a) any Subsidiary to make dividends or other distributions to any Note Party or to otherwise transfer property to or invest in a Note Party, (b) any Subsidiary to transfer property to a Note Party, or to make Investments in or repay obligations owing to a Note Party or (c) the Note Parties to create, incur, assume or suffer to exist Liens on the Collateral in favor of the Agent pursuant to the Collateral Documents, except for:

(a) restrictions and limitations imposed by Laws or by the Note Documents; and

(b) limitations associated with Permitted Liens or any document or instrument governing any Permitted Lien, in each case, solely with respect to the property subject to such Permitted Lien; and

(c) customary provisions in leases, non-exclusive licenses granted in the ordinary course of business and the Covered Agreements that restrict the assignment thereof or restrict the assignment, pledge, transfer or sublease or sublicense of the property leased, licensed or otherwise the subject thereof;

Section 8.15 Fundamental Change. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all, substantially all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve.

Section 8.16 Nature of Business. From and after the Closing Date, engage in any business other than (a) the businesses engaged in by such Note Party on the Closing Date and (b) such other lines of business as may be consented to from time to time by the Requisite Purchasers; provided, that none of the Issuers, RDIP or TABI shall have any employees or engage in any business or activity, own any assets or incur any liabilities other than, in the case of the Issuers, as permitted under Section 8.01, and, in the case of each of them, holding its assets, maintaining its legal existence, performing the Note Documents and the Covered Agreements to which it is a party, and other passive, administrative or intercompany activities not prohibited by this Agreement and reasonably incidental to the foregoing.

Section 8.17 Transactions with Affiliates. Enter into any transaction or series of related transactions or participate in any arrangement (including any purchase, sale, lease, license or exchange of assets or the rendering of any service) with any Affiliate, except for:

(a) any transaction existing on the Closing Date and set forth on Schedule 8.17;

(b) transactions between or among the Note Parties that are not otherwise prohibited under the Note Documents;

(c) transactions permitted under Section 8.01, Section 8.02, Section 8.04, Section 8.05 or Section 8.06;

(d) transactions contemplated under the Covered Agreements;

(e) intercompany loans, advances and other Indebtedness between or among the Note Parties and their Affiliates to the extent expressly permitted under Section 8.03;

(f) transfer pricing arrangements, cost-sharing agreements and other similar business arrangements entered into in the ordinary course of business on arms-length terms or as required by applicable Tax Law between TBUS, TBIL and/or of their Affiliates other than the Issuers, TABI and RDIP; and

(g) transactions consented to by the Agent acting at the direction of the Required Purchasers.

Section 8.18 Filing Information; Fiscal Year. No Note Party shall effect any change (i) in its legal name (or establish new or additional trade names), (ii) in the location of its chief executive office or the address where any portion of a Note Party’s books and records are maintained, (iii) in its corporate form, (iv) in its organizational identification number, if any, (v) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating or organizing in any other jurisdiction) or (vi) in its fiscal year.

Section 8.19 Certain Tax Matters; Co-Promotion. No Note Party shall:

(a) make or permit any change to the tax status of a Note Party, that would restrict or otherwise adversely affect the use of any Irish losses or reliefs relating to any Note Party for Irish tax purposes, including, without limitation, no change in the nature or conduct of the trade carried on by TBIL as at the Closing Date;

(b) make or permit any change in the ultimate ownership of any Note Party which would restrict or prevent it from relying upon the provisions of the Irish/U.S. Double Tax Treaty in order to enjoy full exemption from U.S. Tax with respect to any income, royalties or payments TBIL, the Issuers, any non-U.S. Note Party, RDIP or TABI may receive under the Covered Agreements following the Closing Date;

(c) take any action, or omit to take any action, which would cause any exemption from withholding Tax (to the extent currently relied upon with respect to any payment under the Collaboration Agreement or the Co-Promotion Agreement) to cease to be available;

(d) take any action, or omit to take any action, which would cause any of the Issuers or TBIL to be treated as other than an entity disregarded as separate from TBPH (its regarded owner) for U.S. income Tax purposes;

(e) change the tax residency of TBIL for Irish tax purposes and/or allow it to become resident, or be treated under any applicable double taxation agreement as resident, in any other jurisdiction; or

(f) take any position, or take or omit to take any action which is inconsistent with:

(i) the treatment of the DST Issuer as fiscally transparent for Irish tax purposes;

(ii) TBIL being treated for Irish tax purposes as continuing to own the Transferred Assets and the related income streams; or

(iii) the transfer of the Transferred Assets not constituting a disposal by TBIL for Irish tax purposes,

unless required by applicable Law, in which case the relevant Note Party shall promptly notify and consult with the Agent.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. If one or more of the following conditions or events occurs:

(a) Failure of any Note Party to make any payment of (i) principal or interest on the Notes due on any Payment Date in full, but only to the extent of the amount available (or that should have been available in accordance with (x) the terms of the Covered Agreements absent any default or event of default thereunder by a Note Party or any of its Affiliates or (y) the Note Documents) in the Collection Account as of such Payment Date or (ii) any other amount when due under the Note Documents and such failure continues for five (5) Business Days; provided, that the due date of any such amount referred to in this clause (ii), other than (A) amounts due under Section 3.04(a) or Section 3.04(b), Section 3.04(c), Section 3.04(f) or Section 3.04(h) (in the case of Section 3.04(f) and Section 3.04(h), to the extent comprised of amounts due under Section 4.01(a) in respect of interest distributed under such Section) and (B) any amount payable by any Bad Acts Guarantor under the Bad Acts Guaranty or Guarantor Pursuant to the Guaranty and Security Agreement, shall be extended until the earlier of (a) the date that there is a sufficient amount available in the Collection Account to pay such amount pursuant to the priority of payments in Section 3.04 and (b) the Maturity Date or (iii) the aggregate Principal Amount of the Notes, together with all other accrued and unpaid Obligations (including Yield Maintenance Premium, if any), on the Maturity Date.

(b) Any representation or warranty of a Transaction Party in any Transaction Document to which it is party or in any certificate, financial statement or other document delivered by a Transaction Party pursuant to the Transaction Documents to the Agent or any Purchaser proves to have been incorrect in any material respect at the time it was made or deemed made (except that any representation or warranty that is qualified as to “materiality”, or by reference to an objective standard (e.g., a specified dollar amount), shall be true and correct in all respects) and, to the extent capable of being cured, such incorrectness is not corrected or clarified within thirty (30) days after the date on which written notice thereof shall have been given to the Issuers by the Agent.

(c) Any Note Party fails to perform or observe any covenant or agreement contained in (i) Section 7.01, Section 7.02(a) (other than clause (a)(i) thereof), Section 7.04, Section 7.05(c), Section 7.05(d), Section 7.07, Section 7.10 (other than clause (a) thereof) or Section 7.18 and such failure is not remedied within five (5) Business Days of the earlier of (A) a Senior Officer of a Note Party obtaining Knowledge thereof or (B) notice thereof from the Agent or (ii) Section 3.03, Section 7.02(a)(i), Section 7.03 (with respect to the existence of the Issuers only), Section 7.06, Section 7.10(a), Section 7.10(b), Section 7.11(a), Section 7.11(b), Section 7.11(c), Section 7.11(d), or Article VIII.

(d) Any Transaction Party fails to perform or observe any covenant or agreement contained in the Transaction Documents to which it is a party (other than those referred to in Section 9.01(c)) and such failure is not remedied within thirty (30) days of the earlier of (A) a Senior Officer of any Transaction Party obtaining Knowledge thereof or (B) notice thereof from the Agent.

(e) A Change of Control shall occur without the prior written consent of the Agent (acting at the direction of the Requisite Purchasers, in their sole and absolute discretion).

(f) Any money judgment, writ or warrant of attachment or similar process involving an amount individually or in the aggregate in excess of (x) with respect to the Issuers and their Subsidiaries, $500,000 and (y) with respect to any other Note Party or their respective Subsidiaries (other than any Excluded Product Subsidiary or the Issuers and their Subsidiaries), $1,000,000 (in each case, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against such Person or its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) days of entry or filing thereof; provided, that if a Note Party files an answer admitting the material allegations of a petition filed against it in any such proceeding prior to such date, such grace period will cease to apply.

(g) A Bankruptcy Event shall occur in respect of any Bad Acts Guarantor or any Note Party or any of their Subsidiaries (other than an Excluded Product Subsidiary).

(h) (i) Any of the Transaction Documents shall cease to be in full force and effect (other than pursuant to its terms), (ii) the validity or enforceability of any Transaction Document is disaffirmed or challenged in writing by any Transaction Party or any of their Affiliates or by any other Person (other than the Agent or any Secured Party) asserting an interest in any substantial portion of the Collateral and such written disaffirmation or challenge is not withdrawn or disavowed by such Person within thirty (30) days after its communication or a Transaction Party has not brought appropriate proceedings for declaratory or other relief negating such disaffirmation or challenge within thirty (30) days after such communication and has not obtained an order granting such relief within one hundred and twenty (120) days after commencement of such proceedings or (iii) this Agreement or any Transaction Document shall cease to give the Agent or any other Secured Party a first priority perfected and enforceable Lien on the assets of the Note Parties that constitute Collateral (except as otherwise expressly provided herein and in the other Note Documents).

(i) A moratorium shall be agreed or declared in respect of any Indebtedness of the Note Parties, or any restriction or requirement not in effect on the Closing Date shall be imposed, whether by legislative enactment, decree, regulation, order or otherwise, which limits the availability or the transfer by the Note Parties for the purpose of performing any payment obligation under any Note Document to which it is a party and such moratorium, restriction, or requirement, has a material adverse effect on the ability of the relevant Note Party to pay the Obligations under the Note Documents.

(j) The Collaboration Agreement or the Co-Promotion Agreement is terminated, cancelled or rescinded in whole or with respect to the United States, in each case prior to the Scheduled Maturity Date, or written notice of termination in whole or with respect to the United States of the Collaboration Agreement or the Co-Promotion Agreement is delivered and is not revoked, rescinded or otherwise withdrawn or cured within thirty (30) days after delivery of such notice (or a shorter time period permitted under the Collaboration Agreement or the Co-Promotion Agreement to cure a breach), or any other event or circumstance occurs that causes the termination, cancellation or rescission of (i) the Collaboration Agreement as a whole or with respect to the United States, (ii) the Co-Promotion Agreement as a whole or with respect to the United States, or (iii) the DST Issuer’s rights to receive payments (including Yupelri Adjusted Net Profit, Adjusted Operating Profit (Loss) and/or any component parts of Yupelri Adjusted Net Profit and/or Adjusted Operating Profit (Loss)) payable to the DST Issuer under the Collaboration Agreement or Co-Promotion Agreement, in each case, other than (x) to the extent a New Arrangement is entered into and consented to by the Agent (acting at the direction of the Requisite Purchasers in their sole discretion) and otherwise in accordance with Section 7.13(c), or (y) in the case of the Co-Promotion Agreement, a Permitted Co-Promotion Termination.

(k) (i) The occurrence of any Servicing Agreement Event of Default or (ii) the termination, cancellation or rescission of the Servicing Agreement to the extent the Servicing Agreement and the Servicer thereunder are each not replaced within sixty (60) days after such occurrence with an agreement and replacement servicer acceptable to the Agent (acting at the direction of the Requisite Purchasers in their reasonable discretion).

(l) (i) The occurrence of any breach or event of default under any Covered Agreement (other than the Collaboration Agreement, the Co-Promotion Agreement and the Servicing Agreement) that is not cured or otherwise waived within the period allowed by such Covered Agreement following the occurrence or notice thereof and which has given rise to a right of the applicable Covered Agreement Counterparty to terminate such Covered Agreement, to suspend performance thereunder or to withhold or set off any payment thereunder or (ii) the termination, cancellation or rescission of any Covered Agreement, in each case, solely to the extent the relevant Covered Agreement is not replaced within sixty (60) days after such occurrence with an agreement acceptable to the Agent (acting at the direction of the Requisite Purchasers in their reasonable discretion).

(m) Any security interest in any Collateral purported to be created by any Collateral Document shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected first priority Lien on substantially all of the Collateral (except as otherwise expressly provided herein and therein)) in favor of the Agent pursuant hereto or thereto (other than as a result of the failure by the Agent of taking any action it is expressly required to take hereunder to maintain the perfection of such security interests), or shall be asserted by any Transaction Party or any of its Affiliates not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in the Collateral and/or any Transaction Party or any of its Affiliates takes any action that would reasonably be expected to impair the Agent’s security interest in any of the Collateral.

(n) The occurrence (as reasonably determined by the Requisite Purchasers acting in good faith) of any act of fraud, malfeasance or willful misconduct by any Note Party or Bad Acts Guarantor in connection with this Agreement or the other Note Documents (or the performance of its obligations hereunder or thereunder).

(o) (i) Any material portion of any Transaction Party’s assets is attached, seized or appropriated, levied on or condemned, or otherwise comes into possession or control of a temporary or permanent trustee or receiver or any other Governmental Authority or any Person acting or purporting to act under such authority; or (ii) any court order enjoins, restrains, or prevents Transaction Party from conducting any material part of its business, in each case, as to each of clauses (i) and (ii), which continues in existence and is not remedied, dismissed or stayed for thirty (30) days after the earlier of (A) a Senior Officer of a Transaction Party’s obtaining Knowledge of such occurrence or (B) written notice thereof from the Agent.

(p) Any Issuer shall fail to comply with its Organizational Documents.

(q) Any Note Party or any of their Subsidiaries (other than an Excluded Product Subsidiary) (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than (i) $250,000 for the Issuers and their Subsidiaries or (ii) $1,000,000 for TBIL and TBUS, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs that, with the giving of notice if required, results in all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or requires an offer to repurchase, prepay, defease or redeem all such Indebtedness made, prior to its stated maturity.

(r) Any Bad Acts Guarantor (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an outstanding principal amount of not less than $10,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or the Bad Acts Guaranty, or any other event occurs to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity, or (C) any money judgment, writ or warrant of attachment or similar process involving an amount individually or in the aggregate in excess of $10,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Transaction Party that is a Bad Acts Guarantor or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) days of entry or filing thereof; provided, that if such Bad Acts Guarantor files an answer admitting the material allegations of a petition filed against it in any such proceeding prior to such date, such grace period will cease to apply.

(s) Any Material Adverse Effect shall have occurred.

(t) An ERISA Event occurs which has resulted or would reasonably be expected to result in liability of any Note Party or ERISA Affiliate in an aggregate amount which, individually or together with the occurrence of any other ERISA Event, would reasonably be expected to result in a Material Adverse Effect.

THEN,

(1) Bankruptcy Defaults. In the case of an Event of Default described in Section 9.01(g) automatically, the Principal Amount of the Notes then outstanding, together with the accrued interest thereon and all fees and other Obligations, including any Yield Maintenance Premium, and all other liabilities of the Issuers accrued hereunder and under any other Note Document, shall immediately and automatically become due and payable at the Prepayment Price therefor, without the need for any request by or consent of the Agent or the Requisite Purchasers or presentment, demand, protest or other notice of any kind to the Issuers, all of which are hereby waived.

(2) Defaults Other Than Bankruptcy Defaults. Upon the occurrence of any Event of Default (other than an Event of Default described in Section 9.01(g)), then, and in every such event, and at any time thereafter during the continuance of such event, the Agent may (or at direction of the Requisite Purchasers, shall), by notice to the DST Issuer, declare the Notes and other Obligations, including any Yield Maintenance Premium, then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, including any Yield Maintenance Premium, shall become due and payable immediately (in the case of the Notes, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuers.

(3) Additional Remedies. If an Event of Default has occurred and is continuing, (A) the Requisite Purchasers may direct the Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Note Documents, any Covered Agreement or other material contract constituting Collateral, including the Co-Promotion Agreement, and Law in order to satisfy the Obligations; (B) if any Note Party shall be in default or an event of default shall have occurred under the Co-Promotion Agreement or any other Covered Agreement or material contract constituting Collateral, the Agent (acting at the direction of the Requisite Purchasers) shall have the right (but not any obligation) to cause the default or defaults to be remedied or prevented (including paying any unpaid amount thereunder; provided, that the Agent shall have no obligation to pay any such amounts which, if they are to be paid, shall be paid by the Purchasers) and otherwise exercise any and all rights of the applicable Note Party thereunder as may be necessary to prevent and/or cure any such default or to protect, preserve or realize upon the Collateral; (C) the Agent (acting at the direction of the Requisite Purchasers) may apply any funds in its possession (including any and all collections and other amounts in the Collection Account or any other account or account balance subject to the control of the Agent or otherwise in its possession) to the Obligations, including any Yield Maintenance Premium, in such order as the Agent (acting at the direction of the Requisite Purchasers in their sole and exclusive discretion) shall determine, and any surplus shall be paid to the Note Parties or other Persons legally entitled thereto, provided, that the Issuers shall remain liable to the Secured Parties for any deficiency; (D) under Section 9.01(j), the Agent (acting at the direction of the Requisite Purchasers) may select a new Servicer satisfactory to the Agent (acting at the direction of the Requisite Purchasers in their sole discretion) and effect an assignment of the Servicing Agreement to such new Servicer; and (E) in connection with an Event of Default described in Section 9.01(j), the Agent (acting at the direction of the Requisite Purchasers) may direct the Note Parties to identify, pursue and consummate a New Arrangement in accordance with Section 7.13(c) and may coordinate any such New Arrangement with the exercise of rights under the Co-Promotion Agreement and, where applicable, the replacement of the Servicer pursuant to clause (D) above. If the Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, the Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by the Agent of cash therefor.

(4) Payment of Yield Maintenance Premium. Notwithstanding anything in this Agreement or any other Note Document to the contrary, the Yield Maintenance Premium shall automatically be due and payable at any time the Obligations become due and payable prior to the Scheduled Maturity Date in accordance with the terms hereof as though such Indebtedness were voluntarily prepaid at such time and shall constitute part of the Obligations, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to the Issuers in accordance with Section 9.01(2) or automatically, in accordance with Section 9.01(1)), by operation of Law or otherwise (including, without limitation, on account of any bankruptcy filing or any other Triggering Event but excluding any repayment of principal under Section 3.04(i)), in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Purchasers or profits lost by the Purchasers as a result of such acceleration, and by mutual agreement of the Parties as to a reasonable estimation and calculation of the lost profits or damages of the Purchasers as a result thereof. Any Yield Maintenance Premium payable pursuant to the Note Documents shall be presumed to be the liquidated damages sustained by each Purchaser as the result of the applicable Triggering Event and each Issuer agrees that the Yield Maintenance Premium is reasonable under the circumstances currently existing. In the event the Obligations are reinstated in connection with or following any applicable Triggering Event, it is understood and agreed that the relevant terms of the reinstated Obligations shall include the Yield Maintenance Premium payable in accordance with the Note Documents. The Yield Maintenance Premium shall also be payable (i) in the event the Obligations (and/or this Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means and/or (ii) upon the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations (and/or this Agreement or the Notes evidencing the Obligations) in any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws, foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means or the making of a distribution of any kind in any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws to the Agent, for the account of the Purchasers, in full or partial satisfaction of the Obligations. If the Yield Maintenance Premium becomes due and payable pursuant to the Note Documents, the Yield Maintenance Premium shall be deemed to be principal of the Notes and Obligations under the Note Documents and interest shall accrue on the full Principal Amount of the Notes (including on the Yield Maintenance Premium) from and after the applicable date such Yield Maintenance Premium becomes due and payable. In the event that any Yield Maintenance Premium is determined not to be due and payable by order of any court of competent jurisdiction, including, without limitation, by operation of the Bankruptcy Code, despite such a Triggering Event having occurred, the Yield Maintenance Premium shall nonetheless constitute Obligations under this Agreement and the Note Documents for all purposes hereunder and thereunder. EACH ISSUER HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE YIELD MAINTENANCE PREMIUM AND ANY DEFENSE TO PAYMENT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY, AMBIGUITY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS OR PURSUANT TO A PLAN OF REORGANIZATION. Each of the Issuer, the Agent and the Secured Parties acknowledges and agrees that any Yield Maintenance Premium due and payable in accordance with the Note Documents does not and shall not be deemed to constitute unmatured interest, whether under Section 502(b)(2) of the U.S. Bankruptcy Code or otherwise. Each Issuer further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. The Parties have agreed on the Yield Maintenance Premium because it captures the attractiveness of the investment and the opportunity cost to each Purchaser for its capital investment because each Purchaser is an investment fund with limited ability to recycle capital and the Yield Maintenance Premium reflects the Parties’ view on risk return. All Parties to this Agreement agree (and each person that accepts an interest in the Notes or Obligations from time to time by their acceptance of such Note or interest agrees) that the Yield Maintenance Premium is not to be construed as part of a headline interest rate, but instead compensation specifically reflecting the Purchasers’ agreement to forego receiving additional compensation, fees and pricing on the Closing Date in return for each Issuer agreeing to pay the Yield Maintenance Premium and that the payment of such amount reflects each Purchaser’s capital anticipated to be returned for the specific investment of the Purchaser’s capital after taking into account all of the circumstances, including the costs of funds, the opportunity cost of capital, the relative risk of the investment, and the operational benefits for each Issuer from continued use of funds as a result of the Purchasers’ agreement to receive cash payment of that portion of their compensation at a date later than the Closing Date in lieu of up-front fees. Each Issuer expressly acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate, and negotiate the Yield Maintenance Premium and the calculations thereof with its advisors, and that (i) the Yield Maintenance Premium is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the Yield Maintenance Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Purchasers and the Issuers giving specific consideration in this transaction for such agreement to pay the Yield Maintenance Premium, (iv) each Issuer shall be estopped hereafter from claiming differently than as agreed to in this Section 9.01(4), (v) each Issuer’s agreement to pay the Yield Maintenance Premium is a material inducement to the Purchaser’s agreement to purchase the Notes, and (vi) the Yield Maintenance Premium represents a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Purchasers and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Purchasers or profits lost by the Purchasers as a result of any such Triggering Event.

Section 9.02 Right of Set-Off; Sharing of Set-Off.

(a) If any amount payable hereunder is not paid as and when due, each Issuer irrevocably authorizes the Agent and each Purchaser (i) to proceed, to the fullest extent permitted by Law, without prior notice, by right of Set-Off, bankers’ lien, counterclaim or otherwise, against any assets of the Issuers in any currency that may at any time be in the possession of the Agent, any Purchaser or any of their respective Affiliates, to the full extent of all amounts payable to the Agent or any Purchaser hereunder or (ii) to charge to any Issuer’s account with the Agent, any Purchaser or any of their respective Affiliates the full extent of all amounts payable by the Issuers to the Agent or Purchasers hereunder; provided, however, that the Agent or such Purchaser shall notify such Issuer of the exercise of such right promptly following such exercise.

(b) If any Purchaser shall, by exercising any right of Set-Off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Notes or other obligations owed to such Purchaser resulting in such Purchaser’s receiving payment of a proportion of the aggregate amount of the principal on the Notes and accrued interest thereon or other obligations owed to such Purchaser greater than its pro rata share thereof as provided herein, then the Purchaser receiving such greater proportion shall (a) notify the Agent and the other Purchasers of such fact, and (b) purchase (for cash at face value) participations in the Notes and such other obligations of the other Purchasers, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Purchasers ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes and other amounts owing them; provided, that the provisions of this Section 9.02(b) shall (x) not be construed to apply to (A) any payment made by an Issuer pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in the Notes to any assignee and (y) only be applicable if there is more than one Purchaser.

Section 9.03 [Reserved].

Section 9.04 Control by Majority. The Requisite Purchasers may direct the time, method and place of conducting any proceeding for any remedy available to the Agent or exercising any power conferred on the Agent. However, the Agent may refuse to follow any direction that conflicts with Law, this Agreement or the other Note Documents, that may involve the Agent in personal liability, or that the Agent determines in good faith may be unduly prejudicial to the rights of Purchasers not joining in the giving of such direction (it being understood that the Agent shall have no duty to determine whether any direction is prejudicial to any Purchaser). In addition, the Agent may take any other action they deem necessary or proper that is not inconsistent with any such direction received from the Purchasers. The Agent shall not be obligated to take any action at the direction of Purchasers of Notes unless such Purchasers have offered, and if requested, provided to the Agent indemnity or security satisfactory to the Agent.

Section 9.05 Limitation on Suits. A Purchaser that holds a Note may not institute any proceeding, judicial or otherwise, with respect to this Agreement, the Notes or the other Note Documents, or for the appointment of a receiver or trustee, or for any other remedy under this Agreement, the Notes or the other Note Documents, unless: (A) the Purchaser of a Note has previously given to the Agent written notice of a continuing Event of Default; (B) the Purchasers of the Notes have offered and, if requested, provided to the Agent an indemnity reasonably satisfactory to the Agent against any costs, liabilities or expenses to be incurred in compliance with such request and (C) the Agent, for sixty (60) days after their receipt of such notice, request and offer of indemnity has failed to institute any such proceeding. A Purchaser that holds a Note may not use this Agreement to prejudice the rights of another Purchaser that holds a Note or to obtain a preference or priority over another Purchaser that holds a Note.

Section 9.06 Rights Not Exclusive. The rights provided for herein to the Agent and the Secured Parties are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided to the Agent and the Secured Parties by Law.

ARTICLE X

INDEMNIFICATION; EXPENSES

Section 10.01 Losses.

(a) Each Issuer agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee from and against any and all Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Notes or the use of the proceeds from the issuance thereof, any act or omission or event occurring in connection therewith, or any claim, demand, complaint, grievance, application, audit, assessment, notice, action, suit, litigation, arbitration, inquiry, investigation or proceeding commenced or threatened by any Person (including any Governmental Authority) with respect thereto in each case, within five (5) Business Days of receipt of an invoice therefor; provided the Issuers shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final non-appealable judgment of a court of competent jurisdiction to have resulted solely from (x) the willful misconduct or gross negligence of such Indemnitee, (y) in the case of Indemnitees other than the Agent and Account Bank, the material breach by such Indemnitee of any Note Document or (z) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve any alleged act, omission or involvement of a Note Party or Bad Acts Guarantor and that is brought by an Indemnitee against any other Indemnitee (excluding, in any event, claims against any such Person in its capacity or in fulfilling its role as a Purchaser, the Agent, the Account Bank or any other agent or similar role in respect of the Note Documents). The Issuers shall not be liable for any settlement of any proceeding effected without their prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), but if settled with such consent or if there is a final non-appealable judgment of a court of competent jurisdiction against an Indemnitee in any such proceeding, the Issuers agree to indemnify and hold harmless each Indemnitee in the manner set forth in this Section 10.01. The Issuers shall not, without the prior written consent of the affected Indemnitee, effect any settlement of any pending or threatened proceeding against such Indemnitee in respect of which indemnification has been or could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include any statement as to any admission of fault or culpability of such Indemnitee.

(b) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.01 may be unenforceable in whole or in part because they violate any Law or public policy, each Issuer shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by any Indemnitee or any of them.

(c) To the extent permitted by Law, no Party shall assert, and each Party hereby waives, any claim against each other Party and such Party’s Affiliates and each of their respective directors, officers, employees, partners, shareholders, trustees, advisors, attorneys and controlling Persons on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Notes or the use of the proceeds from the issuance thereof or any act or omission or event occurring in connection therewith, and each Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that this Section 10.01(c) shall not limit the indemnification obligations set forth in Section 10.01(a) or (b) above.

Section 10.02 [Reserved].

Section 10.03 Expenses.

(a) With respect to costs and expenses incurred prior to or on the Closing Date, each Issuer agrees to pay and otherwise reimburse OMERS Life Sciences, the Agent, the Account Bank and their respective affiliates for all reasonable and documented or invoiced out-of-pocket fees and expenses incurred (a) solely with respect to OMERS Life Sciences and its affiliates, by OMERS Life Sciences and its affiliates in connection with the evaluation, negotiation and documentation of the Note Documents (including the Commitment Letter) prior to the Closing Date, in each case of this clause (a), in accordance with the Expense Allocation (defined below), (b) solely with respect to the Agent and Account Bank and their respective affiliates, by the Agent and Account Bank and their respective affiliates in connection with the evaluation, negotiation and documentation of the Note Documents, or (c) with respect to each of the Purchasers, the Agent and Account Bank and their respective affiliates, in respect of the enforcement, administration, amendment, modification or waiver of any of the foregoing, in each case on the Closing Date, or if invoiced thereafter, within thirty (30) days of written demand (but limited, in the case of legal fees and expenses for OMERS Life Sciences, to (i) Sidley Austin LLP, as US counsel to OMERS Life Sciences, (ii) Maples and Calder (Ireland) LLP, as Irish counsel to OMERS Life Sciences, (iii) Davies Ward Phillips & Vineberg LLP, as Canadian counsel to OMERS Life Sciences, (iv) one Delaware counsel to OMERS Life Sciences, and (v) one counsel in the jurisdiction where the Notes will be publicly listed). For purposes of this paragraph, “Expense Allocation” means, with respect to the documented fees and expenses of OMERS Life Sciences and its affiliates incurred in connection with the Transactions, the Issuers shall be responsible for (x) 100% of such fees and expenses up to an aggregate amount of $1,000,000 and (y) 50% of such fees and expenses in excess of $1,000,000; provided, that, notwithstanding the foregoing, the Issuers shall be responsible for 100% of all documented fees and expenses incurred prior to the Closing Date that are related to diligence by counsel to OMERS Life Sciences of TBPH and its Subsidiaries and the related acquisition contemplated by the Acquisition Agreement.

(b) With respect to costs and expenses incurred after the Closing Date, each Issuer agrees to pay all of the Agent’s, the Account Bank’s and the Purchasers’, and their respective Affiliates’, reasonable costs and expenses incurred in connection with (i) the evaluation, negotiation, preparation and/or documentation of any consents, amendments, waivers or other modifications to any of the Note Documents, the Servicing Agreement, the Collaboration Agreement or the Co-Promotion Agreement (including reasonable and documented fees, charges and disbursements of counsel, accountants, consultants and other professionals for the Agent, the Account Bank, the Purchasers and their respective Affiliates), in each case, whether or not consummated, (ii) creating and perfecting Liens in favor of the Agent, for the benefit of the Secured Parties, or otherwise in connection with the maintenance, custody or preservation of any of the Collateral or the Collection Account (including reasonable and documented filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and fees, expenses and disbursements of counsel to the Secured Parties and their respective Affiliates and of counsel providing any opinions that the Agent or Purchasers may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents), (iii) the evaluation, negotiation, preparation and documentation of any enforcement, collection or protection of the Agent’s, the Account Bank’s, the Purchasers’ or their respective Affiliates’ rights, in each case, under the Note Documents, the Servicing Agreement, the Collaboration Agreement or the Co-Promotion Agreement, including all such expenses incurred during any workout, restructuring or negotiations in respect of the Notes, the other Note Documents, the Servicing Agreement, the Collaboration Agreement, or the Co-Promotion Agreement (including reasonable and documented fees, charges and disbursements of counsel, accountants, consultants and other professionals for the Agent, the Account Bank, the Purchasers and their respective Affiliates) and (iv) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable and documented attorneys’ fees, charges and disbursements and costs of settlement, incurred by the Agent, any other Secured Party or any of their respective Affiliates in enforcing any Obligations of or in collecting any payments due from the Issuers hereunder or under the other Note Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Bad Acts Guaranty or any other Note Document) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided, that, in the case of legal fees and expenses, the amounts payable under this Section 10.03(b) shall include, and be limited to, the reasonable and documented fees, charges and disbursements of one counsel to the Purchasers (taken as a whole), one counsel to the Agent and one counsel to the Account Bank (and of one regulatory counsel to the Purchasers (taken as a whole), one regulatory counsel to the Agent and one regulatory counsel to the Account Bank, and of one local counsel in any material relevant jurisdiction to the Purchasers (taken as a whole), one local counsel in any material relevant jurisdiction to the Agent and one local counsel in any material relevant jurisdiction to the Account Bank, and, in the case of an actual or reasonably perceived conflict of interest among the Agent, the Account Bank and the Purchasers where the Person affected by such conflict informs the Issuers of such conflict and thereafter retains its own counsel, of one additional counsel to the affected Persons similarly situated, taken as a whole (and, if reasonably necessary, of one additional regulatory counsel and of one additional local counsel in any material relevant jurisdiction to such affected Persons)), in each case, within five (5) Business Days of receipt of an invoice therefor. For the avoidance of doubt, the Issuers shall also be responsible for all fees, costs and expenses (including legal fees and expenses) related to the formation and maintenance of the Issuers and the listing and maintenance of the Notes on the relevant exchange.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Assignments.

(a) The Issuers shall not be permitted to assign this Agreement without the prior written consent of the Agent and each Purchaser and any purported assignment in violation of this Section 11.01 shall be null and void.

(b) Any Purchaser may at any time assign its rights and obligations under this Agreement and the other Note Documents, in whole or in part, to an Assignee and any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under the Note Documents and the Notes to secure obligations of such Purchaser, including any pledge or assignment to a Federal Reserve Bank or other financing source; provided, that no such pledge or assignment of a security interest shall release a Purchaser from any of its obligations under the Note Documents or substitute any such pledgee or assignee for such Purchaser as a party hereto.

(c) Upon surrender of any Note to the Issuers at the address and to the attention of the designated officer, for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), promptly, but in any event not later than five (5) Business Days thereafter, each Issuer shall execute and deliver, at such Issuer’s expense, one or more new Notes (as requested by the holder thereof) of the same series (and of the same tranche if such series has separate tranches) in exchange therefor, in an aggregate principal amount equal to the unpaid Principal Amount of the surrendered Note. Upon issuance of any Note, the Issuer shall notify the Agent of any updates required to the Register, including without limitation the principal amount, name, address, and proportionate interests of any new or different Purchaser, along with such other information regarding the new or different Purchaser as the Agent shall request. In the absence of such notice from the Issuers, the Agent shall have no duty to make any change to the Register and shall treat the Purchasers referenced in the Register as the Purchasers hereunder for all purposes. Each such new Note shall be payable to such Person as such holder may request and shall be the Note of such series originally issued hereunder. Each such new Note shall be dated and shall bear interest from the date to which interest shall have been paid on the surrendered Note or if no interest shall have been paid thereon, from the date the surrendered Note was surrendered. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made each representation set forth in Section 2.06 and Section 12.06.

(d) In the event there are multiple Purchasers, all payments of principal, interest, fees and any other amounts payable pursuant to the Note Documents shall be allocated on a pro rata basis among Purchasers according to their proportionate interests in the Notes.

(e) The Issuers, the Agent and each Purchaser shall, from time to time at the request of the other party hereto, execute and deliver any documents that are necessary to give full force and effect to an assignment permitted hereunder, including a new Note in exchange for the Note held by a Purchaser.

(f) Each Purchaser shall be permitted to sell participations in all or any portion of its interests in the Notes and the Note Documents to one or more Persons (each, a “Participant”). Any such Participant shall be entitled to the benefits of Article IV, Section 4.08 and Article X to the same extent as if it were a Purchaser; provided, that no Participant shall be entitled to receive any greater payment under Article IV or Section 4.08 than the applicable Purchaser would have been entitled to receive with respect to the participation sold to such Participant (and a Participant shall be subject to the same requirements and limitations relating to Taxes as apply to Purchasers under Section 4.01(b)). No Participant shall have any voting rights under the Note Documents except with respect to (i) matters requiring the consent of each Purchaser directly and adversely affected thereby, including (x) reductions or waivers of principal, interest (other than a waiver of default interest) or fees, (y) extensions of scheduled maturities or payment dates and (z) releases of all or substantially all of the Collateral or the value of any Guarantee, and (ii) matters requiring the consent of all Purchasers pursuant to Section 11.05(c). Each Purchaser that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts of such Participant’s interest in the Notes (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent shall have no duty or obligation with respect to Participants or any Participant Register.

Section 11.02 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.03 Notices. All notices authorized or required to be given pursuant to this Agreement shall be in writing and (a) personally delivered (including by overnight delivery service) to the Party to whom it is given or delivered by an established delivery service by which receipts are given, (b) mailed by registered or certified mail, postage prepaid, or (c) sent by electronic mail with a copy sent on the following Business Day by one of the other methods of giving notice described in this Section 11.03, in each case addressed to the Party at its address listed in Schedule 11.03 attached hereto; provided, that any party may specify another address in a notice given in the manner required under this Section 11.03. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by electronic mail, when such transmission is confirmed.

Section 11.04 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Note Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.

Section 11.05 Amendments and Waivers.

(a) Requisite Purchasers’ Consent. Subject to Section 11.05(b), Section 11.05(c) and Section 11.05(d), no amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by the Issuers therefrom, shall in any event be effective without the written concurrence of the Agent, the Requisite Purchasers and the Issuers (with a copy of all amendments provided to the Agent); provided, the Agent (acting at the direction of the Requisite Purchasers) may, with the consent of the Issuers only, amend, modify or supplement this Agreement or any other Note Document (and such amendment, modification or supplement shall become effective without any further action or consent of any other party to such Note Document) to cure any ambiguity, omission, defect or inconsistency, in each case, of a technical or immaterial nature.

(b) Affected Purchasers’ Consent. Without the written consent of each Purchaser that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Note;

(ii) waive, reduce or postpone any scheduled repayment;

(iii) reduce the rate of interest in respect of any Note (other than any waiver of any increase in the interest rate applicable to any Note pursuant to Section 3.02(b)) or any fee (including the Yield Maintenance Premium) payable hereunder;

(iv) waive or reduce, or extend the time for payment of, any interest or fees;

(v) reduce the Principal Amount in respect of any Note;

(vi) amend, modify, terminate or waive any provision of (i) this Section 11.05(b), Section 11.05(c) or Section 11.05(d) or (ii) Article II, Section 3.03, Section 3.04, Section 3.05, Section 3.06, or Section 3.08 or Article IV; or

(vii) contractually subordinate the Obligations (or any portion thereof) or the Liens on any of the Collateral securing the Obligations (or any portion thereof) to any other Indebtedness.

(c) All Purchasers’ Consent. Without the written consent of all Purchasers, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) amend the definition of “Requisite Purchasers” or any other voting percentage set forth herein;

(ii) release or subordinate all or substantially all of the Collateral (other than in accordance with the express provisions of this Agreement as in effect on the Closing Date); provided, in connection with a “credit bid” undertaken by the Agent at the direction of the Requisite Purchasers pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code or other sale or Disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Note Documents, only the consent of the Requisite Purchasers will be needed for such release;

(iii) release all or substantially all of the value of any Guarantee in respect of the Obligations (including any Bad Acts Guaranty) (other than in accordance with the express provisions of this Agreement as in effect on the Closing Date); or

(iv) consent to the assignment or transfer by an Issuer of any of its rights and obligations under any Note Document.

(d) Agent Consent. No amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by an Issuer therefrom, shall amend, modify, terminate or waive any provision of Article XII as the same applies to the Agent, or any other provision hereof as the same applies to the rights or obligations of the Agent or Account Bank, in each case without the consent of the Agent or Account Bank, as applicable.

(e) Execution of Amendments, etc. The Agent may, but shall have no obligation to, with the concurrence of the applicable Purchaser, execute amendments, modifications, waivers or consents on behalf of such Purchaser. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on an Issuer in any case shall entitle an Issuer to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.05 shall be binding upon each Purchaser at the time outstanding, each future Purchaser and, if signed by the Issuers, on the Issuers.

(f) Remuneration; No Waiver of Rights. The Issuers will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser as consideration for or as an inducement to the entering into by any Purchaser of any waiver or amendment of any of the terms and provisions hereof or any other Note Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each Purchaser holding Notes then outstanding even if such Purchaser did not consent to such waiver or amendment. Any amendment or waiver consented to as provided in this Section 11.05 applies equally to all Purchasers and is binding upon them and upon each future Purchaser and upon the Issuers without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Issuers and any Purchaser nor any delay of any Purchaser or the Agent in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Purchaser. Upon such amendment or interpretation, the Notes shall be deemed modified in accordance therewith, such amendment or interpretation shall form a part of the Notes for all purposes, and every subsequent Purchaser shall be bound thereby.

Section 11.06 No Delay; Waivers; etc. No delay on the part of the Agent or any Purchaser in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. Neither the Agent nor any Purchaser shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by the Agent or such Purchaser, as applicable.

Section 11.07 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.08 Determinations. Each determination or calculation by the Agent and Purchasers hereunder shall, in the absence of manifest error, be conclusive and binding on the Parties.

Section 11.09 Replacement of Note. Upon the loss, theft, destruction, or mutilation of any Note and (a) in the case of loss, theft or destruction, upon receipt by the Issuers of indemnity or security reasonably satisfactory to it (except that if the holder of such Note is a Purchaser or any other financial institution of recognized responsibility, the holder’s own agreement of indemnity shall be deemed to be satisfactory; provided, that the Agent, OMERS Life Sciences and each of their Affiliates shall be deemed to be a financial institution of recognized responsibility) or (b) in the case of mutilation, upon surrender to the Issuers of any mutilated Note, the Issuers shall execute and deliver in lieu thereof a new Note dated as of the Closing Date, in the same Principal Amount.

Section 11.10 Governing Law. THIS AGREEMENT AND EACH NOTE SHALL BE EXCLUSIVELY GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT GIVING EFFECT TO LAWS CONCERNING CONFLICT OF LAWS OR CHOICE OF FORUM THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 11.11 Jurisdiction; Venue; Service of Process.

(a) Each of the Issuers, the Agent and each Purchaser irrevocably submits to the jurisdiction of any of the State courts of the State of New York located in the City of New York, Borough of Manhattan and of the federal courts of the United States for the Southern District of New York, and in each case, any appellate court therefrom with respect to any and all proceedings arising out of or relating to this Agreement or any other Transaction Document. Each of the Issuers, the Agent and each Purchaser irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Each Issuer agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon such Issuer and may be enforced in the New York courts (or any other courts to the jurisdiction of which such Issuer or the Collateral is subject) by a suit upon such judgment.

(b) Each Issuer (and, to the extent set forth in any other Note Document, the Parent and TBIL) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Note Document by any means permitted by Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such Issuer specified in Schedule 11.03 (and shall be effective when such mailing shall be effective, as provided therein). Each Issuer (and, to the extent set forth in any other Note Document, any other Note Party or Bad Acts Guarantor) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. TBIL hereby irrevocably designates, appoints and empowers Corporation Service Corporation (the “Process Agent”), located at 19 West 44th Street, Suite 200, New York, NY 10036, in the case of any such proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any proceeding arising out of or in connection with this Agreement or any other Note Document. Such service may be made (a) by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the applicable Note Party in care of the Process Agent at the Process Agent’s above address, and each Note Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf or (b) by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or the applicable Note Party at its address specified in Section 11.03, and each Note Party irrevocably consents to the service of any and all process in any such proceeding. Such appointment of the Process Agent shall be for a period ending no earlier than the first anniversary of the Maturity Date.

(c) Nothing contained in this Section 11.11 shall affect the right of the Agent or any Purchaser to serve process in any other manner permitted by Law or commence legal proceedings or otherwise proceed against any Note Party or Bad Acts Guarantor in any other jurisdiction.

Section 11.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.12.

Section 11.13 Waiver of Immunity. To the extent that an Issuer has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, each Issuer hereby irrevocably waives such immunity in respect of its obligations hereunder and under the Notes to the fullest extent permitted by law.

Section 11.14 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Note Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.15 Limitation on Rights of Others. Except for the Indemnitees referred to in Section 10.01 and the Account Bank in Section 10.03, no Person other than a Party shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 11.16 Survival. The obligations of the Issuers contained in Section 3.02(c), Article IV, Article X and this Section 11.16 shall survive the repayment of the Obligations and the cancellation of any Note and the termination of the other obligations of the Issuers hereunder.

Section 11.17 Confidentiality.

(a) Until Payment in Full, and for a period of one (1) year thereafter, each Party agrees to keep confidential, and not disclose to any Person all non-public information provided to them by or on behalf of any other Party pursuant to this Agreement or any other Note Document that is designated as confidential in accordance with such Party’s customary procedures for handling its own Confidential Information; provided, that, subject to Section 11.17(b), nothing herein shall prevent the Agent or any Purchaser from disclosing any such information (i) to the Agent, any other Purchaser or any Affiliate of a Purchaser, (ii) subject to an agreement to keep the Confidential Information confidential on terms that are at least as restrictive as this Section 11.17, to any actual or prospective Assignee permitted under Section 11.01 or to any actual or prospective participant, derivative counterparty or financing source or capital provider (or potential financing source or capital provider) of a Purchaser or its Affiliates and related funds, (iii) to its Related Parties, insurers, consultants, attorneys and accountants (provided, that in each case, such Persons were informed of the confidential nature of such Confidential Information and instructed to keep such information confidential or are otherwise subject to professional obligations to maintain the confidentiality of such Confidential Information), (iv) upon the requirement or demand of any Governmental Authority or any Regulatory Agency purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (vi) if required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this clause (a)), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Purchaser’s investment portfolio in connection with ratings issued with respect to such Purchaser, (ix) to the extent necessary in connection with the exercise of any remedy hereunder or under any other Note Document, (x) on a confidential basis to any rating agency in connection with rating the Issuers or the Notes or (xi) to any other Party; provided, that in the case of disclosure pursuant to clauses (iv), (v) and (vi) above, the Agent or applicable Purchaser, as applicable, shall promptly provide notice to the Issuers to the extent reasonable and not prohibited by Law or any applicable Governmental Authority. Notwithstanding anything to the contrary in this clause (a), nothing herein shall prohibit portfolio managers acting as financial advisors to the Agent or any Purchaser, or any of their respective Related Parties, from engaging in ordinary brokerage, investment, money management and other normal course business activities with respect to, or involving the acquisition of, any securities issued by Parent or its Affiliates. No Party hereto may disclose any Confidential Information to any of its portfolio companies; provided, that no Related Party of such Party shall be deemed to have disclosed Confidential Information by virtue of such Related Party’s service as a director, officer or employee of such portfolio company; provided, further, that no such portfolio company or any Related Party shall be bound by the obligations of this clause (a) unless it has actually received Confidential Information. For the avoidance of doubt, nothing in the confidentiality provision shall prohibit any individual from voluntarily disclosing or providing any information within the scope of this confidentiality provision regarding suspected violations of laws, rules or regulations to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority. Notwithstanding anything to the contrary in this clause (a), Collaboration Partner Confidential Information may be used and disclosed only to the extent permitted by Article 9 of the Collaboration Agreement.

(b) The Agent, Purchasers and the Issuers agree that no Party hereto may make any public announcement or disclosure of this Agreement, the Note Documents, the Transactions or their role or services provided in connection with the foregoing (whether general or specific, and including customary advertisements in financial or other newspapers or periodicals, on a home page or similar place for dissemination of customary information on the Internet or worldwide web, similar promotional materials in the form of a “tombstone” or otherwise describing the names of the Issuers and their Affiliates (or any of them) or the amount, type or closing date of this Agreement, the Note Documents or the Transactions), in each case without the prior written consent of the Issuers and OMERS Life Sciences; provided, that nothing in this Section 11.17 shall restrict (i) any disclosure required by Law, rule, regulation, compulsory legal process or the rules of any securities exchange (including any listing particulars, prospectus or similar offering document prepared in connection with the listing of the Notes contemplated by the Note Documents), (ii) any disclosure of the existence and terms of this Agreement and the other Note Documents in any offering memorandum, listing particulars, prospectus or similar marketing or offering materials prepared in connection with the Notes, or in any proxy statement or other public or regulatory filing, in each case, to the extent required or customary for transactions of this type or (iii) any disclosure of information that has become publicly available other than by reason of a breach of this Section 11.17.

Section 11.18 Certain ERISA Matters.

(a) Each Purchaser, by its acceptance of a Note, (x) represents and warrants, as of the date such Person became a Purchaser party hereto, to, and (y) covenants, from the date such Person became a Purchaser party hereto to the date such Person ceases being a Purchaser party hereto, that at least one of the following is and will be true:

(i) such Purchaser is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Notes or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Notes and this Agreement and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii) (A) such Purchaser is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Purchaser to enter into, participate in, administer and perform the Notes and this Agreement, (C) the entrance into, participation in, administration of and performance of the Notes and this Agreement satisfies the requirements of subsections (b) through (g) and (k) of Section I of PTE 84-14 and (D) to the best Knowledge of such Purchaser, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Notes and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, such Purchaser and the Issuers, provided that the Issuers’ consent may not be unreasonably withheld.

(b) In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Purchaser or (2) a Purchaser has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Purchaser further (x) represents and warrants, as of the date such Person became a Purchaser party hereto, to, and (y) covenants, from the date such Person became a Purchaser party hereto to the date such Person ceases being a Purchaser party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Issuers, that the Agent is not a fiduciary with respect to the assets of such Purchaser involved in such Purchaser’s entrance into, participation in, administration of and performance of the Notes and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Note Document or any documents related hereto or thereto).

(c) Each of the Agent and its respective Affiliates hereby informs the Purchasers that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Notes and this Agreement, (ii) may recognize a gain if it purchased the Notes for an amount less than the amount being paid for an interest on the Principal Amount of the Notes held by such Purchaser or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 11.19 Patriot Act Notification. The Agent and each Purchaser hereby notify the Issuers that, consistent with the Patriot Act, regulations promulgated thereunder and under other Law, the Agent’s and such Purchaser’s procedures and customer due diligence standards may require it to obtain, verify and record information that identifies the Issuers, including among other things name, address, information regarding Persons with authority or control over the Issuers, and other information regarding the Issuers, its operations and transactions with the Agent and Purchasers. Each Issuer agrees to provide such information and take such actions as are reasonably requested by the Agent or any Purchaser in order to assist them in maintaining compliance with its procedures, the Patriot Act and any other Laws.

Section 11.20 Injunction Relief; Waiver of Stay, Extension or Usury Laws.

(a) Injunctive Relief. Each Issuer recognizes that, in the event an Issuer fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or the other Note Documents, any remedy of law may prove to be inadequate relief to the Purchasers. Therefore, each Issuer agrees that the Agent and Purchasers, at the Agent or Requisite Purchasers’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) Waiver of Stay, Extension or Usury Laws. Notwithstanding any other provision of this Agreement or the other Note Documents, if at any time the rate of interest payable by any Person under the Note Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had Law not limited the interest rate so payable. In no event shall the total interest received by Purchasers under this Agreement and the other Note Documents exceed the amount which such Purchaser could lawfully have received, had the interest due been calculated from the Closing Date at the Maximum Lawful Rate. In determining whether the interest contracted for, charged, or received by the Agent or a Purchaser exceeds the Maximum Lawful Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations. Without limiting the foregoing, each Issuer will not at any time, to the extent that it may lawfully not do so, insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or other law that would prohibit or forgive an Issuer from paying all or any portion of the principal of or premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and, to the extent that it may lawfully do so, each Issuer hereby expressly waives all benefit or advantage of any such law and expressly agrees that it will not hinder, delay or impede the execution of any power herein granted to the Agent or any Purchaser, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 11.21 Third Parties. Except as expressly set forth in Section 11.15, nothing in this Agreement or any other Note Document, whether express or implied (other than, for the avoidance of doubt, the Servicing Agreement, and solely to the extent stated therein for the benefit of the Agent and Purchasers), is intended to (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any Party to this Agreement.

Section 11.22 Intent. The Agent and each Issuer hereby acknowledge and intend and, by accepting a Note, each Purchaser acknowledges and intends, that (i) the Notes are each a “security” as that term is used and defined in Section 101(49) of the U.S. Bankruptcy Code; (ii) this Agreement constitutes a “securities contract” as defined in Section 741(7)(A) of the U.S. Bankruptcy Code and a “master netting agreement” as defined in Section 101(38A)(A) of the U.S. Bankruptcy Code; (iii) each of the Note Documents, the Collateral Documents and any pledge or security interest granted therein or herein are related to this Agreement, and constitutes a security agreement or arrangement or other credit enhancement related to a “securities contract” as defined in Section 741(7)(A)(xi) of the U.S. Bankruptcy Code, a security agreement or arrangement or other credit enhancement related to a “master netting agreement” as defined in Section 101(38A)(A) of the U.S. Bankruptcy Code, and as such, each is also a “securities contract” and “master netting agreement”; (iv) payments and/or transfers under this Agreement, the Note Documents, the Collateral Documents and any pledge or security interest granted therein or herein each constitute transfers made by, to or for the benefit of a financial institution, financial participant or master netting agreement participant within the meaning of Section 546(e) or 546(j) of the U.S. Bankruptcy Code, and (v) each of the Purchasers, Secured Parties and/or the Agent qualify as a “financial institution,” “financial participant,” “master netting participant” or other entity listed in Section 555, 561, 362(b)(6) or 362(b)(27) of the U.S. Bankruptcy Code for the “safe harbor” benefits and protections afforded under the U.S. Bankruptcy Code with respect to a “securities contract” and a “master netting agreement,” including the rights under Sections 362(b)(6), 362(b)(27), 362(o), 546, 555 and 561 of the U.S. Bankruptcy Code.

Section 11.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under any Note Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Issuers in respect of any such sum due from it to the Agent or Purchaser under any Note Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or Purchaser, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or Purchaser, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or Purchaser from the Issuers in the Agreement Currency, each Issuer agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or Purchaser, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or Purchaser in such currency, the Agent or Purchaser, as the case may be, agrees to return the amount of any excess to the Issuers (or to any other Person who may be entitled thereto under Law).

Section 11.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each Party hereto acknowledges that any liability of any Affected Financial Institution arising under any Note Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or

(c) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

ARTICLE XII

AGENCY

Section 12.01 Appointment of the Agent. Each Purchaser hereby irrevocably designates and appoints the Agent as the administrative agent, the collateral agent and the security trustee, of such Purchaser under this Agreement and the other Note Documents, and each such Purchaser irrevocably authorizes the Agent, in such capacity, to execute and deliver each Note Document to which the Agent is a party, and to take such action on its behalf under the provisions of this Agreement and the other Note Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Note Documents, together with such other powers as are incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against the Agent.

The Agent represents and warrants on the date of this Agreement and on each date on which a payment is made under the Notes that it is a person who is not in Ireland and is not acting through a branch, agency or permanent establishment in Ireland for the purposes of section 64 of the Taxes Consolidation Act 1997. The Agent shall notify the Issuers and the Purchasers promptly if that representation ceases, or is reasonably expected to cease, to be correct.

Section 12.02 [Reserved].

Section 12.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Note Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied (or express) duties, regardless of whether a Default or Event of Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Note Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any Laws and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary or permissive action or exercise any discretionary or permissive rights or powers, except discretionary or permissive actions, rights and powers expressly contemplated hereby or by the other Note Documents that the Agent is required to exercise as directed in writing by the Requisite Purchasers; provided, that the Agent shall not be required to take any action (or where so instructed, refrain from exercising) that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Note Document or Law; and

(c) shall not, except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuers or any of their Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the direction of the Requisite Purchasers or (ii) in the absence of its own bad faith, gross negligence or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Agent shall be deemed not to have Knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Agent by the Issuers or a Purchaser.

The Agent shall be entitled to request and receive written instructions from the Requisite Purchasers, will not be liable for actions taken or omitted to be taken in accordance with their written direction, and may refrain from taking any action unless and until such written direction is received and shall incur no liability by so refraining.

The Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; it being understood that the Agent shall use reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Absent receipt of written notice to the contrary, the Agent may assume performance by all Persons of their respective obligations under the Note Documents. Except as expressly directed by the Requisite Purchasers in accordance with this Agreement, the Agent shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person.

The Agent shall have no liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless such action or error constitutes bad faith, gross negligence or willful misconduct, in each case as determined by the final, non-appealable judgment of a court of competent jurisdiction.

Nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Agent nor any of the Agent’s Affiliates shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent, or (vii) to inspect the properties, books or records of the Issuers or any Affiliate thereof. The Agent and Account Bank shall have no liability or responsibility for any delay or failure in payment caused by the failure of the Requisite Purchasers, the DST Issuer or the Servicer to provide any written instructions relating to a payment to be made hereunder, including without limitation any written instruction to be provided by any such party under Section 3.04 hereof.

Section 12.04 Agent Entitled to Act as Purchaser. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Agent in its individual capacity as a Purchaser, if applicable, hereunder. With respect to its participation in the Notes, the Agent shall have the same rights and powers hereunder as any other Purchaser and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Purchaser” shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Issuers or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Issuers for services in connection herewith and otherwise without having to account for the same to the Purchasers.

Section 12.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Note Document by or through any one or more sub agents appointed by the Agent, provided that where such power relates to payment of sums under the Notes, such person is a person who is not in Ireland and is not acting through a branch, agency or permanent establishment in Ireland for the purposes of section 64 of the Taxes Consolidation Act 1997. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XII shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 12.06 Purchasers’ Representations, Warranties and Acknowledgment.

(a) Each Purchaser, by its acceptance of a Note, represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Issuers in connection with the Notes Issuance hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Issuers. The Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Purchasers or to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before the purchasing of the Notes or at any time or times thereafter, and the Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Purchasers.

(b) Each Purchaser, by delivering its signature page to this Agreement and/or by accepting a Note, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by the Agent, Requisite Purchasers or Purchasers, as applicable on the Closing Date or as of the date of funding its Allocated Share.

Section 12.07 Right to Indemnity. Each Purchaser, by its acceptance of a Note, in proportion to its pro rata share, severally agrees to indemnify the Agent and its respective Related Parties (each, an “Indemnitee Related Party”), to the extent that such Indemnitee Related Party shall not have been reimbursed by any Note Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may (whether before or after the payment of the Notes) be imposed on, incurred by or asserted against such Indemnitee Related Party in exercising its powers, rights and remedies or performing its duties hereunder or in any way relating to or arising out the other Note Documents, the Transactions or otherwise in its capacity as such Indemnitee Related Party in any way relating to or arising out of this Agreement or the other Note Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE RELATED PARTY; provided, (x) no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Related Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order and (y) the unreimbursed liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Indemnitee Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. If any indemnity furnished to any Indemnitee Related Party for any purpose shall, in the opinion of such Indemnitee Related Party, be insufficient or become impaired, such Indemnitee Related Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, this sentence shall not be deemed to require any Purchaser to indemnify any Indemnitee Related Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in clause (x) of the immediately preceding sentence. The failure of any Purchaser to reimburse the Agent promptly upon demand for its pro rata share of any amount required to be paid by the Purchasers to the Agent as provided herein shall not relieve any other Purchaser of its obligation hereunder to reimburse the Agent for its ratable share of such amount, but no Purchaser shall be responsible for the failure of any other Purchaser to reimburse such other Purchaser’s ratable share of such amount. The agreements in this Section 12.07 shall survive the payment of the Obligations and all other amounts payable hereunder and the resignation or removal of the Agent.

Section 12.08 Successor Agent.

(a) The Agent may resign as the Agent upon thirty (30) days’ prior written notice thereof to the Purchasers and the Issuers. Upon any such notice of resignation, the Requisite Purchasers shall have the right, upon five (5) Business Days’ notice to the Issuers, to appoint a successor Agent (such Person, in its capacity as successor to the Agent, the “Successor Agent”); provided, that any Successor Agent must at the time of its appointment and at all times thereafter be a person who is not in Ireland (and not acting through a branch, agency or permanent establishment in Ireland) for the purposes of section 64 of the Taxes Consolidation Act 1997. Upon the acceptance of any appointment of a Successor Agent hereunder, such Successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall promptly (subject to the payment of any Obligations owing to the retiring Agent) (i) transfer to such Successor Agent all sums and items of Collateral held under the Note Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the Successor Agent under the Note Documents, and (ii) execute and deliver to such Successor Agent such amendments to financing statements, and take such other actions, as may be reasonably requested in connection with the assignment to such Successor Agent of the security interests created under the Note Documents, whereupon such retiring Agent shall be discharged from its duties and obligations hereunder. If the Requisite Purchasers have failed to appoint a Successor Agent prior to the expiration of thirty (30) calendar days following the notice given above, the retiring Agent shall be entitled, at the sole cost and expense of the Issuers (including reasonable and documented attorneys’ fees and expenses), to apply to a court of competent jurisdiction to appoint a Successor Agent or for other appropriate relief, and any such resulting appointment or relief shall be binding upon all of the Parties; provided, that the retiring Agent shall continue to hold any Collateral then in its possession or control on behalf of the Secured Parties, and its resignation shall not become effective, until a Successor Agent has been appointed and has accepted such appointment. After the retiring Agent’s resignation hereunder as the Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent hereunder. Each Issuer hereby agrees to pay any Agent Fees required to be paid to any Successor Agent in connection with the performance of its duties under the Note Documents.

(b) Notwithstanding anything herein to the contrary, the Agent may assign its rights and duties as the Agent hereunder and any other Note Document to an Affiliate of OMERS Life Sciences (provided, that any such Affiliate must at the time of such assignment and at all times thereafter be a person who is not in Ireland (and not acting through a branch, agency or permanent establishment in Ireland) for the purposes of section 64 of the Taxes Consolidation Act 1997) without the prior written consent of, or prior written notice to, the Issuers or the Purchasers; provided, that the Issuers and the Purchasers may deem and treat such assigning the Agent as Agent for all purposes hereof, unless and until such assigning the Agent provides written notice to the Issuers and the Purchasers of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as the Agent hereunder and under the other Note Documents.

(c) Any corporation or association into which the Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Agent is a party, will be and become the successor Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act; provided, that such corporation or association shall otherwise be qualified and eligible to serve as a Successor Agent under clause (a) above, and if it is not, it shall be deemed to have resigned as the Agent effective upon such conversion, merger, consolidation, sale or transfer and clause (a) above shall apply.

Section 12.09 Collateral Documents.

(a) The Agent under Collateral Documents. Each Secured Party (other than the Agent) hereby, and by its acceptance of the benefits of the Collateral Documents, (i) appoints and authorizes the Agent to act as the collateral agent of such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Note Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, (ii) authorizes and directs the Agent (whether or not by or through employees or agents) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Agent under the Collateral Documents, together with such powers and discretions as are reasonably incidental thereto and to take such action on its behalf as may from time to time be authorized under or in accordance with the Collateral Documents, (iii) agrees that the Agent shall have the authority to act as the exclusive agent of such Secured Party with respect to the enforcement of any provision of any Collateral Document, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Note Party’s or any Bad Acts Guarantor’s obligations with respect thereto except as expressly provided in the Note Documents, (iv) agrees that it shall not take any action to enforce any provision of any Collateral Document against any Note Party or Bad Acts Guarantor or to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in the Note Documents and (v) agrees to be bound by the Collateral Documents. In this connection, the Agent (and any subagents or delegates appointed by the Agent pursuant to Section 12.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Agent) shall be entitled to the benefits of this Article XII (including, without limitation, Section 12.03) as though the Agent (and any such subagents or delegates) were the “Agent” under the Note Documents, as if set forth in full herein with respect thereto.

(b) Right to Realize on Collateral. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuers, the Agent, each Purchaser and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents or Bad Acts Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents or Bad Acts Guaranty may be exercised solely by the Agent, and (b) in the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other Disposition, the Agent or any Purchaser may be, to the extent permitted by, and in accordance with, Law, the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and the Agent, as agent for and representative of the Secured Parties shall be entitled, to the extent permitted by, and in accordance with, Law, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Agent at such sale or other Disposition.

(c) No Duty With Respect to Collateral. The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by the Issuers in connection therewith, nor shall the Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral.

Section 12.10 The Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to a Note Party or Bad Acts Guarantor, (i) the Agent (irrespective of whether the principal of any Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Note Party or Bad Acts Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and the Agent and any subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Purchasers, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under the Note Documents.

Section 12.11 Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, resolution, opinion, report, direction, order, judgment, bond, debenture, note, document or other writing (including any electronic message, internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Closing Date, that by its terms must be fulfilled to the satisfaction of Purchasers, the Agent may presume that such condition is satisfactory to such Purchaser unless the Agent shall have received notice to the contrary from such Purchaser prior to the Closing Date. The Agent may consult with legal counsel (including counsel to the Issuers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agent may deem and treat the Purchaser specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Note Document unless it shall first receive such advice or concurrence of the Requisite Purchasers (or, if so specified by this Agreement, any other requisite group of Purchasers) as it deems appropriate or it shall first be indemnified to its satisfaction by the Purchasers against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Note Documents in accordance with a request of the Requisite Purchasers (or, if so specified by this Agreement, any other requisite group of Purchasers), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers and all future holders of the Notes.

Section 12.12 All Powers Coupled With Interest. All powers of attorney and other authorizations granted to the Purchasers, the Agent and any Persons designated by the Agent or any Purchaser pursuant to any provisions of this Agreement or any of the other Note Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not then due).

Section 12.13 Dissemination of Information. The Agent shall make the information received by it pursuant to Section 7.01 available via the Agent’s website (the “Agent Website”) to each Purchaser that provides the appropriate certification in the form furnished by the Agent (which form may be furnished and submitted electronically via the Agent Website). The Agent Website shall initially be located at “https://pivot.usbank.com.” and the Agent shall notify each Purchaser in writing of any change to such Agent Website.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

ISSUERS:

Clover Finance Trust,
a Delaware statutory trust

By:	Clover Finance LLC, in its capacity as trustee
By:	Theravance Biopharma US, LLC, its manager

By:	/s/ Scott Platshon
Name: Scott Platshon
Title: President

Clover Finance LLC,
a Delaware limited liability company

By:	Theravance Biopharma US, LLC, its manager

By:	/s/ Scott Platshon
Name: Scott Platshon
Title: President

[Signature Page to Note Purchase Agreement]

AGENT:

U.S. Bank Trust Company, National Association

By:	/s/ Piyusha Shirname
Name: Piyusha Shirname
Title: Assistant Vice President

[Signature Page to Note Purchase Agreement]

PURCHASER:

OCM IP HEALTHCARE PORTFOLIO LP,

By: OCM IP HEALTHCARE PORTFOLIO G.P. INC., its general partner

By:	/s/ Rob Missere
Name: Rob Missere
Title: President

By:	/s/ Brendan Rowaan
Name: Brendan Rowaan
Title: Vice President

[Signature Page to Note Purchase Agreement]